                                                Filed Pursuant to Rule 424(B)(3)
                                                File No: 333-88723


                        FIDELITY FINANCIAL OF OHIO, INC.
                               5535 GLENWAY AVENUE
                             CINCINNATI, OHIO 45238
                                 (513) 922-5959
                                November 2, 1999



Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Fidelity Financial of Ohio, Inc. to approve the acquisition of Fidelity Financial by Provident Financial Group, Inc.

         If the acquisition is completed and the relevant Provident Financial share price is between $40.00 and $44.50, you will receive $21.00 worth of Provident Financial common stock for each Fidelity Financial share you own. If the relevant Provident Financial share price is outside of this range, you will receive a specified amount of Provident Financial common stock as discussed more fully in this document. On November 1, 1999, the relevant Provident Financial share price was $39.71, and you would have received .525 shares of Provident Financial common stock for each share of Fidelity Financial common stock you own. The relevant Provident Financial share price will, however, fluctuate between now and the completion of the acquisition.

         Fidelity Financial's Board of Directors unanimously recommends that you vote FOR the acquisition.

         This proxy statement/prospectus provides you with detailed information about the proposed acquisition. We encourage you to read this entire document carefully. You can also get information about Provident Financial and Fidelity Financial from publicly available documents they have filed with the SEC.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to attend this meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as soon as possible in the envelope provided.

                                         Very truly yours,



                                         Robert R. Sudbrook
                                         President and  Chief Executive Officer



This proxy statement/prospectus and proxy card are dated November 2, 1999 and were mailed to shareholders of Fidelity Financial beginning about November 5, 1999.

                        --------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE PROVIDENT FINANCIAL COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        FIDELITY FINANCIAL OF OHIO, INC.
                               5535 GLENWAY AVENUE
                             CINCINNATI, OHIO 45238
                                 (513) 922-5959
                                -----------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 15, 1999


         NOTICE IS HEREBY GIVEN that a special meeting of Shareholders of Fidelity Financial of Ohio, Inc. will be held at 2:00 p.m., Eastern Time, on December 15, 1999 at The Preston Hotel, 2235 Sharon Road, Sharonville, Ohio 45241 for the following purposes:

         1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of August 16, 1999, by and among Provident Financial Group, Inc., The Provident Bank, a wholly-owned subsidiary of Provident Financial, Fidelity Financial, Fidelity Acquisition Corporation (FAC being a wholly-owned subsidiary of Fidelity Financial) and Centennial Bank (Centennial Bank being a wholly-owned subsidiary of FAC). The merger agreement provides for, among other things, the acquisition of Fidelity Financial by Provident Financial through the merger of Fidelity Financial with and into Provident Financial and the merger of Centennial Bank with and into The Provident Bank.

         2. To transact such other business, if any, as may properly come before the special meeting.

         Fidelity Financial's board of directors has fixed the close of business on November 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of common shares of Fidelity Financial of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.

         If the acquisition of Fidelity Financial by Provident Financial is approved and consummated, you will have the right to dissent from the transaction and to obtain payment of the fair cash value of your shares by complying with Section 1701.85 of the Ohio General Corporation Law. A copy of
Section 1701.85 of the Ohio General Corporation Law is attached as Annex A to the accompanying document.

         Your board of directors has determined the acquisition to be in the best interests of Fidelity Financial and its shareholders and has unanimously approved the merger agreement and UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                     By Order of the Board of Directors



                                     Robert R. Sudbrook
                                     President and Chief Executive Officer

Cincinnati, Ohio


         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

                               TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE ACQUISITION................................-6-

SUMMARY....................................................................-8-
The Companies..............................................................-8-
Recent Developments........................................................-8-
Recommendation to Shareholders.............................................-8-
The Acquisition............................................................-8-
Conditions to Completing the Acquisition...................................-8-
Stock Option Agreement.....................................................-8-
Federal Income Tax Considerations..........................................-9-
Comparative Stock Prices...................................................-9-
Accounting Treatment.......................................................-9-
Dissenters' Rights.........................................................-9-
Interests of Directors and Executive Officers of Fidelity Financial........-9-
Opinion of Financial Advisor...............................................-9-

PROVIDENT FINANCIAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA.......-10-

FIDELITY FINANCIAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA........-12-

COMPARATIVE PER SHARE DATA................................................-14-

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION..........................-16-

RISK FACTORS..............................................................-17-

FORWARD LOOKING STATEMENTS................................................-19-

THE SPECIAL MEETING.......................................................-21-
Introduction..............................................................-21-
Matters to be Considered; Board of Directors Recommendation...............-21-
Record Date and Voting....................................................-21-
Vote Required.............................................................-22-
Revocability of Proxies...................................................-22-
Solicitation of Proxies...................................................-22-
Adjournment of the Special Meeting........................................-23-
Dissenters' Rights........................................................-23-

THE ACQUISITION...........................................................-23-
Form of the Acquisition...................................................-23-
Background and Reasons for the Acquisition................................-23-

Opinion of Fidelity Financial's Financial Advisor.........................-25-
Interests of Officers and Directors of Fidelity Financial.................-34-
Federal Income Tax Consequences...........................................-34-
Federal Securities Law Consequences.......................................-36-
Effects of the Acquisition................................................-36-
Conduct of Business if Acquisition Not Consummated........................-36-
Regulatory Filings and Approvals..........................................-36-

THE MERGER AGREEMENT......................................................-38-
Terms of the Acquisition..................................................-38-
Exchange of Certificates..................................................-39-
Dissenter's Rights........................................................-40-
Representations and Warranties............................................-40-
Conduct of Business Pending the Merger ...................................-41-
Additional Agreements.....................................................-43-
Conditions to the Merger..................................................-44-

RIGHTS OF DISSENTING SHAREHOLDERS.........................................-47-

STOCK OPTION AGREEMENT BETWEEN PROVIDENT FINANCIAL AND
FIDELITY FINANCIAL........................................................-50-
Exercise of Stock Option..................................................-50-
Termination of Stock Option...............................................-50-
Adjustment of Number of Shares Subject to Option..........................-50-
Repurchase of Option Shares...............................................-50-
Registration Rights.......................................................-51-
Effect of Stock Option Agreement..........................................-51-

PROVIDENT FINANCIAL GROUP, INC............................................-51-
General...................................................................-51-
Recent Development........................................................-52-

FIDELITY FINANCIAL OF OHIO, INC...........................................-52-

DESCRIPTION OF PROVIDENT FINANCIAL CAPITAL STOCK..........................-52-

COMPARISON OF SHAREHOLDER RIGHTS..........................................-53-
General...................................................................-53-
Classified Board of Directors.............................................-53-
Number of Directors.......................................................-54-
Removal of Directors......................................................-54-
Vacancies.................................................................-54-
Special Meetings..........................................................-54-
Cumulative Voting.........................................................-54-

Advance Notice Provisions for Shareholder Nominations and Shareholder
  Proposals ..............................................................-55-
Amendments to Charter Documents...........................................-55-
Mergers, Acquisitions and Other Transactions..............................-55-
Transactions with Interested Shareholders.................................-56-
Appraisal Rights..........................................................-57-
Liability of Directors and Executive Officers.............................-57-

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT....................-59-

LEGAL MATTERS.............................................................-61-

EXPERTS...................................................................-61-

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.............................-61-

WHERE YOU CAN FIND MORE INFORMATION.......................................-61-
Fidelity Financial SEC Filings:...........................................-62-
Provident Financial SEC Filings:..........................................-62-


ANNEX A   Sections 1701.84 and 1701.85 of the Ohio General Corporation Law
ANNEX B   Agreement and Plan of Merger dated as of August 16, 1999
ANNEX C   Stock Option Agreement dated as of August 17, 1999
ANNEX D   Opinion of Sandler O'Neill & Partners, L.P.

         If you would like to request documents from Fidelity Financial or Provident Financial, please do so by December 8, 1999 to receive them before the special meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.


                         Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                               Attn: Mark E. Magee
                                 (513) 579-2861


                        Fidelity Financial of Ohio, Inc.
                               5535 Glenway Avenue
                             Cincinnati, Ohio 45238
                           Attn: Paul D. Staubach, CFO
                                 (513) 922-5959

                  QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q.       WHY DO FIDELITY FINANCIAL AND PROVIDENT FINANCIAL WANT TO MERGE?

A. Fidelity Financial believes that shareholder value will be maximized and that its customers will benefit through an affiliation with Provident Financial. Provident Financial wants to better serve its customers in Fidelity Financial's service areas and to expand Provident Financial's presence in those markets.

Q.       HOW WILL I BENEFIT?

A. The Fidelity Financial board of directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record. The Fidelity Financial board also believes that you will benefit from the opportunity for potential future appreciation of Provident Financial shares.

Q.       WHAT WILL I RECEIVE FOR MY FIDELITY FINANCIAL SHARES?

A. We will determine the amount of Provident Financial common stock you will receive in exchange for each Fidelity Financial share you own based on Provident Financial's ten-day average closing price ending on the date on which we receive the last regulatory approval required to consummate the acquisition. You will receive $21.00 worth of Provident Financial common stock for each Fidelity Financial share if the average Provident Financial share price is between $40.00 and $44.50. If the average Provident Financial share price is below $40.00, you will receive 0.525 shares of Provident Financial common stock for each Fidelity Financial share. If this price is above $44.50, you will receive 0.4719 shares of Provident Financial common stock for each Fidelity Financial share you own. As of November 1, 1999, the average Provident Financial share price for the last ten trading days was $39.71 which would result in each Fidelity Financial share receiving .525 shares of Provident Financial with an equivalent value of $20.85. We urge you to obtain current price quotations for Provident Financial common stock before casting your vote regarding the merger agreement. You may obtain current stock quotations for Provident Financial common stock from newspapers, the internet or your broker.

Q:       WHEN DO YOU EXPECT THE ACQUISITION TO BE COMPLETED?

A: We plan to complete the transaction as soon as possible after the special meeting, assuming we obtain the required shareholder approval. The transaction is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions. We expect to complete the transaction in February, 2000.

Q.       WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A. Fidelity Financial will hold the special meeting at 2:00 p.m. Eastern Time on December 15, 1999 at The Preston Hotel, 2235 Sharon Road, Sharonville, Ohio 45241.

Q.       WHAT IS THE VOTE REQUIRED AT THE SPECIAL MEETING?

A. Fidelity Financial's shareholders must adopt the merger agreement by a vote of a majority of the outstanding shares.

Q:       WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Fidelity Financial shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can send Fidelity Financial a written statement that you would like to revoke your proxy. Second, you can send Fidelity Financial a new signed and later-dated proxy card. Third, you can attend the special meeting and vote in person. However, your attendance at the special meeting alone will not revoke your proxy.

Q.       HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the acquisition.

Q.       WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A.       Not voting will have the same effect as voting against the acquisition.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the acquisition is completed, you will receive written instructions for exchanging your stock certificates.

Q.       WHO CAN ANSWER MY QUESTIONS ABOUT THE ACQUISITION?

A.       If you have more questions about the acquisition, please call Gregory
         P. Niesen or Paul D. Staubach of Fidelity Financial at (513) 922-5959.

         In addition, the firm of Georgeson Shareholder Communications Inc. will be assisting Fidelity Financial in soliciting proxies for the special meeting. Any questions you have regarding the acquisition can also be directed to Georgeson Shareholder Communications Inc. at (800)498-2628.

                                     SUMMARY

                     THE COMPANIES

FIDELITY FINANCIAL OF OHIO, INC.
5535 Glenway Avenue
Cincinnati, Ohio 45238
(513) 922-5959

Fidelity Financial is a holding company for Centennial Bank. Centennial Bank is an Ohio-chartered savings bank which conducts business through fifteen full-service offices located in the Greater Cincinnati, Ohio area.

PROVIDENT FINANCIAL GROUP, INC.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2000

Provident Financial is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida.

                               RECENT DEVELOPMENTS

On August 3, 1999, Provident Financial announced its agreement to acquire OHSL Financial Corp. for approximately $57 million. OHSL Financial Corp., with $284 million in assets, operates six full-service banking offices in Cincinnati, Ohio through its subsidiary, Oak Hills Savings and Loan Company, F.A.

                         RECOMMENDATION TO SHAREHOLDERS

The Fidelity Financial board of directors unanimously recommends that Fidelity Financial shareholders adopt the merger agreement at the special meeting so that the acquisition may be completed.

                                 THE ACQUISITION

In the acquisition, Fidelity Financial will merge into Provident Financial, and Centennial Bank will merge into The Provident Bank. The shareholders of Fidelity Financial will become shareholders of Provident Financial. For a description of what Fidelity Financial shareholders will receive in the acquisition, see "The Merger Agreement - Terms of the Acquisition" on page 38 of this document. The Merger Agreement is attached as Annex B to this document.

                    CONDITIONS TO COMPLETING THE ACQUISITION


To complete the acquisition we must satisfy a number of conditions including:

-        Approval of the acquisition by Fidelity Financial shareholders;

- The absence of any legal restraints that prevent the completion of the acquisition;

- Approval of the acquisition by federal and state regulatory authorities;

- Receipt of legal opinions about the federal income tax treatment of our companies and shareholders;

- The unaudited financial statements of Fidelity Financial at closing must reflect shareholders' equity of at least $97,605,000 after disregarding specified costs of the acquisition and other items; and

- The pre-closing financial statements as at the end of the month prior to the acquisition must report that the deposit accounts of Centennial Bank meet a specified amount.

Provident Financial or Fidelity Financial could decide to complete the acquisition even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the acquisition will be satisfied or waived, or that the acquisition will be completed.

                             STOCK OPTION AGREEMENT

As an inducement and condition to Provident Financial's entering into the merger agreement,

Fidelity Financial granted Provident Financial an option to purchase up to 1,819,216 Fidelity Financial common shares at a price of $15.75 per share. The option is exercisable only upon events that would cause termination of the merger agreement or the board of directors of Fidelity Financial or Centennial Bank recommending, approving or entering into a merger or material transfer or sale of assets with a party other than Provident Financial. A copy of the Option Agreement is attached as Annex C to this document.

                        FEDERAL INCOME TAX CONSIDERATIONS

The acquisition will be tax-free to Fidelity Financial shareholders for federal income tax purposes, except for taxes on cash received for a fractional share. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own advisor to understand fully how the acquisition will affect you.

                            COMPARATIVE STOCK PRICES

Provident Financial common stock is traded on the Nasdaq National Market under the symbol "PFGI". Fidelity Financial common stock is traded on Nasdaq under the symbol "FFOH". On August 13, 1999, the last trading day ending prior to the public announcement of the proposed acquisition, the last reported Nasdaq sales price for Fidelity Financial common stock was $12.3125 and for Provident Financial common stock was $42.625. On November 1, 1999, the day before we printed this document, the last reported sales price for Fidelity Financial common shares was $19.6875 and for Provident Financial common shares was $42.1563.

                 ACCOUNTING TREATMENT

The acquisition will be accounted for as a pooling of interests. Under this method, the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

                  DISSENTERS' RIGHTS

Under Ohio law, you may dissent from the acquisition and have the fair cash value of your shares paid to you. To exercise this right, you must follow a number of procedures. These procedures include filing a demand for payment of the fair cash value of your shares and not voting in favor of the acquisition. For more information on how to exercise these rights, see "Rights of Dissenting Shareholders" on page 47 and Annex A.

                  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
                              OF FIDELITY FINANCIAL

When considering the recommendation of the Fidelity Financial Board, you should be aware that some directors and officers of Fidelity Financial have interests in the acquisition that are different from, or in addition to, your interests as shareholders. These interests exist because of agreements that a number of Fidelity Financial officers have with Fidelity Financial, including employment agreements. Some of these agreements will provide the officers with severance benefits if their employment is terminated after the acquisition. These interests also arise from provisions in the merger agreement relating to appointments to an advisory board to Provident Financial's board of directors, director and officer indemnification and insurance after the acquisition and services agreements with Provident Financial after the acquisition. The Fidelity Financial board was aware of these interests and considered them, among other matters, in approving the merger agreement.

                          OPINION OF FINANCIAL ADVISOR

In deciding to approve the acquisition, Fidelity Financial's board of directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that the exchange ratio was fair, from a financial point of view, as of August 16, 1999. The updated opinion of Sandler O'Neill & Partners, L.P. dated November 2, 1999, is attached as Annex D to this document. We encourage you to read this opinion.

                               PROVIDENT FINANCIAL
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following is a summary of selected financial data for Provident Financial and its subsidiaries for the six month periods ended June 30, 1999 and June 30, 1998 and the five years ended December 31, 1998. This summary should be read in conjunction with the financial statements and their notes which are incorporated by reference to this document.


                                  SIX MONTHS ENDED JUNE 30,                       YEARS ENDED DECEMBER 31,
                                  -------------------------   ------------------------------------------------------------------
                                    1999           1998           1998         1997         1996          1995         1994
                                  -------------------------   ------------------------------------------------------------------
                                        (UNAUDITED)

Earnings:                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Total Interest Income               $320,368      $ 302,485      $633,760    $ 571,812    $ 520,325      $ 462,396    $345,829
 Total Interest Expense             (168,943)      (166,982)     (347,067)    (309,212)    (280,257)      (259,747)   (163,871)
                                    ---------      ---------     ---------    ---------    ---------      ---------   ---------
  Net Interest Income                 151,425        135,503       286,693      262,600      240,068        202,649     181,958
 Provision for Loan
   and Lease Losses                  (20,950)       (10,000)      (31,200)     (44,750)     (47,000)       (14,000)    (12,000)
 Non-Interest Income                  123,484        106,536       222,987      172,658      101,437         61,837      38,468
 Non-Interest Expense               (146,959)      (135,535)     (302,406)    (225,978)    (175,162)      (143,320)   (120,889)
                                    ---------      ---------     ---------    ---------    ---------      ---------   ---------
  Income Before Income
    Taxes                             107,000         96,504       176,074      164,530      119,343        107,166      87,537
 Applicable Income Taxes             (37,719)       (33,454)      (61,122)     (57,093)     (41,198)       (35,306)    (29,871)
                                     --------       --------     ---------    ---------    ---------       --------  ----------
  Net Income (1)                     $ 69,281       $ 63,050     $ 114,952     $107,437     $ 78,145       $ 71,860    $ 57,666
                                     ========       ========     =========      =======     ========       ========    ========
Per Common Share Data:
 Basic Earnings (1)                   $  1.62       $   1.46       $  2.66      $  2.59      $  1.96        $  1.98      $ 1.56
 Diluted Earnings (1)                    1.56           1.40          2.56         2.45         1.87           1.75        1.40
 Dividends Paid                          0.44           0.40          0.80         0.72         0.54           0.47        0.42
 Book Value                             16.66          15.91         16.29        14.69        12.54          10.78        9.16

Balances at Period End:
 Total Investment Securities       $1,628,309     $1,550,187    $1,514,153   $1,381,707   $1,028,207      $ 959,904   $ 685,920
 Total Loans and Leases             5,841,836      5,588,006     5,623,505    5,051,842    5,311,448      4,896,076   4,204,538
 Total Managed Loans
   and Leases                      10,303,408      7,334,855     8,843,543    6,584,528    5,568,709      4,896,076   4,204,538
 Reserve for Loan and
   Lease Losses                        80,122         75,472        75,907       71,980                      60,235      51,979
                                                                                              66,693
 Total Assets                       8,492,353      7,841,942     8,134,987    7,106,859    6,824,388      6,205,351   5,411,491
 Non-Interest Bearing
   Deposits                           862,771        573,458       669,840      605,166      554,262        523,631     452,458
 Interest Bearing Deposits          4,888,578      4,208,391     4,657,481    4,091,132    4,042,218      3,654,920   3,616,191
 Total Deposits                     5,751,349      4,781,849     5,327,321    4,696,298    4,596,480      4,178,551   4,068,649
 Long-Term Liabilities              1,014,916        766,949     1,033,173      786,974      949,913        820,083     383,433
 Total Shareholders'
    Equity                            717,044        692,153       703,854      626,341      513,750        432,537     359,351

Other Statistical
 Information (2):
 Return on Average Assets (1)           1.58%          1.67%         1.45%        1.56%        1.23%          1.29%       1.24%
 Return on Average Equity (1)           19.12          19.14         16.61        19.13        17.03          18.37       16.64
 Dividend Payout Ratio                  27.31          27.91         30.72        28.15        28.12          26.17       30.62
 Net Interest Margin                     3.86           3.93          3.93         4.03         3.96           3.82        4.10
 Net Interest Spread                     3.34           3.33          3.36         3.34         3.33           3.17        3.57
(footnotes on next page)

                                  SIX MONTHS ENDED JUNE 30,                       YEARS ENDED DECEMBER 31,
                                  -------------------------   ------------------------------------------------------------------
                                    1999           1998           1998         1997         1996          1995         1994
                                  -------------------------   ------------------------------------------------------------------
                                        (UNAUDITED)
 Capital Ratios at Period End:                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Total Equity to Total Assets           8.44%          8.83%         8.65%        8.81%        7.53%          6.97%       6.64%
 Tier 1 Leverage Ratio                  10.32           9.85          9.00         9.94         8.97           7.13        7.21
 Tier 1 Capital to Risk-
   Weighted Assets                       9.75          10.19          8.55         9.67         9.19           7.52        7.86
 Tier 2 Capital to Risk-
   Weighted Assets                       2.12           3.13          2.60         3.44         3.81           4.25        4.99
 Total Risk-Based Capital
   to Risk-Weighted Assets              11.87          13.32         11.15        13.11        13.00          11.77       12.85

 Loan Quality Ratios at
   Period End:
 Reserve for Loan and Lease
   Losses to Total Loans
   and Leases                            1.37           1.35          1.35         1.42         1.26           1.23        1.24
 Reserve for Loan and Lease
   Losses to Nonperforming
   Loans                               140.82         112.44        178.30       153.82       304.51         142.57      714.29
 Nonperforming Loans to
Total Loans and Leases                   0.97           1.20          0.76         0.93         0.41           0.86        0.17
 Nonperforming Assets to
   Total Loans, Leases and
   Other Real Estate Owned               1.02           1.26          0.81         1.17         0.54           0.98        0.25
 Net Charge-Offs to Average
   Net Loans and Leases (2)              0.55           0.25          0.48         0.78         0.85           0.13        0.02

(1)   Selected Financial Data on Operating Income follows: [excludes Special Charges and Exit Costs (12/31/98) and One-Time
      Deposit Insurance Charge (12/31/96)]

      Net Income                     $ 69,281      $  63,050     $ 129,255    $ 107,437     $ 83,450       $ 71,860    $ 57,666
      Basic Earnings                     1.62           1.46          2.99         2.59         2.09           1.98        1.56
      Diluted Earnings                   1.56           1.40          2.88         2.45         1.99           1.75        1.40
      Return on Average
        Assets                          1.58%          1.67%         1.63%        1.56%        1.31%          1.29%       1.24%
      Return on Average
         Equity                        19.12%         19.14%        18.67%       19.13%       18.18%         18.37%      16.64%

(2)   June 30, 1999 and 1998 ratios have been annualized where applicable.

       FIDELITY FINANCIAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following is a summary of selected financial data for Fidelity Financial and its subsidiaries for the six month periods ended June 30, 1999 and June 30, 1998 and the five years ended December 31, 1998. This summary should be read in conjunction with the financial statements and their notes which are incorporated by reference to this document. The following financial information for the five years ended December 31, 1998, and for the six months ended June 30, 1998, have been restated to give effect to the merger of equals between Fidelity Financial and Glenway Financial Corporation as if the merger had been completed as of January 1, 1994.

                                       AT ENDED JUNE 30,                               AT DECEMBER 31,
                                  -------------------------   ------------------------------------------------------------------
                                    1999           1998           1998         1997         1996          1995         1994
                                  -------------------------   ------------------------------------------------------------------
                                        (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED FINANCIAL\
   CONDITION DATA:
Total Assets                            $808,551      $835,258        $814,664      $839,721     $778,639     $509,746   $476,177
Federal funds sold and
  interest-bearing deposits                8,517        20,659          23,315        27,730       21,351        4,037      2,771
Investment securities
  available for sale-at
  market                                  15,686         4,871             838         6,020       16,120       11,138      8,268
Investment securities-at cost                  -         8,069           7,079         8,558        6,556        6,556      8,489
Mortgage-backed securities
  available for sale-at market            52,152        34,295          29,432        34,623       42,231       45,987     11,208
Mortgage-backed securities-at
  cost                                    23,157        40,866          38,234        25,819       25,769       14,301     49,887
Loans receivable, net (1)                669,756       686,055         676,043       693,711      625,224      398,955    372,044
Goodwill and other intangible
  assets                                   6,738         7,511           7,124         7,925        8,794          686        908
Deposits                                 607,668       639,043         629,158       660,774      636,912      397,023    374,539
FHLB advances                             97,972        94,280          78,752        76,119       39,316       44,680     39,917
Stockholders' equity-net                  97,262        95,236          98,300        92,580       93,549       56,321     53,316

(footnotes on next page)

                                      SIX MONTHS ENDED JUNE 30,                       YEARS ENDED DECEMBER 31,
                                      -----------------------   ------------------------------------------------------------------
                                        1999           1998           1998         1997         1996          1995         1994
                                      -----------------------   ------------------------------------------------------------------
                                        (UNAUDITED)
SELECTED OPERATING DATA:                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total interest income                    $28,600       $30,451         $60,195       $59,834      $43,193      $36,311    $31,583
Total interest expense                  (15,912)      (18,167)        (35,798)      (35,298)     (24,643)     (21,717)   (17,038)
                                        ---------------------- ------------------------------------------------------------------
  Net interest income                     12,688        12,284          24,397        24,536       18,550       14,594     14,545
Provision for losses on loans              (175)         (247)           (397)         (369)        (298)        (137)      (148)
                                        ---------------------- ------------------------------------------------------------------
  Net interest income after
    provision for losses on
    loans                                 12,513        12,037          24,000        24,167       18,252       14,457     14,397
Other income                                 919         1,248           2,467         2,241          955        1,065      1,303
General, administrative and
 other expenses(2)                      (11,533)       (7,422)        (14,913)      (15,174)     (15,315)     (10,406)   (10,093)
                                        ---------------------- ------------------------------------------------------------------
Earnings before income taxes               1,899         5,863          11,554        11,234        3,892        5,116      5,607
Federal income taxes                     (1,081)       (2,086)         (4,079)       (3,956)      (1,415)      (1,811)    (1,970)
                                        ---------------------- ------------------------------------------------------------------
Net earnings                                $818        $3,777          $7,475        $7,278       $2,477       $3,305     $3,637
                                        ====================== ==================================================================

Earnings per share
  Basic                                    $0.09         $0.43           $0.84         $0.83        $0.32        $0.44      $0.48
                                        ====================== ==================================================================
  Diluted                                  $0.09         $0.42           $0.83         $0.81        $0.32        $0.44      $0.48
                                        ====================== ==================================================================

(footnotes on next page)

                                              AT OR FOR THE                                   AT OR FOR THE
                                        SIX MONTHS ENDED JUNE 30,                        YEARS ENDED DECEMBER 31,
                                        -------------------------       ---------------------------------------------------------
                                           1999           1998          1998          1997          1996         1995        1994
                                        -------------------------       ---------------------------------------------------------
                                              (UNAUDITED)
       SELECTED OPERATING RATIOS
             AND OTHER DATA (3):
Return on average equity(4)(5)             1.67%         8.03%           7.83%         7.67%        3.20%        6.03%      6.89%
Return on average assets (4)(5)             0.24                                        0.90         0.42         0.68
                                                          0.90            0.90                                               0.80
Tangible equity to tangible
 assets                                    11.29                                       10.18        11.01        10.93      11.03
                                                         10.60           11.29
Interest rate spread(6)                     2.80                                        2.71         2.75         2.61
                                                          2.62            2.60                                               2.95
Net interest margin(6)                      3.26                                        3.16         3.31         3.10
                                                          3.05            3.05                                               3.35
Non-performing loans to
  total loans at end of
  period(7)                                 0.38                                        0.17         0.31         0.28
                                                          0.31            0.35                                               0.73
Non-performing assets to
  total assets at end of
  period(7)                                 0.34                          0.29          0.15         0.31         0.31
                                                          0.28                                                               0.67
Allowance for loan losses
  to non-performing loans at
  end of period                           122.43                        125.64        220.13       111.72       152.81      52.34
                                                        129.29
Average interest earning
  assets to average interest-
  bearing liabilities                     111.20        109.70          110.07        109.99       112.84       110.53     110.40
General, administrative and
  other expenses to average
  total assets (4)(5)                       2.86          1.77            1.79          1.87         2.62         2.13       2.23

(1)   Includes loans classified as held for sale.

(2) Includes approximately $4.2 million of non-recurring charges incurred during the six months ended June 30, 1999, as a result of Fidelity Financial's merger of equals with Glenway Financial Corporation.

(3) With the exception of end of period ratios, ratios are based on average monthly balances during the period and are annualized where appropriate.

(4) Before consideration of non-recurring charges incurred during the six months ended June 30, 1999, as a result of Fidelity Financial's merger of equals with Glenway Financial Corporation, the ratios set forth below would have been as follows:

         Return on average equity                           8.10%
         Return on average assets                           0.98%
         General, administrative and other expenses
          to average total assets                           1.82%

(5) Before consideration of non-recurring charges incurred in 1996, including the SAIF recapitalization assessment and expenses related to Fidelity Financial's acquisition of Circle Financial Corporation, the ratios set forth below would have been as follows:

         Return on average equity                           5.52%
         Return on average assets                           0.92%
         General, administrative and other expenses
          to average total assets                           1.91%

(6) Interest rate spread represents the difference between the weighted average yield on interest-earing assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                           COMPARATIVE PER SHARE DATA

      Set forth below are net income, cash dividends and book value per common share data shown separately for both companies on a historical basis, for Provident Financial on a pro forma basis, for both companies on a pro forma combined basis and on a pro forma combined basis per Fidelity Financial equivalent share. The relative exchange ratios for the business combination are as follows:

       - 0.525 Provident Financial shares for one Fidelity Financial share - assumes the average Provident Financial share price is less than $40.00
       - 0.497 Provident Financial shares for one Fidelity Financial share - assumes the average Provident Financial share price is $42.25
       - 0.4719 Provident Financial shares for one Fidelity Financial share - assumes the average Provident Financial share price is greater than $44.50

      The Fidelity Financial equivalent share pro forma information shows the effect of the acquisition from the perspective of an owner of Fidelity Financial common shares. The information was computed by multiplying the pro forma combined information by the above respective exchange ratios.

      You should read the respective audited and unaudited consolidated financial statements and related notes of Provident Financial and Fidelity Financial incorporated by reference into this document.

                                                            SIX MONTHS ENDED
                                                                 JUNE 30,                        YEARS ENDED DECEMBER 31,
                                                          --------------------       -------------------------------------------
                                                           1999          1998              1998           1997          1996
                                                          --------------------       -------------------------------------------
BASIC EARNINGS PER SHARE:
Provident Financial historical.................           $1.62          $1.46              $2.66         2.59          $1.96
Pro forma (using Provident Financial
historical) assuming the average Provident
Financial share price of:
      Less than $40.00.........................            1.47           1.40               2.56         2.49           1.84
      $42.25...................................            1.48           1.41               2.57         2.50           1.85
      Greater than $44.50......................            1.49           1.41               2.58         2.52           1.85


Fidelity Financial historical..................             .09            .43                .84          .83            .32
Pro forma (using Provident Financial
historical) per Fidelity Financial equivalent
 common share and assuming the average
Provident Financial share price of:
      Less than $40.00.........................             .77            .73               1.34         1.31            .96
      $42.25...................................             .74            .70               1.28         1.24            .92
      Greater than $44.50......................             .70            .67               1.22         1.19            .87

DILUTED EARNINGS PER SHARE:
Provident Financial historical.................            1.56           1.40               2.56         2.45           1.87
Pro forma (using Provident Financial
historical) assuming the average Provident
Financial share price of:
      Less than $40.00.........................            1.43          $1.34              $2.47        $2.37          $1.76
      $42.25...................................            1.43          $1.35              $2.48        $2.38          $1.76
      Greater than $44.50......................            1.44          $1.36              $2.49        $2.39          $1.77

                                                            SIX MONTHS ENDED                        YEARS ENDED
                                                                 JUNE 30,                           DECEMBER 31,
                                                          --------------------       -------------------------------------------
                                                           1999          1998              1998           1997          1996
                                                          --------------------       -------------------------------------------
Fidelity Financial historical..................            $.09           $.42               $.83         $.81           $.32
Pro forma (using Provident Financial
historical) per Fidelity Financial equivalent
common share and assuming the average Provident
Financial share price of:
      Less than $40.00.........................             .75            .71               1.29         1.24            .92
      $42.50...................................             .71            .67               1.23         1.18            .88
      Greater than $44.50......................             .68            .64               1.18         1.13            .84

DIVIDENDS PER SHARE:
Provident Financial historical.................             .44            .40                .80          .72            .54
Pro forma assuming the average Provident
Financial share price of:
      Less than $40.00.........................             .43            .39                .78          .81            .53
      $42.50...................................             .43            .39                .79          .82            .53
      Greater than $44.50......................             .44            .40                .79          .82            .54

Fidelity Financial historical..................             .21            .16                .31          .88            .23
Pro forma (using Provident Financial
historical) per Fidelity Financial equivalent
common share and assuming the average Provident
Financial share price of:
      Less than $40.00.........................             .23            .21                .41          .43            .28
      $42.50...................................             .22            .20                .39          .41            .27
      Greater than $44.50......................             .21            .19                .37          .39            .25

BOOK VALUE PER SHARE:
Provident Financial historical.................           16.66          15.91              16.29        14.69          12.54
Pro forma assuming the average Provident
Financial share price of:
      Less than $40.00.........................           17.02          16.32              16.72        15.18          13.28
      $42.50...................................           17.12          16.41              16.81        15.26          13.35
      Greater than $44.50......................           17.20          16.49              16.89        15.33          13.42

Fidelity Financial historical..................           10.66          10.55              10.83        10.27          10.32
Pro forma (using Provident Financial
historical) per Fidelity Financial equivalent
common share and assuming the average Provident
Financial share price of:
      Less than $40.00.........................            8.94           8.57               8.78         7.97           6.97
      $42.50...................................            8.51           8.15               8.35         7.58           6.64
      Greater than $44.50......................            8.12           7.78               7.97         7.23           6.33

      The data presented above does not give effect to the acquisition of OHSL Financial Corp. by Provident Financial which is expected to close in the fourth quarter of 1999 and is not expected to affect materially the data presented above.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

      Fidelity Financial common stock is traded on Nasdaq under the symbol "FFOH. "Provident Financial common stock is traded on Nasdaq under the symbol "PFGI."

      The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Fidelity Financial common stock and Provident Financial common stock as quoted on Nasdaq, and the dividends per share declared during such quarter.

                                           FIDELITY FINANCIAL COMMON STOCK        PROVIDENT FINANCIAL COMMON STOCK
                                           -------------------------------        ---------------------------------
                                             HIGH        LOW      DIVIDEND          HIGH          LOW      DIVIDEND
                                           -------------------------------        ---------------------------------
1997

  First Quarter.                            $13.75      $11.50        $.06         $39.38        $33.50        $.16
  Second Quarter                             15.00       12.38         .07          47.00         33.50         .16
  Third Quarter.                             16.50       14.50         .07          52.25         43.13         .20
  Fourth Quarter                             16.25       14.25         .68          52.50         43.25         .20

1998

  First Quarter.                             18.25       15.50         .07          53.00         45.00         .20
  Second Quarter                             19.88       15.19         .08          56.00         45.63         .20
  Third Quarter.                             16.38       11.88         .08          50.50         38.25         .20
  Fourth Quarter                             14.25       12.38         .08          44.00         27.06         .20

1999

  First Quarter.                             13.50       12.25         .12          41.94         35.31         .22
  Second Quarter                             13.13       11.25         .09          44.38         35.56         .22
  Third Quarter.                             19.50       11.50         .09          45.88         36.13         .22
  Fourth Quarter (through
  November 1, 1999)                          20.00       17.63         N/A          42.94         35.56         .22

      On November 1, 1999 the last reported sales prices for Provident Financial common stock and Fidelity Financial common stock on Nasdaq were $42.1563 and $19.6875 respectively, per share. As of November 1, 1999 there were approximately 2,200 Fidelity Financial shareholders.

                                  RISK FACTORS

      In considering whether to adopt the merger agreement, you should consider, in addition to the other information contained in this document, the following matters.

THE MARKET PRICE OF PROVIDENT FINANCIAL COMMON STOCK AFTER THE ACQUISITION IS UNCERTAIN

      The number of shares of Provident Financial common stock which will be issued to Fidelity Financial shareholders in the acquisition is determined by the "average closing price" of Provident Financial common stock for the ten trading days ending on the day the last regulatory approval is received. The actual market price of Provident Financial common stock after completion of the acquisition is likely to be different from this "average closing price."

PROVIDENT FINANCIAL MAY BE UNABLE TO MAINTAIN VOLUME OF SECURITIZATIONS

      Provident Financial's earnings have benefitted from the securitization and sale of loans and leases. Provident Financial's securitization activity is subject to a number of risks, including without limitation, increased loan pre-payments should interest rates decrease; the continued availability of markets into which securitized loans and leases may be sold; the ability to securitize loans and leases; the spreads that can be realized on securitizations; and the continued ability to originate and purchase sufficient loans and leases to be sold in securitized transactions in the volumes currently experienced.

CHANGING ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION IN ONE MARKET MAY UNFAVORABLY IMPACT PROVIDENT FINANCIAL

      Provident Financial concentrates its operations in the midwestern United States. Fidelity Financial concentrates its operations in southwestern Ohio. As a result of this geographic concentration, Provident Financial's and Fidelity Financial's results depend largely upon economic conditions in this area. A deterioration in economic conditions in this area could have an adverse effect on Provident Financial's and/or Fidelity Financial's results of operations.

PROVIDENT FINANCIAL MAY BE UNABLE TO INTEGRATE SUCCESSFULLY OPERATIONS OR TO ACHIEVE EXPECTED COST SAVINGS

      The earnings, financial condition and prospects of Provident Financial after the acquisition of Fidelity Financial and the acquisition of OHSL Financial Corp. will depend in part on Provident Financial's ability to integrate successfully the operations of Fidelity Financial and OHSL Financial Corp. and to continue to implement its own business plan. In addition, although Provident Financial's board of directors anticipates cost savings as a result of the acquisition and the acquisition of OHSL Financial Corp. to be meaningful, Provident Financial may be unable to fully realize any of the potential cost savings expected. Finally, any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

A DOWNTURN IN THE REAL ESTATE MARKET OR THE ECONOMY IN GENERAL COULD NEGATIVELY IMPACT PROVIDENT FINANCIAL'S BUSINESS

      As of June 30, 1999, approximately 24% of Provident Financial's loan portfolio and 97% of Fidelity Financial's loan portfolio consisted of loans secured by various types of real estate. Most of Provident Financial's and Fidelity Financial's real property collateral is located in their market areas. If real estate values decline significantly, especially in Ohio, higher vacancies and other factors could harm the financial condition of borrowers (and the collateral for loans would provide less security) and Provident Financial would be more likely to suffer losses on defaulted loans.

      Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

PROVIDENT FINANCIAL MAY FAIL TO ADEQUATELY INTEGRATE FUTURE BUSINESS
COMBINATIONS

      Provident Financial seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Provident Financial common stock. Depending on their size and nature, such additional acquisitions could involve risks and uncertainties similar to those present in this transaction.

CHANGING INTEREST RATES MAY REDUCE PROVIDENT FINANCIAL'S NET INTEREST INCOME

      Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for Provident Financial's and Fidelity Financial's products and services. Significant fluctuations in interest rates may have an adverse effect on Provident Financial's results of operations.

COMPETITION COULD NEGATIVELY IMPACT PROVIDENT FINANCIAL'S NET INCOME

      Provident Financial and Fidelity Financial operate in highly competitive markets. Competition in those markets is likely to increase in light of the changing legislative and regulatory environment for financial institutions. In addition, consolidation and acquisition in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither Provident Financial nor Fidelity Financial can predict the degree to which competition in the industry will increase in the future or the effect increased competition will have on the combined entity.

RESOLUTION OF THE UNCERTAIN LEGISLATIVE AND REGULATORY ENVIRONMENT COULD IMPACT PROVIDENT FINANCIAL'S NET INCOME

      The banking and financial services businesses in which Provident Financial and Fidelity Financial engage are highly regulated. The laws and regulations affecting these businesses may be changed dramatically in the near future. Neither Provident Financial nor Fidelity Financial can predict what changes will occur or the effect that any changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the acquisition.

PROVIDENT FINANCIAL COULD FAIL TO BENEFIT FROM RAPID TECHNOLOGICAL CHANGES

      Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

YEAR 2000 ISSUES MAY CAUSE COMPUTER RELATED DISRUPTIONS

      Provident Financial and Fidelity Financial rely heavily on computer and software programs to accurately process and maintain customer financial records and transactions. Year 2000 related failure of this hardware or software, especially if for an extended period of time, could affect adversely their respective results of operations, liquidity and financial condition.

      Additionally, Year 2000 problems may negatively affect Provident Financial's credit customers and vendors which, in turn, could negatively impact Provident Financial. While Provident Financial has taken a number of steps to mitigate these risks, no assurance can be given that Year 2000 problems will not be experienced by Provident Financial's credit customers and vendors nor that these problems will not negatively impact Provident Financial.

                           FORWARD LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Provident Financial and Fidelity Financial after the acquisition set forth in "Questions and Answers About the Acquisition," "Summary" and "The Acquisition," and those preceded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Fidelity Financial and Provident Financial believe that in making such statements their expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These factors include, without limitation:

      - expected cost savings from the acquisition and Provident Financial's acquisition of OHSL Financial Corp. may not be fully realized or realized within the expected time frame;

      - revenues following the acquisition and Provident Financials acquisition of OHSL Financial Corp. may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the acquisition may be greater than expected;

      - competitive pressures among depository and other financial services companies may increase significantly;

      - costs or difficulties related to the integration of the businesses acquired by Provident Financial may be greater than expected;

      - changes in the interest rate environment may reduce interest margins, cause an increase in the prepayment rate on mortgages held and securitized and other loans or reduce the demand for new loans;

      - general economic or business conditions, either internationally or nationally or in the states in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

      - legislation or regulatory requirements or changes may adversely affect the businesses in which Provident Financial is engaged;

      - technology-related changes, including "Year 2000" data systems compliance issues, may be harder to make or more expensive than expected; and

      -     changes in the securities markets.

      You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could affect the future results of Provident Financial and Fidelity Financial, and could cause those results to be materially different from those expressed in their forward-looking statements. Provident Financial and Fidelity Financial do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this document.

                               THE SPECIAL MEETING

INTRODUCTION

      This document is being furnished to the shareholders of Fidelity Financial in connection with the solicitation of proxies by the board of directors of Fidelity Financial for use at the special meeting of Fidelity Financial shareholders to be held on December 15, 1999 at 2:00 p.m., Eastern Time, at The Preston Hotel, 2235 Sharon Road, Sharonville, Ohio, and at any adjournments or postponements thereof. Each copy of this document mailed to Fidelity Financial shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Fidelity Financial board of directors for use at the special meeting.

MATTERS TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

      At the special meeting, Fidelity Financial shareholders will be asked to
(i) adopt the merger agreement and the transactions contemplated thereby, and
(ii) vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the special meeting in order to allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement). The board of directors knows of no business that will be presented for consideration at the special meeting other than the merger agreement.

      THE FIDELITY FINANCIAL BOARD OF DIRECTORS HAS DETERMINED THAT THE ACQUISITION AND THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF FIDELITY FINANCIAL SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ACQUISITION AND THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

      SHAREHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

      Only the holders of record of Fidelity Financial common stock as of the close of business on November 1, 1999 are entitled to notice of and to vote at the special meeting. At the close of business on November 1, 1999, there were 9,141,792 shares of Fidelity Financial common stock outstanding and entitled to vote, held by approximately 2,200 shareholders. Directors and executive officers of Fidelity Financial and its affiliates (as a group) were entitled to vote 623,337 shares of Fidelity Financial common stock, or approximately 6.8% of the outstanding votes entitled to be cast at the special meeting. Holders of record of Fidelity Financial common stock as of the close of business on November 1, 1999 are entitled to one vote per share on any matter voted on at the special meeting.

      The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Fidelity Financial common stock as of November 1, 1999 is necessary to constitute a quorum at the special meeting. Broker non-votes and abstentions count for the purpose of determining a quorum at the special meeting.

      SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE ACQUISITION IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO SHAREHOLDERS BY THE PROVIDENT BANK, CINCINNATI, OHIO IN ITS CAPACITY AS THE EXCHANGE AGENT, WITHIN THREE DAYS AFTER THE COMPLETION OF THE ACQUISITION.

VOTE REQUIRED

      The holders of at least a majority of the outstanding shares of Fidelity Financial common stock entitled to vote on the matters to be acted upon, or 4,570,897 shares, must vote to adopt the merger agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD SHARES OF FIDELITY FINANCIAL COMMON STOCK AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, BY NOT GIVING SUCH INSTRUCTIONS YOU WILL IN EFFECT BE VOTING AGAINST THE ACQUISITION.

      The proxy holders named in the enclosed proxy card will vote all of the Fidelity Financial shares represented by proxy cards that are properly signed and returned by shareholders in accordance with the instructions contained therein. Specify your voting choices by marking the appropriate boxes on the proxy card.

      IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY FIDELITY FINANCIAL, BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      The Fidelity Financial board of directors is not aware of any matters other than the acquisition that may be brought before the special meeting. If any other matters properly come before the special meeting the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the merger agreement will not be used to vote "for" adjournment of the special meeting for the purpose of allowing additional time for soliciting additional votes "for" the merger agreement.

REVOCABILITY OF PROXIES

      A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Fidelity Financial of Ohio, Inc., Paul D. Staubach, Chief Financial Officer, 5535 Glenway Avenue, Cincinnati, Ohio 45238, a written notice of revocation prior to the special meeting, (ii) delivering, prior to the special meeting, a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. The presence of a shareholder at the special meeting will not in and of itself automatically revoke such shareholder's proxy.

SOLICITATION OF PROXIES

      All expenses of Fidelity Financial's solicitation of proxies, including the cost of mailing this document to you, will be paid by Fidelity Financial. In addition to solicitation by use of the mails, proxies may be solicited from shareholders by directors, officers and employees in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation. Fidelity Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Fidelity Financial will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

      Fidelity Financial has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist Fidelity Financial in soliciting Fidelity Financial stockholders. Fidelity Financial will pay Georgeson Shareholder Communications Inc. a fee of $6,500, plus out-of-pocket expenses, in connection with its proxy solicitation services.

ADJOURNMENT OF THE SPECIAL MEETING

      A vote in person by a shareholder for adjournment of the special meeting, or for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to other business properly coming before the special meeting, would allow such named proxies in their discretion to vote to adjourn the special meeting. An adjournment would allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement.

DISSENTERS' RIGHTS

      Under Ohio law, you may dissent from the acquisition and be paid the fair cash value of your shares. To exercise this right, you must follow a number of procedures. These procedures include filing a demand with Fidelity Financial and not voting in favor of the acquisition. For more information on how to exercise these rights, see "Rights of Dissenting Shareholders" on page 47 and Ohio Revised Code Sections 1701.84 and 1701.85 set forth in Annex A.

                                 THE ACQUISITION

FORM OF THE ACQUISITION

      If the acquisition is completed, Provident Financial will acquire Fidelity Financial through the merger of Fidelity Financial into Provident Financial and the merger of Centennial Bank into The Provident Bank.

BACKGROUND AND REASONS FOR THE ACQUISITION

      The merger of equals of Fidelity Financial and Glenway Financial Corporation created the third largest financial institution headquartered in Cincinnati, Ohio, with 15 offices throughout Greater Cincinnati, and assets of $808.6 million, deposits of $607.7 million and shareholders' equity of $97.3 million as of June 30, 1999. The merger was conceived from the need of Fidelity Financial to utilize its excess capital and seek growth opportunities and the desire of Glenway Financial to expand its product lines and geographic markets to create additional sources of income. The companies also recognized that competition within the local banking and financial services industries had intensified, especially for smaller institutions like Fidelity Financial and Glenway Financial, and that as a combined entity the companies could increase their market share and enhance their visibility throughout southwestern Ohio.

      Earnings for Fidelity Financial's first post-merger quarter at June 30, 1999, increased $148,000, or 7.8%, over the combined earnings for the two companies in the same quarter for 1998. With continued savings from the elimination of duplicative services and increased income from expanded product offerings, Fidelity Financial anticipated continued growth in earnings. The increase in earnings due to the merger of equals, however, did not have the positive impact on Fidelity Financial's share price which management and investors anticipated. Prior to the release of earnings for the June 30, 1999 quarter on July 20, 1999, Fidelity Financial shares had traded at a high of $12.63 on Nasdaq during the month of July 1999. After the earnings announcement, the price of a Fidelity Financial share remained in the $11.81 to $12.38 range from July 21, 1999 to August 13, 1999.

      As part of its ongoing strategic planning process for Fidelity Financial, management decided in July 1999 to examine what further steps could be taken to enhance shareholder value, as well as to address continuing concerns regarding interest rate risk, market area competition and earnings potential. In an effort to focus attention on these matters, management began to organize a strategic planning session for the directors and senior management officials of Fidelity Financial.

      In early July, Robert Sudbrook, the President and Chief Executive Officer of Fidelity Financial, was contacted by an officer of a local bank holding company. No specific terms were discussed, but the bank holding company expressed a preliminary interest in discussing an acquisition of Fidelity Financial. Mr. Sudbrook met with the representative and provided the representative with public financial information regarding Fidelity Financial.

      Following the positive response Mr. Sudbrook received from the first bank holding company, Mr. Sudbrook and John R. Reusing, the Chairman of Fidelity Financial, decided to pursue discussions with Provident Financial which had recently expressed an interest in Fidelity Financial. On July 23, 1999, Mr. Sudbrook and Mr. Reusing met with senior management officials of Provident Financial, to discuss their respective companies and explore a possible transaction that could benefit Fidelity Financial's shareholders. At the end of the meeting, the parties agreed that Provident Financial would submit an acquisition proposal. One week later, on July 30, 1999, the other bank holding company with whom Mr. Sudbrook had first met indicated that it was not interested in pursuing a merger or other transaction in the immediate future.

      On August 3, 1999, Provident Financial announced that it had signed a merger agreement with OHSL Financial Corp., a savings and loan holding company with six full-service banking offices in Cincinnati, Ohio. In connection with the merger, former OHSL Financial Corp. shareholders would receive Provident Financial shares worth approximately $57.0 million.

      On August 5, 1999, the board of directors of Fidelity Financial met in a special meeting to discuss Provident Financial's initial indication of interest in acquiring Fidelity Financial. Fidelity Financial's legal counsel reviewed with the board its fiduciary obligations to shareholders and Fidelity Financial's financial advisor, Sandler O'Neill & Partners, L.P., presented its analyses of comparable transactions. After a thorough discussion and consideration of the OHSL Financial Corp. acquisition, the tax-deferred impact of the transaction on shareholders, the limited potential for more attractive acquisition proposals, the ability of Fidelity Financial to provide its shareholders with a return on their investment comparable to Provident Financial's projected returns, and Sandler O'Neill's analyses, the board authorized management of Fidelity Financial to negotiate the terms of a definitive merger agreement with Provident Financial.

      Following the August 5, 1999, board meeting, members of the management teams of Fidelity Financial and Provident Financial and their respective legal counsel and financial advisors conducted reciprocal due diligence analyses, drafted the merger documents and continued to negotiate on an arm's length basis. After completing its due diligence review of Fidelity Financial, Provident Financial finalized its offer of $21.00 per share for the outstanding shares of Fidelity Financial.

      On August 15, 1999, the Fidelity Financial board of directors met in a special meeting to consider the terms of the Provident Financial proposal and the detailed terms and conditions of the merger agreement. Fidelity Financial's legal counsel reviewed the terms of the merger agreement, the Stock Option Agreement and the agreements to be signed by the affiliates of Fidelity Financial. Fidelity Financial's financial advisor presented its analysis of the financial terms of the merger agreement and issued its oral opinion that the exchange ratio was fair, from a financial point of view, to Fidelity Financial shareholders. The board again discussed the issues it had discussed on August 5, 1999, principally, the possibility of additional acquisition offers, the short-term and long-term earnings projections for Fidelity Financial and the opinion of Sandler O'Neill that the exchange ratio was fair to Fidelity Financial shareholders. After a thorough discussion, the Fidelity Financial board of directors approved the merger agreement and authorized the execution and delivery of the merger agreement on August 16, 1999, and the Stock Option Agreement on August 17, 1999.

OPINION OF FIDELITY FINANCIAL'S FINANCIAL ADVISOR

         By letter agreement dated as of July 16, 1999, Fidelity Financial retained Sandler O'Neill as an independent financial advisor in connection with Fidelity Financial's consideration of a possible business combination with Provident Financial. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to Fidelity Financial in connection with the acquisition and participated in certain of the negotiations leading to the merger agreement. At the request of the Fidelity Financial board of directors, representatives of Sandler O'Neill attended the August 15, 1999 meeting of the

Fidelity Financial board at which the board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the Fidelity Financial board its oral opinion, subsequently confirmed in writing as of August 16, 1999, that the exchange ratio was fair to the Fidelity Financial shareholders from a financial point of view. Sandler O'Neill has also delivered to the Fidelity Financial board a written opinion dated the date of this document which is substantially identical to the August 16, 1999 opinion. The full text of the Sandler O'Neill updated opinion is attached as Annex D to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description and this description is qualified in its entirety by reference to the opinion. Fidelity Financial shareholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

         Sandler O'Neill's opinion was directed to the Fidelity Financial board and was provided to the board for its information in considering the terms of the acquisition. The opinion is directed only to the fairness of the exchange ratio to Fidelity Financial shareholders from a financial point of view. It does not address the underlying business decision of Fidelity Financial to engage in the acquisition or any other aspect of the acquisition and is not a recommendation to any Fidelity Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger agreement or any other related matter.

         In rendering its August 16, 1999 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Provident Financial or Fidelity Financial and no transaction is identical to the acquisition. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Provident Financial and Fidelity Financial and the companies to which they are being compared.

         The earnings projections for Fidelity Financial and Provident Financial relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of Fidelity Financial and Provident Financial for the years ending December 31, 1999 and 2000 provided to Sandler O'Neill. For periods after 2000, Sandler O'Neill assumed an annual growth rate on earning assets of 6% in the case of Fidelity Financial and 10% in the case of Provident Financial. The 1999 and 2000 earnings projections furnished to Sandler O'Neill were prepared by the senior managements of Fidelity Financial and Provident Financial for internal purposes only and not with a view towards public disclosure. Those projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Fidelity Financial, Provident Financial and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Fidelity Financial board at the August 15th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Fidelity Financial common stock or Provident Financial common stock or the prices at which Fidelity Financial common stock or Provident Financial common stock may be sold at any time.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Provident Financial common stock on August 13, 1999 of $42.625 and an exchange ratio of .4927, Sandler O'Neill calculated an implied transaction value per share of Fidelity Financial common stock was $21.00. The implied aggregate transaction value was approximately $194 million, based upon 9,214,740 fully diluted shares of Fidelity Financial common stock outstanding, which was determined using the treasury stock method at the implied value of $21.00. Based upon Fidelity Financial's June 30, 1999 financial information and the implied transaction value of $21.00 per share, Sandler O'Neill calculated the following ratios:

         Implied value/Book value                                     1.97x
         Implied value/Tangible book value                            2.12x
         Implied value/Last quarter annualized EPS                   22.83x
         Implied value/Projected 2000 EPS                            19.81x

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 70.6% premium over the August 13, 1999 closing price of Fidelity Financial common stock of $12.3125.

         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Fidelity Financial common stock and Provident Financial common stock, and the relationship between the movements in the prices of Fidelity Financial common stock and Provident Financial common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and, in the case of Fidelity Financial, the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill and, in the case of Provident Financial, the median performance of a composite group of regional commercial banks selected by Sandler O'Neill. During the one year period ended August 10, 1999, the Fidelity Financial and Provident Financial common stocks underperformed each of the indices to which they were compared.

         Comparable Company Analysis. Sandler O'Neill used publicly-available information to compare selected financial and market trading information for Fidelity Financial and two groups of savings institutions selected by Sandler O'Neill. The regional group of savings institutions consisted of Fidelity Financial and the following 10 publicly traded regional savings institutions:

         CFS Bancorp, Inc.                  First Defiance Financial
         First Northern Capital Corp.       First Place Financial Corp.
         HMN Financial, Inc.                Home Federal Bancorp
         Metropolitan Financial Corp.       NASB Financial, Inc.
         Ottawa Financial Corp.             United Community Financial Corp.

The second group of savings institutions, the highly valued group, consisted of the following seven publicly-traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 15% and a price to tangible book value of greater than 160%:

          American Bank of Connecticut       Andover Bancorp, Inc.
          Home Federal Bancorp               Matrix Bancorp, Inc.
          MetroWest Bank                     NASB Financial, Inc.
          People's Bancshares, Inc.

The analysis of Sandler O'Neill compared publicly-available financial information for Fidelity Financial and the median data for each of the regional and highly valued savings institution groups as of and for each of the years ended December 31, 1994 through 1998, and as of and for the twelve months ended June 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended June 30, 1999.

                                     Fidelity Financial      Regional Group      Highly Valued Group
                                     ------------------      --------------      -------------------

Total assets                            $   808,551           $   808,551           $   739,203
Annual growth rate
  of total assets                            -0.75%                 2.91%                 7.45%
Total equity/
  total assets                               11.20%                10.07%                 8.13%
Intangible assets/
 total equity                                 6.93%                 2.33%                 1.27%
Net loans/total assets                       82.83%                76.94%                74.37%
Cash & securities/
 total assets                                13.79%                15.35%                23.34%
Gross loans/
 total deposits                             110.73%               109.70%               106.01%
Total borrowings/
 total assets                                12.12%                15.57%                19.82%
Non-performing assets/
  total assets                                 .36%                  .49%                 1.02%
Loan loss reserve/
 gross loans                                   .46%                  .73%                  .97%
Net interest margin                           3.20%                 3.19%                 3.42%
Loan loss provision/
 average assets                                .05%                  .08%                  .14%
Non-interest income/
 average assets                                .21%                  .60%                  .92%
Non-interest expense/


 average assets                               1.93%                 2.17%                 2.17%
Efficiency ratio                             51.88%                55.15%                47.46%
Return on average assets                      1.01%                  .96%                 1.29%
Return on average equity                      8.42%                 9.38%                18.68%
Price/tangible book
  value per share                              122%                  122%                  172%
Price/earnings per share                     13.18x                14.81x                9.93x
Dividend yield                                2.97%                 1.90%                 2.49%
Dividend payout ratio                        39.13%                27.45%                27.45%

         Similarly, Sandler O'Neill used publicly-available information to compare selected financial and market trading information for Provident Financial and two groups of commercial banks listed below. The regional group of commercial banks consisted of Provident Financial and the following eight publicly-traded regional commercial banks:

          Associated Banc-Corp.              Commerce Bancshares, Inc.
          Community First Bankshares         First National of Nebraska
          FirstMerit Corp.                   Old National Bancorp
          TCF Financial Corp.                UMB Financial Corp.

The highly valued group of commercial banks consisted of Provident Financial and the following 11 publicly-traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 16% and a price to tangible book value of greater than 250%:

           Associated Banc-Corp              CCB Financial Corp.
           City National Corp.               Cullen/Frost Bankers, Inc.
           National Commerce Bancorp         North Fork Bancorp
           Old National Bancorp              Synovus Financial Corp.
           TCF Financial Corp.               Valley National Bancorp
           Wilmington Trust Corp.

The analysis compared publicly-available financial information for Provident Financial and the median data for each of the regional and highly valued commercial bank groups as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended June 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended June 30, 1999.

                                  Provident Financial   Regional Group    Highly Valued Group
                                  -------------------   --------------    -------------------

Total assets                        $   8,492,353       $   8,492,353       $   7,324,046
Annual growth rate
  of total assets                           8.29%               7.96%              10.06%
Total equity/
  total assets                              8.44%               7.44%               7.63%
Intangible assets/

 total equity                               4.75%               7.25%               5.40%
Net loans/total assets                     67.85%              66.98%              67.41%
Cash & securities/
 total assets                              22.21%              28.88%              27.03%
Gross loans/
 total deposits                           101.57%              90.91%              92.18%
Total borrowings/
 total assets                              18.56%              17.43%              18.45%
Non-performing assets/
  total assets                               .70%                .34%                .27%
Loan loss reserve/
 gross loans                                1.37%               1.37%               1.36%
Net interest margin                         3.87%               4.52%               4.47%
Loan loss provision/
 average assets                              .49%                .29%                .20%
Non-interest income/
 average assets                             2.72%               2.07%               1.52%
Non-interest expense/
 average assets                             3.41%               3.41%               3.26%
Efficiency ratio                           53.93%              56.25%              54.38%
Return on average assets                    1.41%               1.30%               1.68%
Return on average equity                   16.59%              14.93%              18.38%
Price/tangible book
  value per share                            251%                272%                321%
Price/earnings per share                   14.75x              14.97x              14.79x
Dividend yield                              2.11%               2.11%               2.32%
Dividend payout ratio                      31.11%              32.84%              40.42%

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions involving acquisitions of publicly-traded savings institutions with transaction values greater than $15.0 million. Sandler O'Neill reviewed 28 transactions announced nationwide from January 1, 1999 to August 8, 1999 and 12 transactions announced from January 1, 1999 to August 8, 1999 in the Midwest region, comprised of Ohio, Michigan, Missouri, Wisconsin, Iowa, Indiana, Illinois, Kansas, Kentucky, Minnesota, Nebraska, North Dakota and South Dakota. Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and premium to current market and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to Fidelity Financial's financial information as of and for the twelve months ended June 30, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Fidelity Financial common stock of $16.37 to $21.83 based upon the median multiples for nationwide transactions and $16.19 to $22.03 based upon the median multiples for midwest transactions.

                                             Nationwide Transactions                      Midwest Transactions
                                             -----------------------                      --------------------

                                            Median             Implied                 Median             Implied
                                            Multiple            Value                 Multiple              Value
                                            --------            -----                 --------              -----

Deal price/LTM EPS                          24.00x              $21.83                  24.20x             $22.03
Deal price/Book value                        1.74x               18.52                   1.81x              19.28
Deal price/Tangible
  book value                                 1.74x               17.25                   1.84x              18.28
Tangible book premium/
  Core deposits                              11.8%               17.72                   13.7%              18.91
Deal price/Total assets                      18.1%               16.37                   20.5%              18.53
Premium to market                            46.1%               17.35                   36.4%              16.19

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Fidelity Financial through December 31, 2003 under various circumstances, assuming Fidelity Financial's current dividend payout ratio and that Fidelity Financial performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Fidelity Financial common stock at December 31, 2003, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and applied multiples of tangible book value ranging from 50% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fidelity Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Fidelity Financial common stock of $9.55 to $26.77 when applying the price/earnings multiples and $5.85 to $30.10 when applying multiples of tangible book value.

                      Price/Earnings Multiples   Tangible Book Value Multiples
                      ------------------------   -----------------------------

    Discount Rate         10x            25x            0.5x          3.0x
    -------------         ---            ---            ----          ----
                9 %   $   12.06      $   26.77      $   7.23      $   30.10
               11         11.15          24.61          6.73          27.66
               13         10.31          22.64          6.27          25.44
               15          9.55          20.84          5.85          23.41

         In connection with its analysis, Sandler O'Neill considered and discussed with the Fidelity Financial board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the acquisition, based upon an implied exchange ratio of
 .497, Provident Financial's and Fidelity Financial's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the acquisition, operating efficiencies and other adjustments discussed with the senior managements of Fidelity Financial and Provident Financial. As illustrated in the following table, this analysis indicated that the acquisition would be accretive to Fidelity Financial's projected earnings per share and dividend, but dilutive to Fidelity Financial's tangible book value per share for the year ending December 31, 2000. Also, the analysis indicated that the acquisition would be dilutive to Provident Financial's earnings and accretive to Provident Financial's tangible book value per share for the year ending December 31, 2000. The actual results achieved by Provident Financial and Fidelity Financial may vary from projected results and the variations may be material.

Year ending December 31, 2000                   Provident Financial              Fidelity Financial
-----------------------------                   -------------------              ------------------
                                   Stand-alone  Pro Forma        Stand alone  Pro Forma(1)
                                   -----------  ---------       -----------  ------------

  Projected EPS                     $   3.68    $    3.62        $   1.06    $  1.80
  Projected tangible book value        20.07        20.27           10.98      10.08
  Projected dividend                    1.01         1.01             .42        .50
  Projected leverage capital ratio     11.53%       10.94%             NM         NM

(1) Determined by multiplying the Provident Financial values by the implied exchange ratio of .497.

         Contribution Analysis. Sandler O'Neill reviewed the relative contributions to be made by Fidelity Financial and Provident Financial to the combined institution based on data at and for the twelve months ended June 30, 1999. This analysis indicated that the implied contributions to the combined entity were as follows:

                                       Fidelity Financial   Provident Financial

 Total assets                                  8.69%           91.31%
 Total net loans                              10.41            89.59
 Goodwill                                     16.51            83.49
 Total deposits                                9.56            90.44
 Total borrowings                              5.85            94.15
 Tangible equity                              11.70            88.30
 Total equity                                 11.94            88.06
 Estimated 1999 net income                     5.77            94.23
 Estimated 2000 net income                     5.81            94.19
 Percentage of  pro forma
   shares owned(1)                             9.34            90.66

-----------------------
(1) Determined using an implied exchange ratio of .497.

         In connection with rendering its August 16, 1999 opinion, Sandler O'Neill reviewed, among other things:

         -    the merger agreement and exhibits thereto;

         - the Stock Option Agreement, dated August 17, 1999, by and between Fidelity Financial and Provident financial;

         - certain publicly available financial statements of Fidelity Financial and other historical financial information provided by Fidelity Financial that they deemed relevant;

         - certain publicly available financial statements of Provident Financial and other historical financial information provided by Provident Financial that they deemed relevant;

         - certain internal financial analyses and forecasts of Fidelity Financial prepared by and reviewed with management of Fidelity Financial and the views of senior management of Fidelity Financial, based on certain limited discussions with certain members of senior management, regarding Fidelity Financial's past and current business, financial condition, results of operations and future prospects;

         - certain internal financial analyses and forecasts of Provident Financial prepared by and reviewed with management of Provident Financial and the views of senior management of Provident Financial, based on certain limited discussions with certain members of senior management, regarding Provident Financial's past and current business, financial condition, results of operations and future prospects;

         -    the pro forma impact of the acquisition;

         - the publicly reported historical price and trading activity for Fidelity Financial's and Provident Financial's common stock, including a comparison of certain financial and stock market information for Fidelity Financial and Provident Financial with similar publicly available information for certain other companies the securities of which are publicly traded;

         - the financial terms of recent business combinations in the savings institution industry, to the extent publicly available;

         - the current market environment generally and the banking environment in particular; and

         - such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

         In connection with rendering its updated opinion included as Annex D to this document, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its August 16, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

         In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Fidelity Financial or Provident Financial or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Fidelity Financial or Provident Financial, nor has it reviewed any individual credit files relating to Fidelity Financial or Provident Financial. With Fidelity Financial's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Fidelity Financial and

Provident Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Fidelity Financial or Provident Financial. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Fidelity Financial and Provident Financial and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Fidelity Financial's consent, that there has been no material change in Fidelity Financial's and Provident Financial's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Fidelity Financial and Provident Financial will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

         Fidelity Financial has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Fidelity Financial would pay Sandler O'Neill a transaction fee of $600,000, of which $150,000 has been paid and the balance will be paid when the merger is closed. Fidelity Financial has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain other investment banking services to Fidelity Financial and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Fidelity Financial and Provident Financial and may actively trade the equity or debt securities of Fidelity Financial and Provident Financial and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF OFFICERS AND DIRECTORS OF FIDELITY FINANCIAL

         A number of officers of Fidelity Financial have employment agreements with Fidelity Financial or Centennial Bank which create interests in the acquisition for these officials in addition to their interests solely as Fidelity Financial shareholders. Each of these agreements provide for the continuation of benefit plan coverage and the payment of a specified amount in the event of a change in control of Fidelity Financial or Centennial Bank.

         The acquisition will qualify as a change in control of Fidelity Financial and Centennial Bank under the agreements and the parties currently anticipate that the executive officers will be entitled to change in control payments under their agreements after the completion of the acquisition. Subject to parachute payment regulations of Section 280G of the Internal Revenue Code of 1986, as amended, the aggregate payments that will be made to Robert Sudbrook, John Reusing, Joseph Hughes, Paul Staubach, Gregory Niesen, Thomas Schiller and Elaine Schmidt under the employment agreements, as a result of the acquisition, will be approximately $875,000, $610,000, $490,000, $360,000, $230,000, $350,000
and $240,000.

         Provident Financial will also enter into a services agreement with Robert Sudbrook, President and Chief Executive Officer of Fidelity Financial, which will include an option to acquire 10,000 shares of Provident Financial common stock at an exercise price equal to the closing price of Provident Financial common stock on the date we complete the acquisition.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material federal income tax consequences of the acquisition to Fidelity Financial shareholders. The discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect.

         This discussion is for general information only and does not address every aspect of the federal income tax laws that may be relevant to you in light of your personal investment circumstances, nor does it address the effects of any state, local or foreign tax laws on the acquisition. The tax treatment for you may vary depending upon your particular situation, and some shareholders (including, for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and individuals who received Fidelity Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion relates to persons who hold Fidelity Financial common stock as capital assets.

         One of the conditions to consummation of the acquisition is Provident Financial's and Fidelity Financial's receipt of an opinion from Keating, Muething & Klekamp, P.L.L., counsel for Provident Financial, that the acquisition will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. This opinion will be based on facts existing at the time the acquisition becomes effective and on representations as to factual matters made by Provident Financial and Fidelity Financial. If the representations are incorrect in any material respects, it could jeopardize the conclusions reached in the opinion. Neither Provident Financial nor Fidelity Financial is aware of any facts or circumstances which would cause any of its representations made to counsel to be untrue or incorrect in any material respect. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, no ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the acquisition. As a result, the Internal Revenue Service may disagree with the federal income tax consequences discussed below.

         Based on the opinion discussed above, the material federal income tax consequences that will result from the acquisition are:

         - A Fidelity Financial shareholder will not recognize any income, gain or loss as a result of the receipt of Provident Financial common stock pursuant to the acquisition, except for cash received instead of a fractional share of Provident Financial common stock.

         - The tax basis of a Fidelity Financial shareholder in the Provident Financial common stock received in the acquisition, including any fractional share interest in Provident Financial common stock for which cash is received, will equal the Fidelity Financial shareholder's tax basis in the Fidelity Financial common stock exchanged.

         - The holding period of a Fidelity Financial shareholder for the Provident Financial common stock received pursuant to the acquisition will include the holding period of the Fidelity Financial common stock surrendered.

         - A Fidelity Financial shareholder who receives cash instead of a fractional share interest in Provident Financial common stock in the acquisition will be treated as if Provident Financial actually issued the fractional shares as part of the exchange and then redeemed the fractional shares by Provident Financial for cash. The Internal Revenue Service will treat these cash payments as having been received in exchange for the redeemed fractional share interests under section 302(a) of the Code. The receipt of these cash payments will generally result in capital gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional Provident Financial common stock.

         - None of Fidelity Financial, Provident Financial or its subsidiaries will recognize any income, gain or loss as a result of the acquisition.

         This discussion is only a summary and is not a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of adoption of the merger agreement. You are urged to consult your own tax advisor in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of the acquisition to you.

FEDERAL SECURITIES LAW CONSEQUENCES

         All shares of Provident Financial common stock received by Fidelity Financial shareholders in the acquisition will be freely transferable, except for shares of Provident Financial common stock received by any person who is deemed to be an "affiliate" (as such term is defined under the Securities Act of 1933) of Fidelity Financial prior to the acquisition or of Provident Financial after the acquisition. Affiliates may sell their Provident Financial common stock only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Act. Affiliates of Fidelity Financial generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include officers and directors of such party as well as principal shareholders of such party.

EFFECTS OF THE ACQUISITION

         Fidelity Financial will merge with and into Provident Financial, and Fidelity Financial shareholders will become Provident Financial shareholders. As of the completion of the acquisition, Fidelity Financial common stock will no longer be traded on Nasdaq, and the registration of Fidelity Financial common stock under the Securities Exchange Act of 1934 will be terminated.

CONDUCT OF BUSINESS IF ACQUISITION NOT CONSUMMATED

         If the acquisition is not completed, Fidelity Financial will continue its current operations. Fidelity Financial may, however, continue to explore strategic alternatives, including a business combination or sale of Fidelity Financial.

REGULATORY FILINGS AND APPROVALS

         Provident Financial and Fidelity Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the acquisition, which include approval from the Board of Governors of the Federal Reserve System and the Ohio Department of Financial Institutions, and have completed the filing of these applications and notifications prior to the date of this document. The acquisition cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Provident Financial and Fidelity Financial are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the acquisition other than those described below.

         Federal Reserve Board. The acquisition is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956 and the Federal Reserve Act. Provident Financial has filed the required application and notifications with the Federal Reserve Board for approval of the acquisition. Assuming Federal Reserve Board approval, the acquisition may not be consummated until thirty days after such approval, during which time the United States Department of Justice ("DOJ") may challenge the acquisition on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of each of Provident Financial and Fidelity Financial in meeting the credit needs of the entire community. The Federal Reserve Board will furnish notice and a copy of the application for approval of the acquisition to the Office of the Comptroller of the

Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board must hold a public hearing if it receives a written recommendation of disapproval of the application from any of these agencies within the 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Provident Financial for approval of the acquisition, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

         If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the acquisition unless a court specifically orders otherwise. In reviewing the acquisition, the DOJ could analyze the acquisition's effect on competition differently than the Federal Reserve Board. It is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the acquisition's competitive effects. In particular, the DOJ may focus on the impact of the acquisition on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the acquisition may not prevent private persons or state attorneys general from filing antitrust actions.

         Provident Financial's right to exercise its option under the Stock Option Agreement also requires the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under such Stock Option Agreement would cause Provident Financial to own more than 5% of the outstanding shares of Fidelity Financial. In considering whether to approve Provident Financial's right to exercise the option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the acquisition.

         State and Other Regulatory Authorities. An application has been filed with the Ohio Department of Financial Institutions. In addition, the acquisition may be reviewed by the attorneys general in the states where Provident Financial owns banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the acquisition under the circumstances and based upon the review procedures set forth in applicable state laws and regulations.

                              THE MERGER AGREEMENT

         The following description of the merger agreement is not complete. For full information, you should read the merger agreement, a copy of which is attached to this document as Annex B.

TERMS OF THE ACQUISITION

         The Acquisition. The merger agreement contemplates the acquisition of Fidelity Financial by Provident Financial through the merger of Fidelity Financial with and into Provident Financial and the merger of Centennial Bank, a wholly-owned subsidiary of Fidelity Acquisition Corporation (Fidelity Acquisition being a wholly-owned subsidiary of Fidelity Financial), with and into The Provident Bank, a wholly-owned subsidiary of Provident Financial. As soon as practicable after the completion of the acquisition, Fidelity Acquisition shall be dissolved and its separate existence shall cease (or, at the election of Provident Financial, Fidelity Acquisition shall merge with and into Provident Financial or The Provident Bank). Provident Financial and The Provident Bank will be the surviving entities of these mergers and the separate existences of Fidelity Financial and Centennial will cease.

         Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions in the merger agreement, the parties will complete the acquisition by filing Certificates of Merger with the Secretary of State of Ohio.

         Conversion of Fidelity Financial Common Stock in the Acquisition. At the completion of the acquisition, each outstanding share of Fidelity Financial common stock will be converted into the right to receive the Per Share Consideration (defined below).

- The "Common Exchange Value" is the average of the closing sale prices per share for Provident Financial common stock during the ten (10) consecutive trading-day period during which the Provident Financial common stock is traded on Nasdaq ending on the date on which the last regulatory approval required to consummate the Mergers is granted.

- "Per Share Consideration" is the number of shares of Provident Financial common stock issuable with respect to each share of the outstanding Fidelity Financial common stock determined by dividing $21.00 by the Common Exchange Value rounded to four decimal places. If the Common Exchange Value is equal to $40.00, you shall receive 0.5250 shares of Provident Financial common stock for each share of Fidelity Financial common stock and if the Common Exchange Value is equal to $44.50, you shall receive 0.4719 shares of Provident Financial common stock for each share of Fidelity Financial common stock.

         Illustrations of calculating of the Per Share Consideration are provided below:

        --------------------------------- ---------------------------------
                 If the Common                     The Per Share
               Exchange Value is:                Consideration is:
        --------------------------------- ---------------------------------

                     $44.50                        0.4719 shares
        --------------------------------- ---------------------------------

                     $42.25                        0.4970 shares
        --------------------------------- ---------------------------------

                     $40.00                        0.5250 shares
        --------------------------------- ---------------------------------

         Treatment of Stock Options. After completion of the acquisition, each option granted by Fidelity Financial to purchase shares of Fidelity Financial common stock will be converted automatically into an option to purchase shares of Provident Financial common stock. The number of shares of Provident Financial common stock to be issued upon the exercise of the former Fidelity Financial option shall be equal to the number of shares of Fidelity Financial common stock subject to the former Fidelity Financial option immediately prior to the completion of the acquisition multiplied by the Option Exchange Ratio, with the product rounded down to the next whole share. The "Option Exchange Ratio" is equal to $21.00 divided by the Common Exchange Value. The per share exercise price of such option shall be adjusted by dividing the exercise price per share of Fidelity Financial common stock by the Option Exchange Ratio, with the quotient rounded up to the next whole cent.

         Fractional Shares. Provident Financial will not issue any fractional shares of Provident Financial common stock. Instead, Provident Financial shall pay holders of fractional shares cash in an amount equal to the Common Exchange Value.

EXCHANGE OF CERTIFICATES

         Exchange Agent. The Provident Bank will act as exchange agent for the exchange of stock certificates pursuant to the acquisition.

         Exchange Procedures. Within three days after the completion of the acquisition, Provident Financial will instruct The Provident Bank to mail to each record holder of Fidelity Financial common stock at the completion of the acquisition a letter of transmittal and instructions for exchanging certificates representing Fidelity Financial common stock for certificates evidencing Provident Financial common stock. You will have to follow the instructions and surrender your Fidelity Financial stock certificates, together with the properly executed letter of transmittal, and any other required documents, to The Provident Bank. You then will be entitled to receive:

         - certificates for that number of whole shares of Provident Financial common stock which you have the right to receive in the acquisition,

         - any dividends or other distributions on the Provident Financial common stock declared or made after the completion of the acquisition to which you may be entitled, and

         -    cash for any fractional share of Provident Financial common stock.

         Distributions With Respect to Unexchanged Shares. You will not receive any dividends or other distributions on Provident Financial common stock until you surrender your Fidelity Financial stock certificates. When you do surrender your certificates, Provident Financial will pay you, without interest, any dividends or other distributions previously paid to holders of Provident Financial common stock with a record date after the completion of the acquisition.

         Transfers of Ownership. If you want Provident Financial to issue any certificate for shares of Provident Financial common stock in a name other than that in which your Fidelity Financial certificate is registered, your Fidelity Financial certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to Provident Financial or its agent any resulting transfer or other tax, or establish to the satisfaction of Provident Financial that such tax has been paid or is not payable.

         Escheat and Withholding. Neither Provident Financial nor Fidelity Financial will be liable to you for any shares of Provident Financial common stock which were delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Provident Financial or The Provident Bank will deduct from the shares of Provident Financial common stock paid to you any amounts that federal, state, local or foreign tax law require Provident Financial or The Provident Bank to withhold.

         Lost, Stolen or Destroyed Certificates. The Provident Bank will issue Provident Financial common stock in exchange for a lost, stolen or destroyed Fidelity Financial stock certificate upon receipt of an affidavit of that fact by the owner of the certificate. However, Provident Financial will require you to deliver a reasonable indemnity bond against any claim that may be made against Provident Financial or The Provident Bank regarding a certificate alleged to have been lost, stolen or destroyed.

DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO FIDELITY FINANCIAL SHAREHOLDERS WITHIN THREE DAYS FOLLOWING THE COMPLETION OF THE ACQUISITION EXPLAINING HOW TO EXCHANGE FIDELITY FINANCIAL CERTIFICATES FOR PROVIDENT FINANCIAL CERTIFICATES. YOU SHOULD NOT SEND IN YOUR FIDELITY FINANCIAL SHARE CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

DISSENTER'S RIGHTS

         Fidelity Financial agrees to give Provident Financial prompt notice of any written demands for payment for any Fidelity Financial common stock under Ohio law, attempted withdrawals of such demands and any other instruments served pursuant to Ohio law and received by Fidelity Financial relating to dissenter's rights. Fidelity Financial also agrees to give Provident Financial the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenter's rights.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, each of Provident Financial, The Provident Bank, Fidelity Financial, Centennial Bank and Fidelity Acquisition provide customary representations and warranties relating to, among other things:

         -        Incorporation, good standing and corporate power;
         -        Capitalization;
         -        Subsidiaries;
         -        Absence of defaults;
         -        Financial information;
         -        Financial statements;
         -        Corporate authority;
         -        Litigation;
         -        Compliance with laws and regulations;
         -        Brokers and finders;
         -        Absence of material changes;
         -        SEC and banking regulatory reports;
         -        Year 2000 readiness;
         -        Other regulatory matters;
         -        Tax matters; and
         -        Undisclosed liabilities.

         Fidelity Financial, Centennial Bank and Fidelity Acquisition also make additional representations and warranties relating to, among other things:

         - Non-permitted savings and loan activities of Fidelity Financial and its subsidiaries;
         -        Fiduciary responsibilities;
         -        Fair lending and the Community Reinvestment Act;
         -        Employment agreements;
         -        Employee matters and employee benefit plans;
         -        Title to real property;
         -        Insurance;
         -        Intellectual property rights;
         -        Environmental matters;

         -        Operational matters;
         -        Interest Rate Risk Management Instruments;
         -        Pooling of Interests Accounting;
         -        Material contracts; and
         -        State takeover laws.

         Additionally, Provident Financial provides a representation that it has not been an "interested shareholder" during the last three years of Fidelity Financial under Ohio law.

CONDUCT OF BUSINESS PENDING THE MERGER

         Before the completion of the acquisition, Fidelity Financial and its subsidiaries will conduct their business in the ordinary and usual course, consistent with past practice, and Fidelity Financial will seek to preserve intact its business organization and goodwill and keep in full force and effect all of its material rights. Specifically, the merger agreement provides that Fidelity Financial and its subsidiaries will not, without the prior written consent of Provident Financial:

         - Issue any capital stock or any options, warrants, or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for capital stock except for shares covered by stock options granted prior to the execution of the merger agreement;

         - Redeem, purchase or otherwise acquire any capital stock or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change;

         - Amend its articles of incorporation, code of regulations or other charter or governing documents;

         - Increase the compensation payable to their employees except as consistent with past practices or as required by law or by contract;

         - Adopt or make any material change in any existing employee plan or bonus plan, except that management may continue to accrue and pay bonuses in accordance with past practices and may consider the impact of the acquisition when awarding bonuses;

         - Borrow or agree to borrow any material amount of funds or guarantee or agree to guarantee any material obligations of others except in the ordinary course of business;

         - Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business;

         - Purchase or otherwise acquire any investment security for its own account except in a manner and pursuant to policies consistent with past practices;

         - Materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit except in a manner and pursuant to policies consistent with past practices;

         - Enter into any agreement, contract or commitment of a material nature out of the ordinary course of business;

         - Place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature, except in the ordinary course of business;

         - Cancel or accelerate any material indebtedness, or any claims which it may possess or waive any material rights regarding a material indebtedness, except in the ordinary course of business;

         - Sell, assign, transfer, convey, license, subcontract, cancel, amend or alter any loan servicing rights, except for sales on the secondary market in the ordinary course of business and in accordance with past practice;

         - Except for its former branch office located at 3316 Glenmore Avenue in Cincinnati, Ohio, sell any material real or personal property, other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Fidelity Financial or any subsidiary;

         - With respect to the branch operations of Centennial Bank, take any action to close any existing branch or open or acquire new branches;

         - Foreclose upon or otherwise take title to or possession of or control of any nonresidential real property without performing an environmental audit;

         - Commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment which would have a material adverse effect on their financial condition, the results of operations, the business or assets;

         - Purchase any real or personal property or make any other capital expenditure in excess of $50,000;

         - Take, or cause to be taken, any action, whether before or after the completion of the acquisition, which would disqualify the acquisition as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or

         - Take any action which would materially and adversely effect or delay the ability of the parties to obtain approvals required to consummate the acquisition.

         - Fidelity Financial has also agreed not to declare or pay any dividend or distribution to its shareholders, except for quarterly dividends of $0.09 per share paid in a manner consistent with its past practices. Fidelity Financial and Provident Financial will coordinate the payments of dividends around the time of the completion of the acquisition to prevent any duplication of dividend benefit to Fidelity Financial shareholders.

ADDITIONAL AGREEMENTS

         Confidentiality. Each party will be afforded reasonable access to the other parties' properties, books, contracts, commitments and records and will furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request. Each party has agreed to keep such information confidential.

         No Solicitation. The merger agreement provides that Fidelity Financial and Centennial Bank shall not, except as the Fidelity Financial board of directors is required by its fiduciary duties to shareholders, directly or indirectly, solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets or securities of Fidelity Financial or its subsidiaries. Fidelity Financial's board of directors may enter into negotiations with other persons regarding such proposals if the board provides written notice to Provident Financial and if the board is required to pursue such negotiations pursuant to its fiduciary duties.

         Employee Benefits. Provident Financial agrees to provide those employees of Fidelity Financial who continue to be employed by Provident Financial with the opportunity to participate in Provident Financial employee benefit plans in effect generally for employees of Provident Financial's subsidiaries if such employee would otherwise satisfy the eligibility requirements of such plans, except for any pre-existing condition limitations or eligibility waiting periods.

         Regulatory Filings/Cooperation. Provident Financial will prepare and file at its expense the appropriate applications and other documents with the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure approval of the consummation of the transactions provided for in the merger agreement.

         Advisory Board. Provident Financial will establish an advisory board comprised of the nine non-employee members of the Fidelity Financial board of directors which will serve as an adjunct to Provident Financial's board of directors. Members of the advisory board will be paid $900 per month and will serve for at least two years after the closing of the acquisition.

         Treatment of Options. Options to purchase Fidelity Financial common stock become rights to purchase shares of Provident Financial common stock as discussed under "Terms of the Acquisition - Treatment of Stock Options" above.

         Director and Officer Insurance. Provident Financial will provide director and officer liability insurance to the former directors and executive officers of Fidelity Financial and its subsidiaries for three years after consummation of the acquisition. This insurance will be comparable to Fidelity Financial's director and officer liability insurance prior to the acquisition.

         Employment Agreements. Provident Financial will honor the terms of existing employment agreements with the executive officers and other specified employees of Fidelity Financial and Centennial Bank. Provident Financial will also enter into a services agreement with Robert Sudbrook, President and Chief Executive Officer of Fidelity Financial, which will include an option to acquire 10,000 shares of Provident Financial common stock at an exercise price equal to the closing price of Provident Financial common stock on the date we complete the acquisition.

         Fidelity Financial Employee Benefit Plans. Fidelity Financial is authorized to take all steps appropriate to terminate the Centennial Bank Employee Stock Ownership Plan and to request that the IRS issue a determination letter to the effect that termination of this plan will not effect the plan's status as a tax-qualified retirement plan. Except as stated, Fidelity Financial will continue to administer its plans until the completion of the acquisition.

CONDITIONS TO THE MERGER

         Conditions to Obligations of Provident Financial and The Provident Bank. The obligations of Provident Financial and The Provident Bank to complete the acquisition are subject to the satisfaction or waiver of the following conditions:

         - The representations and warranties made by Fidelity Financial and its subsidiaries in the merger agreement shall be true and correct;

         - Fidelity Financial and its subsidiaries shall have complied in all material respects with their obligations under the merger agreement;

         - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the acquisition shall be in effect, nor shall any proceeding by any person seeking any of the foregoing be pending;

         - There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the acquisition which makes the consummation of the acquisition illegal;

         - All necessary regulatory approvals, consents, authorizations and other approvals shall have been obtained and all waiting periods required by law shall have expired, and no regulatory authority shall have imposed any condition, requirement or restriction which the board of directors of Provident Financial reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement to Provident Financial and its shareholders as to render inadvisable the consummation of the acquisition;

         - Receipt of all documents required by the merger agreement from Fidelity Financial and its subsidiaries and their officers, directors and employees;

         - Receipt of an opinion of its counsel, Keating, Muething & Klekamp, P.L.L. regarding the tax effects of the acquisition;

         -    The acquisition will be accounted for as a pooling of interests;

         - Receipt from Ernst & Young, LLP of a letter in form and substance satisfactory to Provident Financial stating that the acquisition will qualify for pooling of interests accounting treatment;

         -    Receipt of an opinion of Fidelity Financial's counsel;

         - Receipt of the unaudited financial statements from Fidelity Financial and its subsidiaries as of September 30, 1999, and for the quarter ended September 30, 1999;

         - The unaudited financial statements, disregarding specified expenses related to the acquisition and other specified items, shall reflect shareholders' equity, as of the Closing Date, of not less than $97,605,000;

         - Provident Financial shall have entered into non-solicitation agreements with each of three senior officers of Fidelity Financial and Centennial Bank;

         - Receipt of written confirmation that, after the acquisition, Fidelity Financial's and its subsidiaries' leases will permit continuation of activities as presently conducted and the operation of branches and ATMs of The Provident Bank on all leased premises at which a Centennial Bank branch is currently operated; and

         - Provident Financial shall have had an opportunity to have experts review the computer systems, software and other operations of Fidelity Financial and its subsidiaries, and Provident Financial shall have received reasonably satisfactory confirmation from such experts not later than October 1, 1999 that Fidelity Financial and Centennial Bank are Year 2000 compliant;

         - The pre-closing financial statements as at the end of the month prior to the Closing Date shall report that the deposit accounts of Centennial Bank are the lesser of 95% of the amount of such deposit accounts on August 31, 1999 or if the deposit accounts at Provident Bank as of the end of the month prior to the date the acquisition is consummated are less than the deposit accounts at Provident Bank on August 31, 1999, the percentage reduction of such accounts at Centennial Bank does not exceed the percentage reduction of such accounts at Provident Bank.

         Conditions to Obligations of Fidelity Financial and its Subsidiaries. The obligations of Fidelity Financial and its subsidiaries to complete the acquisition shall be subject to the satisfaction or waiver of the following conditions:

         - The representations and warranties made by Provident Financial and The Provident Bank in the merger agreement shall be true and correct;

         - Provident Financial and The Provident Bank shall have performed and complied in all material respects with all of its obligations required to be performed under the merger agreement;

         - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the acquisition shall be in effect, nor shall any proceeding by any person seeking any of the foregoing be pending;

         - All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the merger agreement by the shareholders of the parties hereto shall have been obtained and all waiting periods required by law shall have expired;

         - Provident Financial shall have registered its common stock to be issued to the Fidelity Financial shareholders with the SEC pursuant to the Securities Act and with all applicable state securities authorities; the Registration Statement covering such common stock shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued; and the Provident Financial common stock shall have been authorized for trading on Nasdaq upon official notice of issuance;

         - Receipt of all documents required by the merger agreement to be received from Provident Financial or The Provident Bank;

         - Since the date of the merger agreement, there shall not have been any change in the financial condition, results of operations or business of Provident Financial, The Provident Bank and their subsidiaries that would have a material adverse effect on Provident Financial, The Provident Bank or their subsidiaries;

         - Receipt of the opinion of Provident Financial's counsel, addressed to Fidelity Financial, regarding the tax implications of the acquisition; and

         - Receipt of opinion of Provident Financial's counsel, addressed to Fidelity Financial.

         Termination. The merger agreement may be terminated:

         -    by mutual agreement of Provident Financial and Fidelity Financial;

         - in the event of the uncured breach of the representations and warranties, by any party to the merger agreement;

         -    upon failure of conditions to completing the acquisition;

         - if regulatory approval is denied or if a regulatory approval imposes a condition, requirement or restriction which the board of directors of Provident Financial reasonably determines in good faith would materially adversely impact the acquisition;

         - if Fidelity Financial shareholders fail to approve the acquisition or if Fidelity Financial's board of directors withdraws or modifies its recommendation for the acquisition;

         - if Fidelity Financial or any of its subsidiaries become subject to an enforcement action which might have a materially adverse effect on Fidelity Financial;

         -    if the Closing Date is later than June 30, 2000;

         - if the Common Exchange Value is less than $36.23, unless either the value of Provident Financial common stock remains, within designated limits, comparable to the stock values of a stated group of companies used as a benchmark for Provident Financial or Provident Financial exercises its option to increase the consideration to be paid to Fidelity Financial shareholders under the merger agreement; or

         - if an unsolicited offer to consummate a competing transaction is received by the board of directors of Fidelity Financial at price per share (or equivalent) higher than $21.00 and Fidelity Financial proceeds to close the competing transaction on the terms of the unsolicited offer.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         We describe below the steps which Fidelity Financial shareholders must take if they wish to exercise dissenters' rights with respect to the acquisition. The description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law. This section is attached as Annex A to this document. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE SHAREHOLDER'S DISSENTERS' RIGHTS UNDER THE OHIO GENERAL CORPORATION LAW. If you are a Fidelity Financial shareholder considering dissenting, you should consult your own legal advisor.

         To exercise dissenters' rights, you must satisfy five conditions:

         -    you must be a shareholder of record on November 1, 1999;

         -    you must not vote dissenting shares in favor of the acquisition;

         - you must deliver a written demand for "fair cash value" of the dissenting shares within 10 days of the vote on the acquisition;

         - if Provident Financial requests, you must send to Provident Financial within 15 days of its request, your stock certificates so that a legend may be added stating that a demand for "fair cash value" has been made; and

         - within three months of your written demand to receive "fair cash value," you must file a complaint in court for a determination of the "fair cash value" or you and Provident Financial must have agreed on the "fair cash value."

         Before completion of the acquisition, all demands and deliveries should be send to Fidelity Financial at the address on page 63, and after the completion of the acquisition, all deliveries and other correspondence should be sent to Provident Financial at the address on page 63.

         The following is a more detailed description of the conditions you must satisfy to perfect dissenters' rights:

         1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of November 1, 1999. If you have a beneficial interest in shares of Fidelity Financial common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the required procedures.

         2. No vote in favor of the acquisition. You must not vote shares as to which you seek "fair cash value" in favor of the approval and adoption of the merger agreement at the special meeting. This requirement will be satisfied:

         - if you submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from this vote,

         - if you do not return a proxy and no vote is cast at the special meeting in favor of the adoption of the merger agreement, or

         - if you revoke a proxy and later "abstain" from or vote "against" the adoption of the merger agreement.

A VOTE FOR THE MERGER AGREEMENT IS A WAIVER OF DISSENTERS' RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the adoption of the merger agreement and will constitute a waiver of dissenters' rights. Voting "against" or not voting does not constitute a waiver of dissenters' rights.

         3. Filing a written demand. You must serve a written demand for the "fair cash value" of dissenting shares upon Provident Financial on or before December 25, 1999, the tenth day after the shareholder vote approving the acquisition. Provident Financial will not inform shareholders of the expiration of the ten-day period and Provident Financial advises you to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on November 1, 1999 and the amount claimed as the "fair cash value" of the dissenting shares. Voting against the acquisition is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

         4. Delivery of certificates for legending. If Provident Financial requests, you must submit your certificates for dissenting shares to Provident Financial within fifteen days after Provident Financial sends its request for endorsement on the certificates by Provident Financial of a legend that demand for fair cash value has been made. The certificates will be returned promptly to you by Provident Financial. Provident Financial intends to make this request to dissenting shareholders.

         5. Petitions to be filed in court. If you and Provident Financial cannot agree on the "fair cash value" of the dissenting shares, you must, within three months after service of your demand for "fair cash value," file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the "fair cash value" of the dissenting shares. The court, if it determines that you are entitled to be paid the "fair cash value" of the dissenting shares, may determine the value of those shares. The court will determine the "fair cash value" per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the "fair cash value" be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of December 14, 1999, the day before the special meeting. The amount of the "fair cash value" excludes any appreciation or depreciation in market value of your shares resulting from the acquisition. The "fair cash value" of your shares may be higher, the same, or lower than the market value of the Fidelity Financial common stock on the date of the acquisition.

         Your right to be paid the "fair cash value" of the dissenting shares will terminate if:

         -    for any reason the acquisition does not become effective,

         -    you fail to make a timely written demand on Provident Financial,

         - you do not, upon request of Provident Financial, timely surrender your Fidelity Financial certificates for an endorsement of a legend that demand for the "fair cash value" of the dissenting shares has been made,

         - you withdraw your demand, with the consent of Fidelity Financial, or

         - Provident Financial and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint.

         If Fidelity Financial shareholders exercise appraisal rights representing 10% or more of the value of the Provident Financial common stock to be received by Fidelity Financial shareholders, the ability of the acquisition to qualify as a pooling of interests for accounting and financial reporting purposes may be adversely affected. This 10% threshold may be reduced. The qualification of the acquisition for pooling of interests accounting is a condition to consummation of the acquisition.

                         STOCK OPTION AGREEMENT BETWEEN
                   PROVIDENT FINANCIAL AND FIDELITY FINANCIAL

         On August 17, 1999, Fidelity Financial and Provident Financial entered into an option agreement providing for the purchase of up to 1,819,216 shares of Fidelity Financial common stock, representing approximately 19.9% of the outstanding shares of Fidelity Financial common stock, at a per share price of $15.75. The option will become exercisable only upon the occurrence of the events described below.

EXERCISE OF STOCK OPTION

         Provident Financial may elect to exercise the option in whole or in part after the occurrence of any "competing transaction" which includes any merger, consolidation, share exchange for a controlling interest, business combination or similar transaction involving Fidelity Financial or its subsidiaries and parties other than Provident Financial and The Provident Bank or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent or more of the assets of Fidelity Financial or any of its subsidiaries in a single transaction or series of related transactions to parties other than Provident Financial or The Provident Bank.

TERMINATION OF STOCK OPTION

         The option will terminate and be of no further force or effect upon the earliest to occur of:

         -    Consummation of the acquisition;

         -    Termination of the merger agreement by its terms; or

         - Eighteen months after termination of the merger agreement by Fidelity Financial as a result of the consummation of a competing transaction.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

         The number and type of securities subject to the option and the purchase price of shares will be adjusted for any stock split, reverse split, dividend, exchange of shares or similar transaction relating to the Fidelity Financial common stock, so that Provident Financial will receive upon exercise of the option the same number and type of securities as if the option had been exercised immediately before the change in Fidelity Financial common stock.

REPURCHASE OF OPTION SHARES

         Provident Financial can require that Fidelity Financial pay either the "Cash-Out Amount" for the redelivery and cancellation without exercise of the option or pay the "Redemption Amount" for the repurchase of optioned shares obtained by Provident Financial as a result of the exercise of the option.

         - The "Cash-Out Amount" means the amount, calculated as of the date of Provident Financial's notice requesting repurchase, equal to the number of shares then subject to this option multiplied by the difference between the "Market/Offer Price" of the Fidelity Financial common stock and the exercise price of the option.

         - The "Redemption Amount" means an amount, calculated as of the date of Provident Financial's notice, equal to the number of shares of Fidelity Financial common stock acquired upon the exercise of the option multiplied by the "Market/Offer Price" of the Fidelity Financial common stock.

         - "Market/Offer Price" means, as of any date, the highest of: (i) the average of the daily closing sales price for a share of Fidelity Financial common stock on Nasdaq during the ten trading days prior to the fifth trading day immediately preceding the date, (ii) $21.00 per share; or (iii) the highest price per share offered by any third party as of such date pursuant to any tender or exchange offer or other public offer for Fidelity Financial common stock.

REGISTRATION RIGHTS

         Provident Financial has rights to require registration under the securities laws of any shares of Fidelity Financial common stock purchased pursuant to the Stock Option Agreement if necessary to enable Provident Financial to sell such shares.

EFFECT OF STOCK OPTION AGREEMENT

         The Stock Option Agreement is intended to increase the likelihood that the acquisition will be completed on the terms in the merger agreement. As a result, aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or before the completion of the acquisition be interested in acquiring all of or a significant interest in Fidelity Financial from considering or proposing such an acquisition, even if they were prepared to offer consideration per share for Fidelity Financial common stock higher than the consideration in the merger agreement.

                         PROVIDENT FINANCIAL GROUP, INC.

GENERAL

         Provident Financial is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. At June 30, 1999, Provident had total assets of $8.5 billion, loans and leases of $5.8 billion, deposits of $5.8 billion and shareholders' equity of $717 million. Provident also services an additional $4.5 billion of loans and leases.

         Provident Financial has expanded its franchise in recent years through internal growth and acquisitions. Business units that have been expanded to operate at a national level include Provident Capital Corp (a middle-market structured finance products division), Provident Commercial Group and Information Leasing Corporation (commercial leasing divisions) and Provident Consumer Financial Services (a mortgage loan division). Provident Financial has also expanded by acquisitions of Florida Gulfcoast Bancorp, Inc. located in Sarasota, Florida and South Hillsborough Community Bank located in Hillsborough County, Florida.

         Provident Financial conducts its banking operations through The Provident Bank and Provident Bank of Florida.

         At June 30, 1999, Provident Financial and its subsidiaries employed approximately 2,550 full-time-equivalent employees.

RECENT DEVELOPMENT

         On August 3, 1999, Provident Financial announced its agreement to acquire OHSL Financial Corp. OHSL Financial Corp., with $284 million in assets, operates six full-service banking offices in Cincinnati, Ohio through its subsidiary, Oak Hills Savings and Loan Company, F.A.

         Under terms of the agreement, OHSL shareholders will receive shares of Provident Financial common stock having an approximate value of $57 million. The transaction, which will be accounted for as a purchase, is expected to close in the fourth quarter of 1999.

                        FIDELITY FINANCIAL OF OHIO, INC.

         Fidelity Financial is an Ohio corporation and the holding company for Centennial Bank, a federally chartered savings bank which conducts business through fifteen full-service offices located in the Cincinnati, Ohio metropolitan area. Centennial Bank is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by single-family residences located primarily in southwestern Ohio. Such loans amounted to $508.6 million, or 75.7%, of Centennial's total loan portfolio (including loans held for sale) at June 30, 1999. To a lesser extent, Centennial originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $50.2 million, or 7.5%, and $66.0 million, or 9.8%, respectively, of the total loan portfolio (including loans held for sale) at June 30, 1999, as well as construction loans, consumer loans and commercial loans which respectively amounted to $28.9 million, or 4.3%, and $6.6 million, or 1.0% and $11.3 million, or 1.7%, of the total loan portfolio (including loans held for sale) at such date. Centennial Bank also invests in U.S. Government and federal agency obligations and mortgage-backed securities which are insured by federal agencies.

                DESCRIPTION OF PROVIDENT FINANCIAL CAPITAL STOCK

         The following is a summary of the provisions of Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations which govern the terms of Provident Financial's common stock.

Common Stock

         Provident Financial's Articles of Incorporation authorize the issuance of 110,000,000 shares of common stock. At June 30, 1999 approximately 4,000 record holders owned the 42,610,338 outstanding shares, all of which are fully paid, validly issued and non-assessable.

         Holders of Provident Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders may cumulate their votes when electing directors.

         Holders of Provident Financial common stock are entitled to share in the dividends that the board of directors validly declares from legally available funds. If Provident Financial liquidates, holders of Provident Financial common stock also are entitled to participate ratably in the assets remaining after Provident Financial pays its liabilities and preferred stock liquidation preferences.

         Holders of Provident Financial common stock do not have preemptive rights or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Provident Financial. Provident Financial common stock has no redemption or sinking fund provisions. Approving amendments to the Articles of Incorporation, mergers, reorganizations and similar transactions requires the vote of the holders of two-thirds of all outstanding shares of Provident Financial common stock. The Provident Bank serves as Registrar and Transfer Agent for Provident Financial common stock.

Preferred Stock

         Provident Financial's Articles of Incorporation authorize 5,000,000 shares of preferred stock which may be issued from time to time in series that have been designated preferences, rights, qualifications and limitations that the board of directors, in its sole discretion, may determine. The board of directors can give preferred stock both voting and conversion rights which would affect the voting power and equity of holders of Provident Financial common stock. Preferred stock could also have preference to Provident Financial common stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Provident Financial. Provident Financial has 70,272 shares of preferred stock, designated as its Series D Preferred Stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of Provident Financial common stock, and pays an annual dividend equal to the dividend payable on 14.0625 shares of Provident Financial common stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

         After the acquisition, shareholders of Fidelity Financial will become shareholders of Provident Financial. Their rights will then be governed by Provident Financial's Articles of Incorporation, Provident Financial's Code of Regulations and Ohio General Corporation Law. Presently, Fidelity Financial shareholders' rights are governed by Fidelity Financial's Articles of Incorporation, Fidelity Financial's Code of Regulations, and Ohio General Corporation Law. The following summary, which is not a complete statement of all differences between rights of the holders of Provident Financial common stock and Fidelity Financial common stock, discusses differences between Fidelity Financial's Articles of Incorporation and Code of Regulations and Provident Financial's Articles of Incorporation and Code of Regulations. While Provident Financial believes that the provisions of its Articles of Incorporation and its Code of Regulations are in its shareholders' best interests, shareholders of Fidelity Financial should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. For information as to how to get the full text of each document, see "Where You Can Find More Information" on page 61

CLASSIFIED BOARD OF DIRECTORS

         Provident Financial's entire board of directors is elected annually. Fidelity Financial's board of directors is divided into three classes with each class elected in staggered elections and serving a three-year term.

         Classification of directors makes it more difficult for shareholders to change the composition of the Fidelity Financial board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to change the majority of the Fidelity Financial board of directors. If Fidelity Financial were confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board of directors sufficient time to review the proposal. The board of directors would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. The classification provisions could also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of Fidelity Financial in a transaction that could be beneficial to Fidelity Financial or its shareholders.

NUMBER OF DIRECTORS

         Provident Financial's board of directors consists of seven directors and Fidelity Financial's board of directors consists of twelve directors.

REMOVAL OF DIRECTORS

         Provident Financial's directors are subject to removal as provided by Ohio General Corporation Law or by other lawful procedures.

         Any Fidelity Financial director may be removed from office without cause by an affirmative vote of 75% of the total votes eligible to be cast at a meeting of shareholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or deemed liable by a court for gross negligence or misconduct in the performance of such director's duties to Fidelity Financial.

VACANCIES

         Vacancies on Provident Financial's Board may be filled by two-thirds of the remaining directors, although less than a quorum. Any director so elected shall serve for the remainder of the unexpired term.

         Vacancies and newly created directorships resulting from any increase in the authorized number of directors of Fidelity Financial may be filled by the affirmative vote of two-thirds of the directors then in office, even if such number is less than a quorum.

SPECIAL MEETINGS

         Special meetings of Provident Financial's shareholders may be called by the Chairman of the board of directors, the President, or by a majority of directors or shareholders holding 35% of the voting power of Provident Financial.

         Special meetings of Fidelity Financial's shareholders may be called by the Chairman of the Board, the President, the board of directors or shareholders holding 50% of the voting power of Fidelity Financial.

CUMULATIVE VOTING

         Provident Financial's shareholders may cumulate votes in the election of directors. Fidelity Financial's shareholders are not entitled to cumulate votes in the election of directors.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

         Provident Financial has no provisions regarding an advance notice procedure.

         For Fidelity Financial shareholders to properly introduce business to be transacted at the annual or any special meeting of shareholders, a shareholder of record must give written notice of any proposal, including nominations for Fidelity Financial's board of directors, to Fidelity Financial's corporate secretary not less than sixty days prior to the anniversary date of the immediately proceeding annual meeting.

AMENDMENTS TO CHARTER DOCUMENTS

         Provident Financial's Articles of Incorporation may be amended by the vote of holders of shares representing two-thirds of the voting power. See "Description of Provident Financial Capital Stock." Provident Financial's Code of Regulations may be amended at a meeting by the vote of the holders of shares representing a majority of Provident Financial's voting power or without a meeting by the written consent of the holders of two-thirds of such voting power.

         Fidelity Financial's Articles of Incorporation may be amended by the vote of a majority of the voting power of Fidelity Financial except for specified provisions which require the affirmative vote of 75% of the voting power of Fidelity Financial. Holders of two-thirds of the voting power of Fidelity Financial entitled to vote at a meeting of shareholders called for that purpose may amend Fidelity Financial's Code of Regulations.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

         The vote of holders of two-thirds of Provident Financial's voting power is required to approve mergers, dissolutions, dispositions of all or substantially all of Provident Financial's assets and acquisitions and combinations involving the issuance of shares representing one-sixth or more of the voting power of the corporation other than so-called parent-subsidiary mergers.

         The affirmative vote of the holders of a majority of the voting power of Fidelity Financial entitled to vote at a meeting of shareholders called for that purpose is required to approve a proposed merger or consolidation of Fidelity Financial with or into one or more other corporations or a proposed combination or majority share acquisition involving the issuance of shares of Fidelity Financial.

         Notwithstanding the foregoing, the vote of holders of 80% of the voting power of Fidelity Financial is required to approve:

         - any merger, share exchange or consolidation with or into a "Related Person" ("Related Person" is defined to include any individual or person owning 10% or more of the outstanding stock of Fidelity Financial);

         - any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of greater than 25% of the assets of Fidelity Financial or of a subsidiary to a Related Person;

         - any merger or consolidation of a Related Person with or into Fidelity Financial;

         - any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or more than 25% of the assets of a Related Person to Fidelity Financial or a subsidiary;

         - the issuance of any securities of Fidelity Financial or a subsidiary to a Related Person;

         - the acquisition by Fidelity Financial or a subsidiary of any securities of a Related Person;

         - any reclassification of the common stock of Fidelity Financial, or any recapitalization involving the common stock of Fidelity Financial; and

         - any agreement, contract or other arrangement providing for any of the above-mentioned transactions.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

         Ohio has laws that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's board of directors in advance of a takeover attempt.

         Merger Moratorium Statutes. Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, applies to Provident Financial and Fidelity Financial.

         The Ohio Merger Moratorium Statute governs business combinations and other transactions between an Ohio public company (such as Provident Financial and Fidelity Financial) and an "interested shareholder." An interested shareholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

         For three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to that shareholder are prohibited:

         -    the sale or acquisition of any interest in assets,

         -    mergers and similar transactions,

         -    a voluntary dissolution,

         - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares,

         - a transaction that increases the interested shareholder's proportionate ownership of the company, and

         - any other benefit that is not shared proportionately by all shareholders.

         After three years, transactions between the company and an interested shareholder generally require:

         - approval by at least a two-thirds majority shareholder vote, including a majority of shares not owned or controlled by the interested shareholder, or

         - satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested shareholder.

         Profit Recapture Provision. Section 1707.043 of the Ohio Revised Code applies to Provident Financial and Fidelity Financial. This section provides that:

         - if a shareholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company then the company may recover the profit unless the shareholder proves in court that:

         - its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed,

         - it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and

         - the proposal did not have a material adverse effect on the price or trading volume of the shares.

APPRAISAL RIGHTS

         Dissenting shareholders of Provident Financial and Fidelity Financial who dissent to mergers and similar transactions on which they vote are entitled to appraisal rights if:

         - an amendment to the articles of incorporation changes the preference or dividend terms of issued shares, changes substantially the purpose of the corporation or changes the corporation into a nonprofit corporation,

         -        a merger or consolidation with another corporation occurs, or

         - an acquisition of another corporation in a merger, combination or majority share acquisition which involves the transfer to the target of shares having one-sixth or more of the acquiror's voting power occurs.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

         Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a limited extent, executive officers. Ohio law has codified the traditional business judgement rule. Ohio law provides that the business judgement presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

         Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

         Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

         Provident Financial's Code of Regulations provides that it shall indemnify its directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment and shall advance to officers and directors, under specified circumstances, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits. Additionally, Provident Financial maintains insurance on behalf of its directors, officers, employees and agents.

         Fidelity Financial's Articles of Incorporation provide that it shall indemnify its directors, officers, employees, or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements incurred by such persons in connection with defending pending, threatened or completed suits to the full extent permissible under Ohio law. Fidelity Financial also maintains insurance on behalf of its directors, officers, employees and agents.

                              SECURITY OWNERSHIP OF
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of September 30, 1999, information with respect to the beneficial ownership of Fidelity Financial common stock by each person known by Fidelity Financial to be the beneficial owner of more than five percent of the common stock, by each present director of Fidelity Financial, by executive officers of Fidelity Financial and by all directors and executive officers of Fidelity Financial as a group. Unless otherwise indicated in the note to this table, the shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.


           NAME OF BENEFICIAL OWNER           NO OF SHARES (1)  PERCENT OF CLASS
           ------------------------           ----------------  ----------------

      Employee Stock Ownership Plan Trust (2)        549,317         6.01%
      --------------------------------------------------------------------------
      Daniel W. Geeding (3)                           47,778         0.52%
      --------------------------------------------------------------------------
      Joseph D. Hughes (4)                            69,536         0.76%
      --------------------------------------------------------------------------
      Michael. W. Jordan (5)                          22,578         0.25%
      --------------------------------------------------------------------------
      Kenneth C. Lichtendahl (6)                      61,944         0.68%
      --------------------------------------------------------------------------
      David A. Lueke (7)                              20,631         0.23%
      --------------------------------------------------------------------------
      Gregory P. Niesen (8)                           17,627         0.19%
      --------------------------------------------------------------------------
      Constantine N. Papadakis (9)                    18,444         0.20%
      --------------------------------------------------------------------------
      John R. Reusing (10)                           113,685         1.24%
      --------------------------------------------------------------------------
      Edgar A. Rust (11)                             115,105         1.26%
      --------------------------------------------------------------------------
      Thomas N. Spaeth (12)                           23,497         0.26%
      --------------------------------------------------------------------------
      Thomas J. Schiller (13)                         21,763         0.24%
      --------------------------------------------------------------------------
      Elaine M. Schmidt (14)                          20,573         0.22%
      --------------------------------------------------------------------------
      Paul D. Staubach (15)                           77,890         0.85%
      --------------------------------------------------------------------------
      Robert R. Sudbrook (16)                         67,484         0.74%
      --------------------------------------------------------------------------
      John L. Torbeck (17)                            45,519         0.50%
      --------------------------------------------------------------------------
      Robert W. Zumbiel (18)                          36,363         0.40%
      --------------------------------------------------------------------------
      All directors and executive officers
      as a group (16 persons)                        780,417         8.39%
      --------------------------------------------------------------------------

(1) Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act, a person or entity is considered to beneficially own shares if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person or entity has sole voting and sole investment power with respect to the indicated shares. Shares which are subject to stock options and which may be exercised within 60 days of September 30, 1999 are deemed to be outstanding for the purpose of computing the percentage of Fidelity Financial shares beneficially owned by such person.

(2) The Employee Stock Ownership Plan Trust was established pursuant to an agreement between Fidelity Financial and 3 executive officers, who act as trustees of the ESOP. As of September 30, 1999, 166,894 shares held in the Trust were unallocated and 382,423 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares and allocated shares for which employees do not give instructions will generally be voted in the same ratio on any matter as to those shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustee and applicable law.

(3) Includes 1,470 shares as to which Mr. Geeding shares voting or investment power and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(4) Includes 1,935 shares held by Fidelity Financial's ESOP for the account of Mr. Hughes, 2,851 shares held in Fidelity Financial's 401(k) Retirement Plan, options to purchase 6,244 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 5,000 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(5) Includes options to purchase 5,203 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(6) Includes 9,132 shares as to which Mr. Lichtendahl shares voting or investment power and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(7) Includes options to purchase 6,244 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(8) Includes 1,415 shares held by Fidelity Financial's ESOP for the account of Mr. Niesen, 1,478 shares held in Fidelity Financial's 401(k) Retirement Plan and options to purchase 11,000 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(9) Includes options to purchase 6,244 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(10) Includes 337 shares as to which Mr. Reusing shares voting or investment power, 337 shares owned by Mr. Reusing's wife, options to purchase 11,438 shares pursuant to Fidelity Financial's 1992 Stock Inventive Plan, options to purchase 6,804 shares pursuant to Fidelity Financial's 1997 Stock Option Plan, 21,270 shares held by Fidelity Financial's ESOP for the account of Mr. Reusing and 12,880 shares held by Fidelity Financial's 401(k) Retirement Plan.

(11) Includes 13,770 shares held in a trust for which Mr. Rust is the trustee, 19,381 shares held by Fidelity Financial's ESOP for the account of Mr. Rust, 24,915 shares held by Fidelity Financial's 401(k) Retirement Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(12) Includes 3,800 shares held in Mr. Spaeth's wife's IRA, options to purchase 6,244 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(13) Includes options to purchase 15,000 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(14) Includes 551 shares held by Fidelity Financial's ESOP for the account of Ms. Schmidt, 5,875 shares held in Fidelity Financial's 401(k) Retirement Plan and options to purchase 14,000 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(15) Includes 650 shares held in trust for Mr. Staubach's children, for which Mr. Staubach is custodian, options to purchase 6,289 shares pursuant to Fidelity Financial's 1992 Stock Option Plan, options to purchase 4,977 shares pursuant to Fidelity Financial's 1997 Stock Option Plan, 11,559 shares held by Fidelity Financial's ESOP for the account of Mr. Staubach and 7,481 shares held by Fidelity Financial's 401(k) Retirement Plan.

(16) Includes options to purchase 31,500 shares pursuant to Fidelity Financial's 1990 Stock Option Plan, 1,719 shares held by Fidelity Financial's ESOP for the account of Mr. Sudbrook and 4,319 shares held by Fidelity Financial's 401(k) Retirement Plan.

(17) Includes options to purchase 9,849 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

(18) Includes options to purchase 6,244 shares pursuant to Fidelity Financial's 1997 Stock Option Plan and options to purchase 600 shares pursuant to Fidelity Financial's 1990 Stock Option Plan.

                                  LEGAL MATTERS

      The legality of the Provident Financial common stock offered hereby will be passed upon for Provident Financial by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Members of that firm participating in matters related to the acquisition beneficially own approximately 114,323 shares of Provident Financial common stock. Keating, Muething & Klekamp, P.L.L. has also delivered opinions to Provident Financial as to tax matters.

                                     EXPERTS

      The consolidated financial statements of Provident Financial Group, Inc. appearing in Provident Financial's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Fidelity Financial as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 appearing in Fidelity Financial's Annual Report on Form 10-K and incorporated by reference into this document have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      If the acquisition is not consummated prior to the 2000 Annual Meeting of Fidelity Financial, any shareholder proposal intended to be presented at the 2000 Annual Meeting must have been received by Fidelity Financial prior to December 14, 1999 in order to be considered in the proxy materials for such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

      Fidelity Financial and Provident Financial each file reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Fidelity Financial and Provident Financial file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Fidelity Financial's and Provident Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at

"http://www.sec.gov." Reports, proxy statements and other information regarding Fidelity Financial and Provident Financial also may be inspected at the offices of Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

      Provident Financial has filed a Registration Statement with the SEC to register the shares of Provident Financial common stock to be issued to Fidelity Financial shareholders in the acquisition. This document is a part of the Registration Statement and constitutes a prospectus of Provident Financial, as well as a proxy statement of Fidelity Financial for the special meeting.

      As allowed by SEC rules, this document does not contain all information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows Fidelity Financial and Provident Financial to "incorporate by reference" information into this document, which means that Fidelity Financial and Provident Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference the documents set forth below that Fidelity Financial and Provident Financial have previously filed with the SEC. These documents contain important information about Fidelity Financial and Provident Financial and their respective financial condition.

FIDELITY FINANCIAL SEC FILINGS:

         1.       Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998
         2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999
         3.       Current Reports on Form 8-K dated March 19, 1999 and August
                  16, 1999
         4. The description of the Fidelity Financial common stock contained in the Registration Statement on Fidelity Financial's Registration Statement on Form S-4 (File No.333-69293) filed on December 18, 1998.

PROVIDENT FINANCIAL SEC FILINGS:

         1.       Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998
         2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999
         3.       Current Reports on Form 8-K dated January 29, 1999 and June
                  25, 1999
         4. The description of the Provident Financial common stock contained in the Registration Statement on Form S-4, SEC File No. 333-32423.

      Fidelity Financial and Provident Financial are also incorporating by reference additional documents that they may respectively file with the SEC between the date of this document and the date of the special meeting. These include periodic reports, such as an Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports, as well as proxy statements.

      If you are a shareholder of Fidelity Financial or Provident Financial, you can obtain any of the documents incorporated by reference through Fidelity Financial and Provident Financial, respectively, or from the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Fidelity Financial and Provident Financial without charge, excluding all exhibits. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Fidelity Financial and Provident Financial at the following address:


                         Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                               Attn: Mark E. Magee
                                 (513) 579-2861

                        Fidelity Financial of Ohio, Inc.
                               5535 Glenway Avenue
                             Cincinnati, Ohio 45238
                           Attn: Paul D. Staubach, CFO
                                 (513) 922-5959

      If you would like to request documents from Fidelity Financial or Provident Financial, please do so by December 8, 1999 to receive them before the special meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. FIDELITY FINANCIAL AND PROVIDENT FINANCIAL HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF PROVIDENT FINANCIAL'S SECURITIES IN THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A


         SECTION 1701.84. DISSENTS IN CASE OF A MERGER, CONSOLIDATION, COMBINATION, OR MAJORITY SHARE ACQUISITION.

         The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

         (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code.

         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them vote;

         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

         SECTION 1701.85.  PROCEDURE IN CASE OF DISSENTS.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger of consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.


         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing buyer who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                  (a) The dissenting shareholder has not complied with this section unless the corporation by its directors waives such failure;

                  (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                  (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEX B

================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                      among

                         PROVIDENT FINANCIAL GROUP, INC.
                              an Ohio corporation,

                               THE PROVIDENT BANK
                          an Ohio banking corporation,


                        FIDELITY FINANCIAL OF OHIO, INC.
                              an Ohio corporation,

                        FIDELITY ACQUISITION CORPORATION
                               an Ohio corporation

                                       and

                                CENTENNIAL BANK,
                              an Ohio savings bank


                              Dated August 16, 1999


================================================================================

                                TABLE OF CONTENTS


ARTICLE 1          TERMS OF MERGERS AND CLOSING...........................................................2
   Section 1.1     Definitions. ..........................................................................2
   Section 1.2     Merger Transactions. ..................................................................5
   Section 1.3     Merging ...............................................................................5
   Section 1.4     Surviving Corporations.................................................................5
   Section 1.5     Effect of Mergers......................................................................6
   Section 1.6     Conversion of Stock....................................................................6
   Section 1.7     Share Adjustments......................................................................8
   Section 1.8     Closing.  .............................................................................8
   Section 1.9     Exchange Procedures; Surrender of Certificates.........................................8
   Section 1.10    Closing Date and Effective Time........................................................9
   Section 1.11    Closing Deliveries....................................................................10
   Section 1.12    Dissenter's Rights....................................................................12

ARTICLE 2          REPRESENTATIONS AND WARRANTIES OF FIDELITY............................................12
   Section 2.1     Organization and Capital Stock........................................................13
   Section 2.2     Authorization.........................................................................15
   Section 2.3     Subsidiaries..........................................................................16
   Section 2.4     No Defaults...........................................................................16
   Section 2.5     Financial Information.................................................................16
   Section 2.6     Absence of Changes....................................................................17
   Section 2.7     Litigation and Related Matters........................................................17
   Section 2.8     Regulatory Matters....................................................................17
   Section 2.9     Reports...............................................................................18
   Section 2.10    Non-Banking Activities of Fidelity and Subsidiaries...................................18
   Section 2.11    Fiduciary Responsibilities............................................................18
   Section 2.12    Fair Lending; Community Reinvestment Act..............................................19
   Section 2.13    Employment Agreements.................................................................19
   Section 2.14    Employee Matters and ERISA............................................................19
   Section 2.15    Title to Properties; Insurance........................................................21
   Section 2.16    Intellectual Property Rights..........................................................21
   Section 2.17    Environmental Matters.................................................................22
   Section 2.18    Year 2000 Compliance..................................................................23
   Section 2.19    Certain Operational Matters...........................................................23
   Section 2.20    Material Contracts and Agreements.....................................................23
   Section 2.21    Interest Rate Risk Management Instruments.............................................24
   Section 2.22    State Takeover Laws...................................................................24
   Section 2.23    Tax Matters...........................................................................25
   Section 2.24    Brokerage.............................................................................25
   Section 2.25    Compliance with Law...................................................................26
   Section 2.26    No Undisclosed Liabilities............................................................26

   Section 2.27    Pooling...............................................................................26
   Section 2.28    Statements True and Correct...........................................................26

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF PFGI AND
                   PROVIDENT BANK........................................................................26
   Section 3.1     Organization and Capital Stock........................................................26
   Section 3.2     Authorization.........................................................................27
   Section 3.3     Subsidiaries..........................................................................28
   Section 3.4     No Defaults...........................................................................28
   Section 3.5     Financial Information.................................................................28
   Section 3.6     Absence of Changes....................................................................28
   Section 3.7     Litigation and Related Matters........................................................29
   Section 3.8     Regulatory Matters....................................................................29
   Section 3.9     Reports...............................................................................29
   Section 3.10    Tax Matters...........................................................................29
   Section 3.11    Brokerage.............................................................................29
   Section 3.12    Compliance With Law...................................................................29
   Section 3.13    No Undisclosed Liabilities............................................................30
   Section 3.14    Statements True and Correct...........................................................30
   Section 3.15    Year 2000 Compliance..................................................................30
   Section 3.16    Interested Shareholder Provision......................................................31
   Section 3.17    Accounting Changes....................................................................31

ARTICLE 4          AGREEMENTS OF FIDELITY AND ITS SUBSIDIARIES ..........................................31
   Section 4.1     Business in Ordinary Course...........................................................31
   Section 4.2     Breaches..............................................................................34
   Section 4.3     Submission to Management and Shareholders.............................................35
   Section 4.4     Consents to Contracts and Leases......................................................35
   Section 4.5     Consummation of Agreement.............................................................35
   Section 4.6     Employee Benefit Plans................................................................36
   Section 4.7     Access to Information.................................................................38
   Section 4.8     Plan of Merger........................................................................38
   Section 4.9     Cooperation...........................................................................39

ARTICLE 5          AGREEMENTS OF PFGI AND PROVIDENT BANK.................................................39
   Section 5.1     Regulatory Approvals; Other Agreements................................................39
   Section 5.2     Breaches..............................................................................40
   Section 5.3     Consummation of Agreement.............................................................40
   Section 5.4     Employee Benefits.....................................................................40
   Section 5.5     Advisory Board........................................................................41
   Section 5.6     Director and Officer Matters..........................................................42
   Section 5.7     Access to Information.................................................................42

   Section 5.8     Employment Agreements.................................................................43

   ARTICLE 6       CONDITIONS PRECEDENT TO MERGER........................................................43
   Section 6.1     Conditions to Obligations of PFGI and Provident Bank..................................43
   Section 6.2     Conditions to Obligations of Fidelity and its Subsidiaries............................46

   ARTICLE 7       TERMINATION OR ABANDONMENT............................................................48
   Section 7.1     Mutual Agreement......................................................................48
   Section 7.2     Breach of Agreements..................................................................48
   Section 7.3     Failure of Conditions.................................................................48
   Section 7.4     Regulatory Approval Denial; Burdensome Condition......................................48
   Section 7.5     Shareholder Approval Denial; Withdrawal/Modification of Board
                   Recommendation........................................................................49
   Section 7.6     Regulatory Enforcement Matters........................................................49
   Section 7.7     Outside Closing Date..................................................................49
   Section 7.8     Termination for Materially Improved Offer.............................................49
   Section 7.9     Upset Provision.......................................................................50
   Section 7.10    Effect of Termination.................................................................51

ARTICLE 8          GENERAL...............................................................................51
   Section 8.1     Disclosure Schedule...................................................................51
   Section 8.2     Confidential Information..............................................................52
   Section 8.3     Publicity.............................................................................52
   Section 8.4     Return of Documents...................................................................52
   Section 8.5     Notices...............................................................................52
   Section 8.6     Liabilities and Expenses..............................................................53
   Section 8.7     Survival of Representations and Warranties............................................54
   Section 8.8     Entire Agreement......................................................................54
   Section 8.9     Headings and Captions.................................................................54
   Section 8.10    Waiver, Amendment or Modification.....................................................55
   Section 8.11    Rules of Construction.................................................................55
   Section 8.12    Counterparts. ........................................................................55
   Section 8.13    Successors and Assigns................................................................55
   Section 8.14    Severability..........................................................................55
   Section 8.15    Governing Law; Assignment. ...........................................................56
   Section 8.16    Enforcement of Agreement..............................................................56
   Section 8.17    Objections under Antitrust Laws.......................................................56
   Section 8.18    Current Information...................................................................56
   Section 8.19    Integration of Operations.............................................................56
   Section 8.20    Option Agreement......................................................................57

                                    EXHIBITS

Exhibit 1.4          Names and Addresses of the Directors of The Provident Bank
Exhibit 1.11(a)      Legal Opinion from Counsel for Fidelity
Exhibit 1.11(b)      Legal Opinion from Counsel for PFGI
Exhibit 6.1(g)       Pooling Affiliate Letter
Exhibit 7.9          List of Index Companies
Exhibit 8.20         Form of Stock Option Agreement







                                    SCHEDULES

Disclosure Schedule

                              INDEX TO DEFINITIONS

Aggregate Merger Consideration...........................................2
Agreement ...............................................................1
Allocated Shares .......................................................36
AMEX ....................................................................2
BHCA ...................................................................16
Burdensome Condition ...................................................44
Centennial ..............................................................1
Centennial Common Shares ................................................2
Centennial ESOP ........................................................36
Certificates ............................................................7
Closing .................................................................8
Closing Date ............................................................9
Code ....................................................................1
Common Exchange Value ...................................................2
Competing Transaction ...................................................2
Continued Employee .....................................................41
Contract ................................................................2
CRA ....................................................................19
CSLSC ...................................................................2
Disclosure Schedule ....................................................51
Disqualified Individual ................................................25
Effective Termination Date .............................................50
Effective Time .........................................................10
Environmental Laws .....................................................22
ERISA ..................................................................19
Exchange Act ...........................................................16
Exchange Agent ..........................................................8
FDIC ....................................................................2
Federal Reserve Board ..................................................16
Fidelity ................................................................1
Fidelity Acquisition ....................................................1
Fidelity Common Shares ..................................................2
Fidelity Employee Plans ................................................19
Fidelity Financial Statements...........................................17
Final Index Price .......................................................3
Final PFGI Price ........................................................3
Forfeited Shares .......................................................36
Holding Company Merger ..................................................1
HSR Act ................................................................16
Index Companies .........................................................3
Index Ratio ............................................................50
Initial Exchange Value ..................................................3
Initial Index Price .....................................................3
Injunction .............................................................43
IRS .....................................................................3
Material Adverse Effect .................................................3
Material Contracts .....................................................24
Maximum Exchange Value ..................................................3
Merger Consideration ....................................................3
Merger Letter of Transmittal.............................................9
Mergers .................................................................3
Minimum Exchange Value ..................................................4
NASDAQ ..................................................................4
NYSE ....................................................................4
OGCL ....................................................................5
Option Exchange Ratio ...................................................7
OTS .....................................................................4
Outstanding Centennial Shares............................................4
Outstanding Fidelity Shares..............................................4
Per Share Consideration .................................................4
Person ..................................................................4
PFGI ....................................................................1
PFGI Common Shares ......................................................4
PFGI Employee Plans ....................................................41
PFGI Financial Statements ..............................................28
PFGI Ratio .............................................................50
Pledged PFGI Shares ....................................................36
Pledged Shares .........................................................36
Pre-Closing Financial Statements........................................45
Provident Bank ..........................................................1
Registration Statement ..................................................4
Regulatory Agency .......................................................4
Regulatory Agreement ...................................................18
Required Regulatory Actions.............................................16
SEC .....................................................................5
Securities Act ..........................................................5
SGFSC ...................................................................5
Share Adjustment ........................................................8
Shareholders' Meeting ..................................................35
Stock Option Agreement ..................................................5
Subsidiaries ............................................................5
Subsidiary Merger .......................................................1
Tax Return ..............................................................5
Taxes ...................................................................5
Year 2000 Compliant ....................................................23

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made as of August 16, 1999, among PROVIDENT FINANCIAL GROUP, INC., an Ohio corporation ("PFGI"), THE PROVIDENT BANK, an Ohio banking corporation ("PROVIDENT BANK"), FIDELITY FINANCIAL OF OHIO, INC., an Ohio corporation ("FIDELITY"), FIDELITY ACQUISITION CORPORATION, an Ohio corporation ("FIDELITY ACQUISITION") and CENTENNIAL BANK, an Ohio savings bank ("CENTENNIAL").

                                    RECITALS

         A. The respective Boards of Directors of PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein in which Centennial shall, subject to the terms and conditions set forth herein, merge with and into Provident Bank, a subsidiary of PFGI (the "SUBSIDIARY MERGER") and Fidelity shall, subject to the terms and conditions set forth herein, merge with and into PFGI (the "HOLDING COMPANY MERGER").

         B. The respective Boards of Directors of PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial have each determined that the Mergers and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals and in the best interests of the shareholders of the respective companies.

         D. For federal income tax purposes, it is intended that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and, as such, shareholders of Fidelity will receive certain federal income tax- deferral benefits with respect to shares of PFGI received in the Holding Company Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

         E. For accounting purposes, it is intended that the Mergers shall be accounted for under the pooling of interests method of accounting.

         F. PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

         G. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, PFGI, Provident Bank, Fidelity, Fidelity Acquisition and Centennial hereby agree as follows:

                                    ARTICLE 1

                          TERMS OF MERGERS AND CLOSING

         SECTION 1.1 DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:

         "AMEX" shall mean the American Stock Exchange.

         "AGGREGATE MERGER CONSIDERATION" shall mean the aggregate consideration payable in respect of the Outstanding Fidelity Shares at the Effective Time.

         "CSLSC" shall mean Centennial Savings and Loan Services Corporation, an Ohio corporation and a wholly-owned Subsidiary of Centennial.

         "CENTENNIAL COMMON SHARES" shall mean the shares of common stock of Centennial, par value $.01 per share.

         "COMMON EXCHANGE VALUE" shall mean the average of the closing sale prices per share for PFGI Common Shares as reported on the NASDAQ and published in The Wall Street Journal (or if not published therein, as published by another authoritative source) during the ten (10) consecutive trading-day period during which the PFGI Common Shares are traded on the NASDAQ ending on the date on which the last regulatory approval required to consummate the Mergers is granted, but the per share Common Exchange Value so determined shall be not less than the Minimum Exchange Value and not greater than the Maximum Exchange Value.

         "COMPETING TRANSACTION" shall mean any of the following involving Fidelity or its Subsidiaries (other than the transaction contemplated by this Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of Fifty Percent (50%) or more of the assets of Fidelity or any of its Subsidiaries in a single transaction or series of related transactions.

         "CONTRACT" shall mean, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person is a party or by which it is bound or to which any of its properties is subject.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FIDELITY COMMON SHARES" shall mean the shares of common stock of Fidelity, par value $.10 per share.

         "FINAL INDEX PRICE" shall mean the weighted average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, NASDAQ or AMEX for the trading days during which the Common Exchange Value is determined, with the weighting percentages as set forth on
Exhibit 7.9.

         "FINAL PFGI VALUE" shall mean the Common Exchange Value of PFGI Common Shares determined without regard to the Minimum Exchange Value.

         "INDEX COMPANIES" shall mean the companies listed on Exhibit 7.9; provided, however, that any company shall be excluded from the Index Companies (and thus not used in the computation of the Initial Index Price and Final Index Price) as to which, between the date of this Agreement and the last trading day of the period in which the Final Index Price is determined, any of the following either occurs or is announced: (a) a proposed merger, acquisition, or business combination in which that company is not or will not be the survivor, or (b) a tender offer, exchange offer, or other transaction or involving the acquisition of a majority of that company's common stock or assets.

         "INITIAL EXCHANGE VALUE" shall mean the closing price per share of PFGI Common Shares as of the same date the Initial Index Price is determined.

         "INITIAL INDEX PRICE" shall mean the weighted average of the closing prices per share of each of the common stocks of the Index Companies as reported on the NYSE, NASDAQ or AMEX on August 13, 1999, subject to adjustment as provided in this Agreement, with the weighting percentages as set forth on
Exhibit 7.9.

         "IRS" shall mean the United States Internal Revenue Service.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the financial condition, the results of operations, the business or assets of such Person.

         "MAXIMUM EXCHANGE VALUE" shall mean a value fixed for setting the maximum Common Exchange Value equal to Forty-Four and 50/100 Dollars ($44.50) per PFGI Common Share.

         "MERGER CONSIDERATION" shall mean the Per Share Consideration and cash to be payable in exchange for any fractional share of PFGI Common Shares which would otherwise be distributable to a holder of Outstanding Fidelity Shares as provided in Section 1.6(b) of this Agreement.

         "MERGERS" shall mean the Holding Company Merger and the Subsidiary Merger.

         "MINIMUM EXCHANGE VALUE" shall mean a value fixed for setting the minimum Common Exchange Value equal to Forty Dollars ($40.00) per PFGI Common Share.

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System National Market.

         "NYSE" shall mean the New York Stock Exchange.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal Home Loan Bank Board, or any successor thereto.

         "OUTSTANDING CENTENNIAL SHARES" shall mean, as of any given date, the shares of common stock of Centennial issued and outstanding.

         "OUTSTANDING FIDELITY SHARES" shall mean, as of any given date, the shares of common stock of Fidelity issued and outstanding.

         "PER SHARE CONSIDERATION" shall mean the number of PFGI Common Shares issuable with respect to each of the Outstanding Fidelity Shares, rounded to four decimal places, determined by dividing Twenty-One and 00/100 Dollars ($21.00) by the Common Exchange Value. If the Common Exchange Value is equal to the Minimum Exchange Value, the Per Share Consideration shall be .5250 PFGI Common Shares and if the Common Exchange Value is equal to the Maximum Exchange Value, the Per Share Consideration shall be .4719 PFGI Common Shares.

         "PERSON" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PFGI COMMON SHARES" shall mean shares of the common stock of PFGI, no par value.

         "REGISTRATION STATEMENT" shall mean a registration statement on Form S-4 relating to the PFGI Common Shares to be issued to the shareholders of Fidelity in connection with the Holding Company Merger.

         "REGULATORY AGENCY" shall mean any federal or state agency engaged in the insurance of bank or savings and loan deposits or charged with the supervision or regulation of banks or bank holding companies, savings banks or savings bank holding companies, savings and loans or savings and loan holding companies, mortgage brokerage companies, or insurance agencies, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to any of PFGI, Provident Bank, Fidelity or its Subsidiaries.

         "SEC" means the United States Securities and Exchange Commission.

         "SGFSC" shall mean Spring Garden Financial Service Corp., an Ohio corporation and a wholly-owned Subsidiary of Fidelity.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "STOCK OPTION AGREEMENT" shall mean the Stock Option Agreement between PFGI and Fidelity entered into in accordance with Section 8.20 hereof.

         "SUBSIDIARIES" shall mean, in reference to any party, any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes.

         "TAX RETURN" shall mean any return, declaration, estimate, statement or report, information return or other document (including any related or supporting information) with respect to Taxes.

         "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

         SECTION 1.2 MERGER TRANSACTIONS. Pursuant to the terms and provisions set forth herein, the Ohio General Corporation Law (the "OGCL"), and other applicable federal and state laws and regulations, Fidelity shall merge with and into PFGI and Centennial shall merge with and into Provident Bank. The Subsidiary Merger shall occur following the Holding Company Merger.

         SECTION 1.3 MERGING CORPORATIONS. Fidelity shall be the merging corporation under the Holding Company Merger and its corporate identity and existence, separate and apart from PFGI, shall cease upon consummation of the Holding Company Merger. Centennial shall be the merging corporation under the Subsidiary Merger and its corporate identity and existence, separate and apart from Provident Bank, shall cease upon consummation of the Subsidiary Merger.

         SECTION 1.4 SURVIVING CORPORATIONS. PFGI shall be the surviving corporation in the Holding Company Merger. The Holding Company Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of PFGI. Provident Bank shall be the surviving corporation in the Subsidiary Merger. The place in Ohio where the surviving corporation's principal place of business is to be located is One East Fourth Street, Cincinnati, Ohio, and the names and addresses of the directors of Provident Bank are set forth on
Exhibit 1.4. The Subsidiary Merger shall not cause, result in or require any changes in the Articles of Incorporation or Code of Regulations of Provident Bank. Neither of the Mergers shall result in any change to the composition of the Boards of Directors of PFGI or Provident Bank or in the corporate officers appointed to serve PFGI or Provident Bank.

         SECTION 1.5 EFFECT OF MERGERS. The Mergers shall have all of the effects provided for in this Agreement, the OGCL, and under other applicable state and federal law. Without limiting the generality of the foregoing, at the Effective Time (as hereinafter defined): the separate existence of Fidelity and Centennial shall cease; PFGI shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Fidelity and PFGI; subject to the provisions of Ohio Revised Code Section 1115.11(H), Provident Bank shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Centennial and Provident Bank; all of the separate rights and obligations of both Fidelity and PFGI shall become the rights and obligations of PFGI after the Effective Time; and all of the separate rights and obligations of both Provident Bank and Centennial shall become the rights and obligations of Provident Bank after the Effective Time, without impairing the rights of any of the constituent corporations to the Mergers. As soon as practicable after the Effective Time, Fidelity Acquisition shall be dissolved and its separate existence shall cease (or, at the election of PFGI, Fidelity Acquisition shall be merged with and into PFGI or Provident
Bank).

         SECTION 1.6 CONVERSION OF STOCK.

         (a) At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding Fidelity Shares shall be converted into and become the right to receive, the Per Share Consideration subject only to adjustment as set forth in Section 1.7 hereof. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of any of the parties to this Agreement or their respective shareholders, each of the Outstanding Centennial Shares shall be canceled and the Centennial Common Shares shall be extinguished.

         (b) No fractional PFGI Common Shares shall be issued. PFGI shall, in lieu of issuing fractional shares to which the holder of Outstanding Fidelity Shares would otherwise be entitled (after taking into account all Outstanding Fidelity Shares held by such holder), pay such holder an amount in cash equal to the product of such fractional share interest and the Common Exchange Value.

         (c) At the Effective Time, all of the Fidelity Common Shares, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented Outstanding Fidelity Shares (the "CERTIFICATES") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Per Share Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.9 hereof.

         (d) At the Effective Time, each Fidelity Common Share, if any, held in the treasury of Fidelity immediately prior to the Effective Time shall be canceled and not converted into PFGI Common Shares.

         (e) At the Effective Time, each option granted by Fidelity to purchase shares of Fidelity Common Shares which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Fidelity Common Shares and shall be converted automatically into an option to purchase PFGI Common Shares. The number of PFGI Common Shares to be issued upon the exercise of such option shall be equal to the number of Fidelity Common Shares subject to such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, with the product rounded down to the next whole share. The "OPTION EXCHANGE RATIO" shall equal Twenty-One and 00/100 Dollars ($21.00) divided by the Common Exchange Value. The per share exercise price of such option shall be adjusted by dividing the exercise price per share of Fidelity Common Shares by the Option Exchange Ratio, with the quotient rounded up to the next whole cent.

                  References in any Fidelity Stock Option Plan to a Compensation Committee or Stock Option Committee shall be deemed to refer to a similar committee presently constituted, or which will be constituted, by the Board of Directors of PFGI. Further, any "incentive stock option" for federal income tax purposes shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Code Section 424(h). Otherwise the duration and other terms of the new option shall be the same as the original option except that all references to Fidelity or its Subsidiaries (or their corporate predecessors) shall be deemed to be references to PFGI. Nothing in this Agreement shall be deemed to limit or restrict the ability of any holder of options to acquire Fidelity Common Shares to exercise such options at any time prior to the Effective Time in accordance with, and to the extent permissible under, the agreements and plans governing the issuance of such options.

         (f) PFGI Common Shares to be issued in exchange for options for Fidelity Common Shares shall be covered by an effective registration statement of PFGI and PFGI shall maintain the effectiveness of such registration statement until all such options have been exercised. As and when PFGI Common Shares are issued upon the exercise of any such options for Fidelity Common Shares, such PFGI Common Shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive rights. PFGI shall reserve sufficient PFGI Common Shares for issuance with respect to such options. PFGI shall take any reasonable action required to be taken under applicable state Blue Sky or securities laws in connection with the issuance of such shares. After the Effective Time, each option for PFGI Common Shares shall be subject to adjustment in the manner provided in the existing agreement or plan pursuant to which such option was issued (or, if no provision is made for adjustment, in the manner provided in Section 1.7) to reflect any recapitalization, splitup, exchange of shares, stock dividend, or similar transaction.

         (g) All of the capital stock of PFGI and Provident Bank, and any options, warrants or other rights to receive the stock or securities of PFGI and Provident Bank, outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Mergers.

         SECTION 1.7 SHARE ADJUSTMENTS.

         (a) If, after the commencement of the period during which the Common Exchange Value is determined and before the Effective Time, the number of PFGI Common Shares shall be changed (a "SHARE ADJUSTMENT") by reason of recapitalization, splitup, exchange of shares or readjustment, or stock dividend, then the number of PFGI Common Shares into which each Fidelity Common Share shall be converted pursuant to Section 1.6(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Fidelity shall be entitled to receive such number of PFGI Common Shares as such shareholder would have received had such Share Adjustment immediately followed the Effective Time.

         (b) At the Effective Time, the stock transfer agent for Fidelity shall deliver to PFGI a written certification of the number of Outstanding Fidelity Shares as of the Effective Time and a copy of either the stock transfer ledger of Fidelity or a complete list of shareholders. If the number of Fidelity Common Shares certified as outstanding by the stock transfer agent plus the number of Fidelity Common Shares issuable upon the exercise of options unexercised as of the Effective Time shall be greater than 9,416,611, then the Per Share Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, pursuant to outstanding options, Fidelity Common Shares.

         SECTION 1.8 CLOSING. The closing of the Mergers (the "CLOSING") shall take place at the offices of PFGI at such time as the parties may reasonably agree on the Closing Date described in Section 1.10 hereof.

         SECTION 1.9 EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

         (a) Provident Bank shall act as Exchange Agent in the Holding Company Merger (the "EXCHANGE AGENT").

         (b) As soon as reasonably practicable after the Effective Time, not later than three (3) business days after the Effective Time, the Exchange Agent shall mail to each record holder of

Outstanding Fidelity Shares a letter of transmittal (the "MERGER LETTER OF TRANSMITTAL") and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Merger Letter of Transmittal shall specify that delivery of share Certificates shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PFGI may reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Per Share Consideration, plus dividends paid with respect to such consideration having a record date after the Effective Time as provided in Section 1.9(c) hereof. No interest on any consideration payable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If any of the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (c) No dividends that are otherwise payable on PFGI Common Shares constituting the Merger Consideration shall be paid to persons entitled to receive such PFGI Common Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the PFGI Common Shares shall be issued any dividends which shall have become payable with respect to such PFGI Common Shares (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

         (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFGI in its sole discretion, the posting by such person of a bond in such amount as PFGI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

         (e) At or after the Effective Time there shall be no transfers on the stock transfer books of Fidelity of any Fidelity Common Shares. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.9.

         SECTION 1.10 CLOSING DATE AND EFFECTIVE TIME. At PFGI's election, the Closing shall take place on the Friday following the last business day of the month following the month in which each of the conditions in Sections 6.1(d) and 6.2(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Fidelity and PFGI may agree (the "CLOSING

DATE"). The parties shall use their best efforts to effectuate a Closing Date of March 3, 2000, but in any event the Closing Date shall not occur later than June 30, 2000. Each of the Mergers shall be effective only after receipt of any required approval from Regulatory Agencies and then upon the completion of filing of all required certificates of merger with the Secretary of State of the State of Ohio (the "EFFECTIVE TIME"), which the parties shall use their best efforts to cause to occur as of the Closing Date.

         SECTION 1.11 CLOSING DELIVERIES.

         (a) At the Closing, Fidelity, Fidelity Acquisition and Centennial shall deliver to PFGI and Provident Bank:

                  (i) certified copies of the Articles of Incorporation, Code of Regulations or Bylaws and minutes of Fidelity and similar charter documents and minutes of each Fidelity Subsidiary;

                  (ii) certificates signed by appropriate officers of Fidelity, Fidelity Acquisition and Centennial stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 2 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and
         (B) all of the conditions set forth in Sections 6.1(b) and 6.1(d) hereof have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of Fidelity, Fidelity Acquisition and Centennial and their shareholders as required for valid approval of the execution of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement;

                  (iv) certificates of the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that Fidelity and its Subsidiaries are in good standing;

                  (v) certificates of merger executed by Fidelity and Centennial in proper form for filing with the Secretary of State of the State of Ohio, the OTS (if required) and with the Ohio Superintendent of Financial Institutions in order to cause the Mergers to become effective; and

                  (vi) a legal opinion from counsel for Fidelity and its Subsidiaries, in form reasonably acceptable to counsel to PFGI and Provident Bank, opining with respect to the matters listed on Exhibit 1.11(a) hereto.

         (b) At the Closing, PFGI and Provident Bank shall deliver to Fidelity, Fidelity Acquisition and Centennial:

                  (i) certified copies of the Articles of Incorporation and Code of Regulations of PFGI and similar charter documents of Provident Bank;

                  (ii) certificates signed by appropriate officers of PFGI and Provident Bank stating that, to their best knowledge and belief, (A) each of the representations and warranties contained in Article 3 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and (B) all of the conditions set forth in Section 6.2(b) and 6.2(d) hereof (but excluding the approval of Fidelity's shareholders) have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of the Boards of Directors of PFGI and Provident Bank and their respective shareholders as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (iv) a legal opinion from counsel for PFGI and Provident Bank, in form reasonable acceptable to counsel for Fidelity and its Subsidiaries, opining with respect to the matters listed on Exhibit 1.11(b) hereto;

                  (v) certificates of the Secretary of State of the State of Ohio, dated not more than 30 days prior to Closing, stating that PFGI and Provident Bank are in good standing;

                  (vi) Certificates of merger executed by PFGI and Provident Bank, reflecting the terms and) provisions hereof and in proper form for filing with the Secretary of State of the State of Ohio, the OTS (if required) and with the Ohio Superintendent of Financial Institutions, in order to cause the Mergers to become effective; and

                  (vii) evidence that PFGI shall have delivered to the Exchange Agent so much of the Aggregate Merger Consideration as is required to effect the delivery of the Per Share Consideration to the holders of Outstanding Fidelity Shares as contemplated by Section 1.9 hereof and a statement, in which Fidelity has concurred, showing the manner in which the Aggregate Merger Consideration and Common Exchange Value have been calculated.

         SECTION 1.12 DISSENTER'S RIGHTS. Fidelity agrees to either (i) furnish PFGI with an opinion of its legal counsel to the effect that Fidelity shareholders are not entitled to dissenter's rights under the OGCL or pursuant to any provision in the Articles of Incorporation of Fidelity, or (ii) include in the notice of meeting to approve the Holding Company Merger, a statement sufficient under Ohio law to inform Fidelity's shareholders of any entitlement to dissenter's rights pursuant to the OGCL Sections 1701.84 and 1701.85. If there are any Outstanding Fidelity Shares held by shareholders entitled to assert, and who have perfected their rights to assert, their dissenter's rights under OGCL Sections 1701.84 and 1701.85 as to their shares, such holders shall cease at the Effective Time to have any of the rights of a shareholder in respect of their Outstanding Fidelity Shares, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the OGCL), and shall only have the right to be paid the fair cash value of such shares under OGCL
Section 1701.85 and such other rights as may be granted by the OGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter's rights, such holder's Fidelity Common Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without interest.

         Fidelity shall give PFGI (i) prompt notice of any written demands for payment for any Fidelity Common Shares under OGCL Sections 1701.84 and 1701.85, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Fidelity relating to dissenter's rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenter's rights under the OGCL. Fidelity shall not, except with the prior written consent of PFGI, voluntarily make any payment with respect to any demands for payment for Fidelity Common Shares under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                                    ARTICLE 2

        REPRESENTATIONS AND WARRANTIES OF FIDELITY, FIDELITY ACQUISITION
                                 AND CENTENNIAL

         Fidelity, Fidelity Acquisition and Centennial hereby make the following representations and warranties:

         SECTION 2.1 ORGANIZATION AND CAPITAL STOCK.

         (a) Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) Fidelity Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (c) Centennial is a savings bank duly organized, validly existing and in good standing under Chapter 1161 of the Ohio Revised Code and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (d) CSLSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (e) SGFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (f) True, complete and correct copies of the articles of incorporation, code of regulations, bylaws, constitutions and similar charter documents of Fidelity and its Subsidiaries, as amended and as in effect on the date of this Agreement, have been previously delivered to PFGI by Fidelity.

         (g) The authorized capital stock of Fidelity consists of (i) 15,000,000 common shares, par value $.10 each, of which as of the date hereof, 9,125,406 are issued and outstanding and 291,205 are subject to outstanding stock option agreements and (ii) 5,000,000 serial preferred, par value $.10 each, of which as of the date hereof, none are issued and outstanding. All of the Outstanding Fidelity Shares are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the Outstanding Fidelity Shares has been issued in violation of any preemptive rights of the current or past shareholders of Fidelity. To the best knowledge of Fidelity, each Certificate issued by Fidelity in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Fidelity only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Fidelity against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

          (h) The authorized capital stock of Fidelity Acquisition consists of 1,000 common shares, par value $.10 each, all of which as of the date hereof are wholly owned by Fidelity, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. Fidelity Acquisition has no assets or liabilities other than the common shares of Centennial.

         (i) The authorized capital stock of Centennial consists of 3,000,000 common shares, par value $.01 each, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Fidelity Acquisition free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (j) The authorized capital stock of CSLSC consists of 500 common shares, no par value, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Centennial, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (k) The authorized capital stock of SGFSC consists of 1,000 common shares, no par value, all of the issued and outstanding shares of which as of the date hereof are wholly owned by Fidelity, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

         (l) Except as described in this Section, (i) there are no shares of capital stock or other equity securities of Fidelity or its Subsidiaries outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any capital stock of Fidelity or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which any of Fidelity or any of its Subsidiaries is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and
(ii) there are no outstanding stock appreciation, phantom stock or similar rights.

         (m) Except as set forth in Section 2.1(m) of the Disclosure Schedule, Fidelity and its Subsidiaries are not a party to any partnership or joint venture arrangement and do not own an equity interest in any other business or enterprise.

         (n) Except for minutes of meetings held after June 30, 1999, none of which shall reflect any corporate action taken inconsistent with or in contravention of this Agreement, the minute books of Fidelity and each of its Subsidiaries accurately reflect all corporate actions held or taken by their respective shareholders and Boards of Directors (including board committees) since each was originally organized.

         SECTION 2.2 AUTHORIZATION.

         (a) The respective Boards of Directors of Fidelity, Fidelity Acquisition and Centennial have, by all appropriate action, approved this Agreement and the Mergers and have authorized the due execution, delivery and performance hereof by their respective officers. Fidelity's Board of Directors has directed that this Agreement and the transactions contemplated by this Agreement, including the Holding Company Merger, be submitted to the shareholders of Fidelity for approval at a specially-called meeting of the Fidelity shareholders (as provided in Section 4.3 hereof). Fidelity, in its capacity as the sole shareholder of Fidelity Acquisition, has duly adopted and approved this Agreement and the Subsidiary Merger. Fidelity Acquisition, in its capacity as the sole shareholder of Centennial, has duly adopted and approved this Agreement and the Subsidiary Merger Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the Outstanding Fidelity Shares, no other corporate acts or proceedings are required to be taken by Fidelity or its Subsidiaries to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b) This Agreement has been duly and validly executed and delivered by Fidelity, Fidelity Acquisition and Centennial and constitutes a legal, valid and binding obligation of Fidelity, Fidelity Acquisition and Centennial, enforceable against them in accordance with its terms, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance of other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies or savings banks, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation; and (ii) the availability of certain remedies may be precluded by general principles of equity.

         (c) Neither the execution, delivery and performance by Fidelity, Fidelity Acquisition and Centennial of this Agreement, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Fidelity or its Subsidiaries under the terms, conditions or provisions of (A) their respective articles of incorporation, charter, constitution, by-laws or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fidelity or its Subsidiaries is a party or by which they or their respective properties or assets may be bound, or to which such parties may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity or its Subsidiaries or any of their respective properties or assets, or any license or permit held by Fidelity or its Subsidiaries.

         (d) Section 2.2(d) of the Disclosure Schedule details all of the notices, consents, authorizations, approvals or exemptions required of Fidelity or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of Mergers and other transactions contemplated by this Agreement, other than (i) the approval of the shareholders of Fidelity at the Shareholders' Meeting, (ii) the actions required to be taken by any party to this Agreement to comply with the provisions of the OGCL, Ohio laws relating to banks and savings banks, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), the securities or blue sky laws of the various states or filings, the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Bank Merger Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), and the rules and regulations of the Regulatory Agencies having jurisdiction over the parties, including without limitation the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), the OTS, the Ohio Division of Financial Institutions, and the U.S. Department of Justice (all such regulatory actions being referred to as the "REQUIRED REGULATORY ACTIONS").

         SECTION 2.3 SUBSIDIARIES. Except for Centennial, Fidelity Acquisition, SGFSC and CSLSC, Fidelity does not have any other direct or indirect Subsidiaries.

         SECTION 2.4 NO DEFAULTS. Fidelity and its Subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or charter instruments, as the case may be, bylaws, regulations, constitution, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on Fidelity or its Subsidiaries.

         SECTION 2.5 FINANCIAL INFORMATION. The consolidated balance sheets of Fidelity and its Subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in Fidelity's Annual Report on Form 10-K for the year ended December 31, 1998, together with the consolidated balance sheets of Glenway Financial Corporation and its Subsidiaries as of June 30, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in Glenway Financial Corporation's Annual Report on Form 10-K for the year ended June 30, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of Fidelity and its Subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarters then ended included in Fidelity's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the periodic financial reports as filed with the applicable Regulatory Agencies (together, the "FIDELITY FINANCIAL STATEMENTS"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for any regulatory reporting differences required by the reports of Centennial) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Fidelity and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Fidelity and its Subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

         SECTION 2.6 ABSENCE OF CHANGES. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of Fidelity nor its Subsidiaries. Since July 15, 1999, Fidelity has not declared or paid any dividend or made any other distribution to its shareholders, whether in cash, stock or other property.

         SECTION 2.7 LITIGATION AND RELATED MATTERS. Except as set forth in
Section 2.7 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Fidelity or its Subsidiaries, threatened, against Fidelity or its Subsidiaries, or of which the property of Fidelity or its Subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Fidelity or its Subsidiaries or the assets of Fidelity or its Subsidiaries which would have a Material Adverse Effect on Fidelity or its Subsidiaries. For purposes of this Section only, the term "Material Adverse Effect" shall mean any litigation, claim or other proceeding, pending or threatened, in which an adverse outcome would result in a liability to Fidelity or its Subsidiaries in excess of Twenty-Five Thousand Dollars ($25,000.00).

         SECTION 2.8 REGULATORY MATTERS. Fidelity is a registered, unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended, and Centennial is an Ohio-chartered savings bank subject to regulation, examination and supervision by the Ohio Division of Financial Institutions and the FDIC. Centennial is a member of the Federal Home Loan Bank System. Centennial is an insured institution (within the meaning of the Federal Deposit Insurance Act) and the deposits of Centennial are insured by the FDIC up to the FDIC limits. Neither Fidelity nor Centennial is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "REGULATORY AGREEMENT"), nor has Fidelity or its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Except as set forth in Section 2.8 of the Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Fidelity or Centennial, or any corporations or financial institutions merged with and into Fidelity or its Subsidiaries.

         SECTION 2.9 REPORTS. Fidelity and its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they have been required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Ohio Division of Financial Institutions, (iv) the SEC and any state securities authorities, (v) the OTS, or
(vi) any other Regulatory Agency with jurisdiction over Fidelity or its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.10 NON-BANKING ACTIVITIES OF FIDELITY AND SUBSIDIARIES. Fidelity is not engaged in any activity, either directly or indirectly through one or more of its Subsidiaries or other equity investments, which is not permitted of a savings and loan holding company or of the subsidiary or other enterprises through which such activity is conducted. Centennial is not engaged in any activity, either directly or indirectly through one or more of its Subsidiaries or other equity investments, which is not permitted of an Ohio savings bank.

         SECTION 2.11 FIDUCIARY RESPONSIBILITIES. During the applicable statute of limitations period, (i) Fidelity and its Subsidiaries have properly administered all accounts (if any) for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Fidelity, its Subsidiaries, nor any director, officer or employee of Fidelity or any of its Subsidiaries acting on behalf of Fidelity or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Fidelity, threatened, against or affecting Fidelity or its Subsidiaries relating to the compliance by Fidelity or its Subsidiaries with sound fiduciary principles and applicable regulations.

         SECTION 2.12 FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigation of consumer complaints, neither Fidelity, Centennial nor any other Subsidiary of Fidelity has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Centennial received a Community Reinvestment Act ("CRA") rating of "satisfactory" in its most recent CRA examination.

         SECTION 2.13 EMPLOYMENT AGREEMENTS. Section 2.13 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, retention or engagement, or with respect to the severance, of any present or former officer, director, employee, agent, consultant or other person or entity to which Fidelity or its Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Fidelity or its Subsidiaries on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in
Section 2.13 of the Disclosure Schedule have been previously delivered to PFGI.

         SECTION 2.14 EMPLOYEE MATTERS AND ERISA.

         (a) Neither Fidelity nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Fidelity or its Subsidiaries and to the knowledge of Fidelity there is no present effort nor existing proposal to attempt to unionize any group of employees of Fidelity or its Subsidiaries.

         (b) (i) Fidelity and its Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Fidelity nor its Subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Fidelity or its Subsidiaries pending or, to the knowledge of Fidelity or its Subsidiaries, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Fidelity, threatened against or directly affecting Fidelity or its Subsidiaries (iv) neither Fidelity nor its Subsidiaries has experienced any work stoppage or other labor difficulty during the past five (5) years, and (v) there are no EEOC or similar agency complaints against Fidelity or its Subsidiaries pending, or to the knowledge of Fidelity or its Subsidiaries, threatened.

         (c) Section 2.14(c) of the Disclosure Schedule lists each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current officers, directors or employees of Fidelity or its Subsidiaries (the "FIDELITY EMPLOYEE

PLANS") which Fidelity or its Subsidiaries maintain, contribute to or participate in or have any liability under (other than incidental employee benefits as described by U.S. Department of Labor Regulation 2510.3-1(b) through
(k)). No present or former employee of Fidelity or its Subsidiaries has been charged with breaching, or has breached in any material respect, a fiduciary duty under any of the Fidelity Employee Plans. Neither Fidelity nor any of its Subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Section 2.14(c) of the Disclosure Schedule lists all plans that provides health, major medical, disability or life insurance benefits to former employees of Fidelity or its Subsidiaries that any of them maintain, contribute to, or participate in.

         (d) Fidelity and its Subsidiaries do not maintain, and have not maintained for the past five years, any Fidelity Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No claim is pending, and neither Fidelity nor any of its Subsidiaries has received notice of any threatened or imminent claim with respect to any Fidelity Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Fidelity or its Subsidiaries would be liable after December 31, 1998, except as reflected on the Fidelity Financial Statements. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Fidelity and its Subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Fidelity Employee Plan. All Fidelity Employee Plans have been operated, administered and maintained substantially in accordance with the terms thereof and in substantial compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code. Any employee benefit plan (as defined in Section 3(3) of ERISA) terminated by Fidelity or its Subsidiaries prior to the date hereof was terminated in compliance with the requirements of all applicable laws, including without limitation, ERISA and the Code.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Fidelity or its Subsidiaries from Fidelity or its Subsidiaries under any contractual arrangement (except for the Employment Agreements with the executive officers of Fidelity described in Section 2.13 of the Disclosure Schedule), Fidelity Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Fidelity Employee Plan (other than expressly by the terms of such Plan) or (iii) result in any acceleration of the time of payment or vesting of any such benefits (other than expressly by the terms of such agreement or Plan), including, without limitation, the vesting of any additional Fidelity Common Shares in any participant in any Fidelity Employee Plan.

         (f) Copies of each Fidelity Employee Plan described in Section 2.14(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously delivered to PFGI by Fidelity. Section 2.14(f) of the Disclosure Schedule lists, for each Fidelity Employee Plan, to the extent applicable, all of the following with respect thereto: (i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements,
(iii) contracts relating to plan documents, (iv) valuations for any plan as of the most recent date, (vi) determination letters from the IRS, (vii) the most recent annual report filed with the IRS, and (viii) trust agreements. Copies of each of the documents described in the preceding sentence have been previously delivered to PFGI by Fidelity.

         SECTION 2.15 TITLE TO PROPERTIES; INSURANCE. (i) Fidelity and its Subsidiaries have good and marketable title, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Fidelity Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and rights of redemption under applicable law) to all of their owned real properties, a list of which is included on Schedule 2.15 of the Disclosure Schedule, (ii) all leasehold interests for real property and personal property used by Fidelity and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, a list of which is included on Schedule 2.15 of the Disclosure Schedule and copies of which have been delivered to PFGI, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to our knowledge, threatened with respect to such properties, (iv) all insurable properties owned or held by Fidelity or its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with savings banks and savings and loan holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Fidelity or its Subsidiaries under such policies, and (v) all tangible properties used in the businesses of Fidelity or its Subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Fidelity and its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

         SECTION 2.16 INTELLECTUAL PROPERTY RIGHTS. Except as set forth in
Section 2.16 of the Disclosure Schedule, Fidelity and its Subsidiaries have valid title or other ownership rights under royalty-free, perpetual and exclusive licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Fidelity and its Subsidiaries as presently conducted, including without limitation all franchises, trademarks, tradenames, patents, software licenses and other rights necessary or appropriate to conduct their respective businesses as currently conducted (none of which shall be adversely affected by the Mergers) and free and clear of any claim, defense or right of any other person or entity except, in the case of licenses, for the rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property.

         SECTION 2.17 ENVIRONMENTAL MATTERS.

         (a) As used herein, the term "ENVIRONMENTAL LAWS" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Fidelity and its Subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

         (b) Neither the conduct nor operation of Fidelity or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or may violate, Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Fidelity or its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. None of Fidelity or its Subsidiaries has received any notice from any person or entity that Fidelity or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Fidelity or its Subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Fidelity or its Subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. No property presently owned, leased or operated by Fidelity or its Subsidiaries contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or otherwise violates any Environmental Laws.

         (c) Neither Fidelity nor any of its Subsidiaries is aware of any material violation of any Environmental Laws by their respective customers, or any condition affecting any real estate owned by such customers and mortgaged to Fidelity or its Subsidiaries which, if ever owned, leased or operated by Fidelity or its Subsidiaries, as a result of foreclosure of such mortgage or otherwise, could give rise to a liability under any Environmental Laws or otherwise have a Material Adverse Effect on Fidelity or its Subsidiaries.

         SECTION 2.18 YEAR 2000 COMPLIANCE.

         (a) Fidelity and its Subsidiaries have taken all actions reasonably required to verify that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used with the operations of Fidelity and its Subsidiaries are designed and will perform such that they will not abruptly end or provide invalid or incorrect results in manipulating date data for years after 1999 and are otherwise compliant with standards recognized to ensure year 2000 compatibility including, but not be limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations ("YEAR 2000 COMPLIANT").

         (b) Fidelity and its Subsidiaries have used their best efforts to confirm with all of their material vendors and customers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within their respective operations are Year 2000 Compliant.

         (c) Centennial plans for being Year 2000 Compliant adhere to the terms, deadlines, requirements, and conditions contained in the Year 2000 statements and guidance issued by the Ohio Division of Financial Institutions and the Federal Financial Institutions Examinations Council.

         (d) Centennial has not received, and does not expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998), or any similar letter from any Regulatory Agency, and does not anticipate any deficiency in its plans, or the implementation of its plans, for addressing the issues set forth in the statements of the OTC and the Federal Financial Institutions Examination Council concerning Year 2000 compliance.

         SECTION 2.19 CERTAIN OPERATIONAL MATTERS.

         (a) Neither Fidelity nor any of its Subsidiaries is a party to any agreement or subject to any arrangement which would prevent, limit or restrict it from the sale, lease or other disposition of the its main offices or any branch office.

         (b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, consummation of the Mergers shall not result in the termination or cancellation before its stated expiration of any contract to which Fidelity or its Subsidiaries is a party or cause them to incur any financial penalty, liquidated damages, assessment or other costs solely by reason of the Mergers.

         SECTION 2.20 MATERIAL CONTRACTS AND AGREEMENTS. Section 2.20 of the Disclosure Schedule contains a list of all contracts, agreements, indentures, guaranties, arrangements or commitments, whether or not made in the ordinary course of business, to which any of Fidelity or its Subsidiaries is a party or by which any of them are bound and individually involving the payment or commitment to pay of more than Fifty Thousand Dollars ($50,000.00) ("MATERIAL CONTRACTS"), other than (i) loan agreements or loan commitments with customers made in the ordinary course of business of Centennial in an amount less than $250,000.00 for any single family residential mortgage loan and less than $500,000.00 for any commercial loan, and (ii) the contracts and benefit plans listed in Sections 2.13 and 2.14 of the Disclosure Schedule. Except as described in Section 2.20 of the Disclosure Schedule, neither Fidelity nor its Subsidiaries is a party to, or is bound by, any other Material Contract. Complete and accurate copies of each of the Material Contracts (other than loan agreements and promissory notes) have been delivered to PFGI and Provident Bank.

         SECTION 2.21 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Neither Fidelity nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, or any other interest rate risk management agreements whatsoever.

         SECTION 2.22 STATE TAKEOVER LAWS.

         (a) As a result of the required action of the Continuing Directors of Fidelity (as defined in Fidelity's Articles of Incorporation), the provisions of Paragraph A of Article XIV, and Paragraph A of Article XV of the Articles of Incorporation of Fidelity shall be inapplicable to the Holding Company Merger and the other transactions contemplated hereby.

         (b) The Board of Directors of Fidelity took action prior to the date of this Agreement to approve PFGI as an "interested shareholder" for purposes of Chapter 1704 of the Ohio Revised Code.

         (c) Provided that the representation of PFGI in Section 3.16 of this Agreement is accurate, the transactions contemplated by this Agreement are not subject to (or are considered exempt from) any applicable Ohio law which purports to limit or restrict business combinations or the ability to acquire or to vote shares. Fidelity is not aware of any further action required to be taken by it or its Board of Directors to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any other state.

         (d) Contemporaneously with the execution of this Agreement, Fidelity has delivered to PFGI a true and correct copy of resolutions adopted and actions taken by the Board of Directors of Fidelity prior to the execution of this Agreement and the Stock Option Agreement, consistent with the representations and warranties made in this Section.

         SECTION 2.23 TAX MATTERS.

         (a) Except as set forth in Section 2.23 of the Disclosure Schedule, Fidelity and its Subsidiaries have (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or, to the best knowledge of Fidelity and its Subsidiaries, have made adequate provision for on the financial statements of Fidelity and its Subsidiaries(in accordance with generally accepted accounting principles) all Taxes and will pay in full or make adequate provision for all Taxes. There are no liens for Taxes upon the assets of either Fidelity or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 2.23 of the Disclosure Schedule, neither Fidelity nor its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Fidelity and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 2.23 of the Disclosure Schedule. Neither Fidelity nor any of its Subsidiaries has any liability for Taxes for any period prior to the Effective Time (except as set forth in Section 2.23 of the Disclosure Schedule) or any other deficiency for any Taxes. No deficiencies for any Taxes, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against Fidelity or its Subsidiaries which have not been settled or would not be covered by existing reserves. Except as set forth in Schedule 2.23, neither Fidelity nor its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes; or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

         (b) Any amount that will become receivable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Fidelity or its Subsidiaries who is a "DISQUALIFIED INDIVIDUAL" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Fidelity Employee Plan (as defined in Section 2.14(c) hereof) currently in effect will not be characterized as an "excess parachute payment" (as such term is defined in Section 1.280G-1) of the Code).

         SECTION 2.24 BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Fidelity or its Subsidiaries, other than an agreement with Sandler O'Neill & Partners, L.P., a copy of which has been previously delivered to PFGI, providing for the payment of fees by Fidelity.

         SECTION 2.25 COMPLIANCE WITH LAW. Fidelity and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         SECTION 2.26 NO UNDISCLOSED LIABILITIES. Fidelity and its Subsidiaries do not have any liability, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Fidelity or its Subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Fidelity Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Fidelity and its Subsidiaries since the date of the most recent balance sheet included in the Fidelity Financial Statements.

         SECTION 2.27 POOLING. Neither Fidelity nor any of its Subsidiaries has taken or agreed to take any action that would prevent the business combination to be effected by the Mergers from being accounted for as a "pooling of interests" and Fidelity has no reason to believe that the Mergers will not qualify for pooling of interests accounting.

         SECTION 2.28 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Fidelity and its Subsidiaries for inclusion in this Agreement or in any documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and at the time of the Fidelity Shareholders' Meeting contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Fidelity and its Subsidiaries shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PFGI AND PROVIDENT BANK

         PFGI and Provident Bank hereby make the following representations and warranties:

         SECTION 3.1 ORGANIZATION AND CAPITAL STOCK.

         (a) PFGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) As of March 31, 1999, the authorized capital stock of PFGI consisted of (i) 110,000,000 PFGI Common Shares, of which 43,383,979 shares were issued, 42,582,179 of which were outstanding and 801,800 were treasury stock, and (ii) 5,000,000 shares of preferred stock, of which 70,272 Series D were issued and outstanding. All of the issued and outstanding PFGI capital stock is duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. PFGI also had outstanding employee stock options pursuant to existing stock option plans described in its SEC filings.

         (c) The PFGI Common Shares that are to be issued to the shareholders of Fidelity pursuant to the Holding Company Merger shall have been duly authorized prior to the Closing and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable.

         SECTION 3.2 AUTHORIZATION.

         (a) The respective Boards of Directors of PFGI and Provident Bank have, by all appropriate action, approved this Agreement and the Mergers and authorized the due execution, delivery and performance hereof by their officers. PFGI, in its capacity as the sole shareholder of Provident Bank, has duly adopted and approved this Agreement and the Subsidiary Merger. No other corporate acts or proceedings are required to be taken by PFGI or Provident Bank to authorize the execution, delivery and performance of this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement.

         (b) This Agreement has been duly and validly executed and delivered by PFGI and Provident Bank and constitutes a legal, valid and binding obligation of PFGI and Provident Bank, enforceable against them in accordance with its terms.

         (c) Neither the execution, delivery and performance by PFGI or Provident Bank of this Agreement, nor the consummation by PFGI or Provident Bank of the transactions contemplated hereby, nor compliance by PFGI or Provident Bank with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of either PFGI or Provident Bank under the terms, conditions or provisions of (A) its articles of incorporation or code of regulations, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFGI or Provident Bank or any of the properties or assets of PFGI or Provident Bank is a party or by which it may be bound, or to which such party may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to PFGI or Provident Bank or any of their respective properties or assets, or any license or permit held by PFGI or Provident Bank.

         (d) Except for the Required Regulatory Actions, no other notice to, or filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the execution and delivery of this Agreement or the consummation of the Holding Company Merger of PFGI and Fidelity or the Subsidiary Merger of Centennial and Provident Bank.

         SECTION 3.3 SUBSIDIARIES. Each of PFGI's significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

         SECTION 3.4 NO DEFAULTS. PFGI and Provident Bank are neither in default under nor in violation of any provision of their articles of incorporation or regulations, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on PFGI or Provident Bank.

         SECTION 3.5 FINANCIAL INFORMATION. The consolidated balance sheets of PFGI and its Subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the notes thereto, included in PFGI's Annual Report on Form 10-K for the year ended December 31, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of PFGI and its Subsidiaries as of March 31, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the quarter then ended included in PFGI's Quarterly Report on Form 10-Q for such quarter, as currently on file with the SEC, and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of PFGI for 1998, and March 31, 1999, respectively, as currently on file with the applicable Regulatory Agencies (together, the "PFGI FINANCIAL STATEMENTS"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of Provident Bank) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of PFGI and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

         SECTION 3.6 ABSENCE OF CHANGES. Since March 31, 1999, there has been no material adverse change in the financial condition, the results of operations or the business of PFGI and its Subsidiaries, except as disclosed by PFGI since March 31, 1999 in its periodic reports filed with the SEC under the Exchange Act.

         SECTION 3.7 LITIGATION AND RELATED MATTERS. There is no litigation, claim or other proceeding pending or, to the knowledge of PFGI or Provident Bank, threatened, against PFGI or its Subsidiaries, or of which the property of PFGI or its Subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon PFGI or its Subsidiaries or the assets of PFGI or its Subsidiaries which would have a Material Adverse Effect on PFGI.

         SECTION 3.8 REGULATORY MATTERS. PFGI is a bank holding company registered with the Federal Reserve Board under the BHCA and Provident Bank is a state-chartered bank. Neither PFGI, Provident Bank nor any of PFGI's significant Subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has PFGI or any of its significant Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PFGI or Provident Bank, or any corporations or financial institutions merged with and into PFGI or its Subsidiaries, which is expected to have a material adverse effect on PFGI and its Subsidiaries, taken as a whole.

         SECTION 3.9 REPORTS. PFGI and each of its significant Subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Agencies having jurisdiction over PFGI or any of its significant Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.10 TAX MATTERS. Each of PFGI and its Subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it and has timely paid any Taxes shown on such Tax Returns.

         SECTION 3.11 BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by PFGI or Provident Bank.

         SECTION 3.12 COMPLIANCE WITH LAW. PFGI and its significant Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         SECTION 3.13 NO UNDISCLOSED LIABILITIES. As of the date hereof, PFGI and its Subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PFGI or its Subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the PFGI Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of PFGI and its Subsidiaries since the date of the March 31, 1999 balance sheet included in the PFGI Financial Statements.

         SECTION 3.14 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by PFGI and Provident Bank for inclusion in this Agreement or in any other documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that PFGI or Provident Bank shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

         SECTION 3.15 YEAR 2000 COMPLIANCE.

         (a) PFGI and its Subsidiaries have taken all actions reasonably required to verify that their systems and operations are Year 2000 Compliant.

         (b) PFGI and its Subsidiaries have used their best efforts to confirm with all of their material vendors and customers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within their respective operations are Year 2000 Compliant.

         (c) Provident Bank plans for being Year 2000 Compliant adhere to the terms, deadlines, requirements, and conditions contained in the Year 2000 statements and guidance issued by the Ohio Division of Financial Institutions and the Federal Financial Institutions Examinations Council.

         (d) Provident Bank has not received, and does not expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998), or any similar letter from any Regulatory Agency, and does not anticipate any deficiency in its plans, or the implementation of its plans, for addressing the issues set forth in the statements of the OTC and the Federal Financial Institutions Examination Council concerning Year 2000 compliance.

         SECTION 3.16 INTERESTED SHAREHOLDER PROVISION. PFGI is not, and has not been during the three (3) years prior to the date of this Agreement, an "interested shareholder" of Fidelity within the meaning of Ohio Revised Code
Section 1704.01(C)(8).

         SECTION 3.17 ACCOUNTING CHANGES. PFGI does not have a present intention of making any material accounting changes, or changes in the presentation of the PFGI Financial Statements, which if not disclosed, would render misleading the representations and warranties of PFGI set forth in Section 3.5 concerning the PFGI Financial Statements.


                                    ARTICLE 4

                   AGREEMENTS OF FIDELITY AND ITS SUBSIDIARIES

         SECTION 4.1 BUSINESS IN ORDINARY COURSE.

         (a) Fidelity shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except for quarterly dividends in the same amounts as the most recent quarterly dividend, declared and paid in a manner consistent with past practices; provided, however, that the declaration of the last quarterly dividend by Fidelity prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of, PFGI so as to preclude any duplication of dividend benefit, it being the intention of the parties that the shareholders of Fidelity receive dividends for any particular quarter on either the Fidelity Common Shares or the PFGI Common Shares, but not both.

         (b) Fidelity and its Subsidiaries shall (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted and (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees. Fidelity and its Subsidiaries shall not, without the prior written consent of PFGI:

                  (i) issue any Fidelity Common Shares or other capital stock or any options, warrants, or other rights to subscribe for or purchase Fidelity Common Shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of Fidelity or its Subsidiaries (except pursuant to options previously granted and with respect to the options to be granted to PFGI pursuant to this Agreement); or

                  (ii) directly or indirectly redeem, purchase or otherwise acquire any Fidelity Common Shares or any other capital stock of Fidelity or its Subsidiaries or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Fidelity or its Subsidiaries; or

                  (iii) change the Articles of Incorporation, Code of Regulations, Bylaws, constitution or other charter or governing documents of Fidelity or its Subsidiaries; or

                  (iv) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees or, except as required by law or as required by existing contractual obligations which shall have been described in Sections 2.14(c) or 2.20 of the Disclosure Schedule, adopt or make any material change in any bonus (permitting the continued accrual of management bonuses at current rates and payment of such bonuses in accordance with past practices, the Board being permitted to consider the impact of the transactions contemplated by this Agreement on the possible adverse performance of Fidelity and its Subsidiaries), insurance, pension, or other Fidelity Employee Plan (except as otherwise permitted by this Agreement), agreement, payment or arrangement made to, for or with any of such officers or employees; or

                  (v) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

                  (vi) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business; or

                  (vii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

                  (viii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                  (ix) enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

                  (x) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

                  (xi) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Fidelity or its Subsidiaries or any claims which Fidelity or its Subsidiaries may possess or waive any material rights with respect thereto; or

                  (xii) sell, assign, transfer, convey, license, subcontract, cancel, amend or alter in any other material respect any loan servicing rights of Fidelity or its Subsidiaries, except for sales on the secondary market in the ordinary course of business and in accordance with past practices; or

                  (xiii) except as set forth in Section 4.1(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Fidelity or its Subsidiaries; or

                  (xiv) with respect to the branch operations of Centennial, take any action to close any existing branch, open new branches, acquire by purchase, merger or otherwise additional branches, or otherwise affect the number, location, and nature of the branch operations, or to make any public announcement regarding the continuation or discontinuation of any branch operations; or

                  (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that no report shall be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless there is reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

                  (xvi) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Fidelity or any of its Subsidiaries; or

                  (xvii) purchase any real or personal property or make any other capital expenditure in excess of $50,000.00; or

                  (xviii) take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code or preclude pooling of interests accounting treatment for the transaction; or

                  (xix) take any action which would materially and adversely affect or delay the ability of any party hereto to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or the Fidelity Option Agreement.

         (c) Fidelity and its Subsidiaries shall not, without the prior written consent of PFGI, engage in any transaction or take any action that would render untrue any of the representations and warranties of Fidelity and its Subsidiaries contained in Article 2 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (d) Fidelity shall promptly notify PFGI in writing of the occurrence of any matter or event known to and directly involving Fidelity or its Subsidiaries, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Fidelity or any of its Subsidiaries.

         (e) Fidelity and its Subsidiaries shall not, and shall not authorize or knowingly permit any of their respective affiliates, officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, Fidelity Common Shares or other securities of Fidelity or its Subsidiaries. Fidelity shall within twenty-four (24) hours advise PFGI of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of the party making the proposal. Nothing contained herein shall prohibit the Board of Directors of Fidelity from furnishing information to or entering into discussions or negotiations with, any person or entity, if, and only to the extent that (A) the Board of Directors of Fidelity, based upon the advice of outside counsel, determines in good faith that such action is required by the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, Fidelity provides written notice to PFGI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, and (C) Fidelity keeps PFGI reasonably informed as to the status and all material information with respect to any such discussions or negotiations.

         SECTION 4.2 BREACHES. Fidelity and its Subsidiaries shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to PFGI and use its best efforts to prevent or promptly remedy the same.

         SECTION 4.3 SUBMISSION TO MANAGEMENT AND SHAREHOLDERS. Fidelity, acting through its Board of Directors, shall, in accordance with the OGCL and its Articles of Incorporation and Code of Regulations, promptly and duly call, give notice of, convene and hold a special shareholders' meeting (the "SHAREHOLDERS' MEETING") as soon as practicable following the date upon which the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, for the purpose of approving this Agreement and the transactions contemplated hereby. Subject only to the provisions of Section 7.8, at the Shareholders' Meeting and in any proxy materials used in connection with the meeting:

         (a) the Board of Directors of Fidelity shall recommend that its shareholders vote for approval of this Agreement, subject only to the fiduciary obligations of the Board of Directors, the receipt of a fairness opinion from its financial advisor, Sandler O'Neill & Partners, L.P., received immediately prior to the effectiveness of the Registration Statement and review of the Registration Statement;

         (b) Fidelity shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Agreement and the Mergers and to secure a quorum at the Shareholders' Meeting;

         (c) Fidelity shall use its best efforts to secure the vote of shareholders required by Fidelity's Articles of Incorporation and Code of Regulations to approve this Agreement and the Mergers.

         In addition, within fifteen (15) days of the execution of this Agreement, Fidelity shall use its best efforts to obtain from all of the Fidelity directors and executive officers holding Fidelity Common Shares written undertakings in form and substance satisfactory to PFGI and Provident Bank that each officer and director shall agree to cast his or her shares in favor of approving this Agreement and the Mergers.

         SECTION 4.4 CONSENTS TO CONTRACTS AND LEASES. Fidelity, Fidelity Acquisition and Centennial shall use their respective best efforts to obtain all necessary consents with respect to all interests of Fidelity and its Subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Mergers, including, but not limited to any landlord approvals required in Section 6.1(l).

         SECTION 4.5 CONSUMMATION OF AGREEMENT. Fidelity, Fidelity Acquisition and Centennial shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement as promptly as possible and to effect the Mergers and the other transactions contemplated hereby expeditiously in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Fidelity and its Subsidiaries with the business and operations of PFGI and its Subsidiaries. Fidelity, Fidelity Acquisition and Centennial shall furnish to PFGI and Provident Bank in a timely manner, all information, data and documents in the possession of Fidelity and its Subsidiaries requested by PFGI as may be required to obtain any necessary regulatory or other approvals of the Mergers and to file the Registration Statement with the SEC relating to the PFGI Common Shares to be issued to the shareholders of Fidelity pursuant to this Agreement and shall otherwise cooperate fully with PFGI and Provident Bank to carry out the purpose and intent of this Agreement. Fidelity shall diligently review its activities and operations to ascertain and report to PFGI within twenty (20) days after execution of this Agreement whether Fidelity or any of its Subsidiaries is engaged in any activity or has any equity investment that is prohibited by the Federal Reserve Board or the BHCA or which is not listed at 12 C.F.R. 225.25, or that would be impermissible for PFGI or Provident Bank by the BHCA or by rule or regulation of a Regulatory Agency upon consummation of the Mergers.

         SECTION 4.6 EMPLOYEE BENEFIT PLANS.

         (a) CENTENNIAL ESOP. (i) Fidelity is authorized to take all steps appropriate to terminate the Centennial Bank Employee Stock Ownership Plan ("CENTENNIAL ESOP") effective as of the Effective Time and to request that the IRS issue a determination letter to the effect that termination of the Centennial ESOP, the allocation and disposition of its assets as described in
Section 4.6(a)(ii) and the distribution of participants' account balances will not affect the Centennial ESOP's status as a tax-qualified retirement plan. This determination letter request will be filed with the IRS not later than six weeks after the date action is taken to terminate the Centennial ESOP (or as soon a possible after the action is taken). Fidelity will make no additional contributions to the Centennial ESOP after the date of this Agreement, except for contributions that are consistent with prior levels and rates of contributions.

                  (ii) All Fidelity Common Shares held by the Centennial ESOP Trustee at the Effective Time, including those allocated to Centennial ESOP participants' accounts ("ALLOCATED SHARES"), any forfeited shares then pending reallocation to participants' accounts ("FORFEITED SHARES") and those subject to a security interest granted in connection with any outstanding loan ("PLEDGED SHARES") will be exchanged by the Centennial ESOP Trustee for PFGI Common Shares at the Per Share Consideration in accordance with this Agreement. The PFGI Common Shares received by the Centennial ESOP will be credited to Centennial ESOP participants' accounts as provided by the Centennial ESOP's terms, to the extent that they represent shares received in exchange for Allocated or Forfeited Shares or will be substituted for the Pledged Shares, to the extent that they represent shares received in exchange for Pledged Shares ("PLEDGED PFGI SHARES"). To the extent that cash held in the Centennial ESOP Trust is insufficient to retire the loan, the Centennial ESOP Trustee will (A) sell Pledged PFGI Shares to the extent needed to retire the loan and (B) repay the loan. Any Pledged PFGI Shares remaining in the Centennial ESOP trust after the loan is repaid will be allocated to participants' accounts as provided by the Centennial ESOP. The allocation procedure will be fully described in the determination letter request referred to above in Section 4.6(a)(i). If the IRS issues a determination letter with respect to that application, the allocation will be made as described in the application. If the IRS refuses to issue a determination letter with respect to that application, the allocation will be made on another basis on which the IRS approves and issues a determination letter. Notwithstanding any other provision in this Agreement to the contrary, the Centennial ESOP participants shall not be eligible to receive an allocation of benefits under the employee stock ownership contribution portion of The Provident Financial Group, Inc. Retirement Plan until January 1, 2001.

         (b) OTHER FIDELITY EMPLOYEE PLANS. (i) Except as provided in Section 4.6(a), through the Effective Time, Fidelity will continue to administer the Fidelity Employee Plans consistent with their terms and the requirements imposed by the Code and ERISA, including admitting new employees as they becomes eligible, accepting and depositing all employee contributions and deferrals, calculating and remitting all Fidelity contributions, reviewing claims for benefits and distributing plan benefits. However, without the prior written consent of PFGI, which shall not be unreasonably withheld or delayed, Fidelity will not (A) amend the Fidelity Code ss.401(k) Plan in any respect, other than amendments that may be required to ensure that the plan continues to meet applicable legal standards or (B) make any benefit payments, other than payments arising in the normal administration of the plans or (C) except as set forth in
Section 4.6(a)(ii), make any contributions to the Fidelity Employee Plans after the date of this Agreement except for contributions that are consistent with prior levels and rates of contribution. Also, and except as provided in Section 4.6(a) or as a consequence of the action taken under Section 4.6(b)(ii), Fidelity will take no action that will accelerate any participant's vesting in benefits earned under any Fidelity Employee Plan.

                  (ii) If PFGI so requests (and except as otherwise provided in any other section of this Agreement), Fidelity and its Subsidiaries will amend any Fidelity Employee Plan to (A) cease further benefit accruals and (B) to limit participation to the Fidelity employees then participating in the Fidelity Employee Plan. The effective date of this action will be as of the Effective Time. However, Fidelity's obligation under this subsection will arise only if (C) PFGI's request is given in writing, specifying the plan to be amended and the effective date of this action and (D) that action can be taken without affecting any benefits accrued by participants to the effective date the plan is to be amended.

                  (iii) After the Effective Time, PFGI will assume responsibility for maintenance and administration of the Fidelity Employee Plans that (A) have not been terminated before the Effective Time or (B) have been terminated before the Effective Time but their assets not distributed before the Effective Time. Also, PFGI will be responsible for all residual acts (such as filing annual reports) associated with Fidelity Employee Plans that were terminated before the Effective Time, whether or not their assets were distributed before the Effective Time, and for completing the disposition of the Centennial ESOP as described in Section 4.6(a).

         (c) DISCRETIONARY ACTS. With respect to any Fidelity Employee Plans that provide for the allocation or vesting of benefits, there shall be no discretionary acceleration of any such allocation or vesting without PFGI's consent whether or not such discretionary acceleration of such allocation or vesting is permitted under the terms of the Fidelity Plan; provided that a Fidelity Employee Plan which pursuant to its terms provides for an acceleration of any allocation or vesting upon a change of control of Fidelity shall not be deemed to involve a discretionary acceleration and such allocation or vesting thereunder, as the case may be, shall accelerate as of the Effective Time.

         (d) DETERMINATION LETTERS. Within six weeks of the date of the Agreement (or as soon as possible after that date), Fidelity and its Subsidiaries will file an application with the IRS to the effect that the Fidelity ss.401(k) Plan complies with all applicable requirements imposed by Code ss.401(a). Within the period described in Section 4.6(a) a similar application will be made with respect to the termination of the Centennial ESOP.

         SECTION 4.7 ACCESS TO INFORMATION. Fidelity and its Subsidiaries shall permit PFGI and Provident Bank reasonable access in a manner which shall avoid undue disruption or interference with Fidelity's and its Subsidiaries' normal operations to their operations and premises and shall disclose and make available to PFGI and Provident Bank all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (except for matters covered by the attorney-client privilege), Fidelity Employee Plans, and any other business activities or prospects. Fidelity and its Subsidiaries shall provide notice of and permit a representative of PFGI and/or Provident Bank to attend all meetings of the Board of Directors and committees thereof; provided, however, that the Boards of Directors may exclude such representative from attending any deliberations during which the Boards may discuss a Competing Transaction. PFGI shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         SECTION 4.8 PLAN OF MERGER. Upon request, Fidelity and its Subsidiaries shall enter into a separate plans of merger or articles of merger or certificates of merger reflecting the terms hereof for purposes of any filing requirement of the OGCL or any other federal or state law.

         SECTION 4.9 COOPERATION. PFGI will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the FDIC, the OTS, the Ohio Division of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws related to the registration and issuance of the shares of PFGI to be issued to the shareholders of Fidelity in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Fidelity and its Subsidiaries, to be paid by PFGI and the fee for any filing under the HSR Act shall be divided equally between Fidelity and PFGI), and any other laws applicable to the transactions provided for in this Agreement. PFGI shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this Agreement and to secure all such approvals. Fidelity and its Subsidiaries agree that they will, as promptly as practicable after request and at their own expense, provide PFGI with all information and documents concerning Fidelity and its Subsidiaries as shall be required in connection with preparing any applications, registration statements and other documents which are to be prepared and filed by PFGI and in connection with regulatory approvals required to be obtained by PFGI hereunder. PFGI agrees that it will, as promptly as practicable after request and at its own expense, provide Fidelity and its Subsidiaries with all information and documents concerning PFGI and its Subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Fidelity or its Subsidiaries in connection with approvals required to be obtained by Fidelity or its Subsidiaries hereunder. Prior to filing such applications, statements, or other documents with the applicable governmental agency, Fidelity and its Subsidiaries shall provide at least five (5) days prior to the filing date, copies thereof to PFGI. Fidelity and its Subsidiaries shall cooperate with PFGI and Provident Bank in the preparation and filing of applications for the closure of certain branch operations of Fidelity, so that any branch closures contemplated by PFGI can be promptly approved by the applicable Regulatory Agencies and permitted to occur immediately after the Effective Time.


                                    ARTICLE 5

                      AGREEMENTS OF PFGI AND PROVIDENT BANK

         SECTION 5.1 REGULATORY APPROVALS; OTHER AGREEMENTS.

         (a) PFGI and Provident Bank shall file all regulatory applications required in order to consummate the Mergers, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions and any premerger notification to the U.S. Department of Justice required under the HSR Act. PFGI shall keep Fidelity reasonably informed as to the status of such applications and/or waiting periods and make available to Fidelity for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

         (b) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a material adverse effect on PFGI and its Subsidiaries, taken as whole.

         (c) Neither PFGI nor Provident Bank shall, between the date hereof and the Effective Time, affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

         (d) Neither PFGI nor Provident Bank shall, without the prior written consent of Fidelity, engage in any transaction or take any action that would render untrue any of the representations and warranties of PFGI and Provident Bank contained in Article 3 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         (e) PFGI shall promptly notify Fidelity in writing of the occurrence of any matter or event known to and directly involving PFGI or Provident Bank, which would not include any changes in conditions that affect the banking industry generally, that would have a material adverse effect on PFGI or any of its Subsidiaries, taken as whole.

         SECTION 5.2 BREACHES. PFGI and Provident Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Fidelity and use its best efforts to prevent or promptly remedy the same.

         SECTION 5.3 CONSUMMATION OF AGREEMENT. PFGI and Provident Bank shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. PFGI acknowledges that it is not required to submit this Agreement to a vote of its shareholders and, while it may be permitted to do so, that it will not submit this Agreement to its shareholders for approval.

         SECTION 5.4 EMPLOYEE BENEFITS. PFGI and/or Provident Bank shall, with respect to each employee of Fidelity and its Subsidiaries at the Effective Time who shall continue in employment with PFGI or Provident Bank or their respective Subsidiaries (each a "CONTINUED EMPLOYEE"), provide the benefits described in this Section 5.4. Subject to the right of subsequent amendment, modification or termination in PFGI's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of PFGI, to participate in such employee benefit plans, as defined in
Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, severance plans (provided, however, that (i) any employee of Fidelity and its Subsidiaries who is a party to a written employment or severance agreement providing for separate severance benefits shall be entitled only to the benefits provided for in such agreement and (ii) an employee shall be deemed "severed" if he or she voluntarily terminates his or her employment as a result of either being required to relocate more than 15 miles (for non-exempt employees) or 30 miles (for exempt employees) from the current location of his or her employment or as a result of receiving a reduction in the level of his or her salary or hourly rate of compensation) or other employee benefit or fringe benefit programs that may be in effect generally for employees of PFGI's Subsidiaries (the "PFGI EMPLOYEE PLANS"), to the extent (if any) that a Continued Employee otherwise may satisfy the eligibility requirements and, if required, selected for participation therein under the terms thereof. PFGI shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any Fidelity Employee Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. All such participation shall be subject to such terms of such PFGI Employee Plans as may be in effect from time to time and this
Section 5.4 is not intended to give Continued Employees any rights or privileges superior to those of other employees of PFGI's Subsidiaries (except as provided in the following sentence with respect to credit for past service). PFGI and/or Provident Bank may terminate or modify all Fidelity Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and PFGI's obligation under this Section 5.4 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, PFGI shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any PFGI Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Fidelity and its Subsidiaries and their predecessors. PFGI shall be entitled to provide benefits to the Continued Employees under the terms of existing Fidelity Employee Plans (instead of PFGI Employee Plans) for a period of time after the Effective Time which PFGI, in its discretion, determines appropriate to the termination of the Fidelity Employee Plans or the integration of the Fidelity Employee Plans into the PFGI Employee Plans.

         SECTION 5.5 ADVISORY BOARD. PFGI shall take such corporate action as is necessary to establish an Advisory Board comprised of the nine (9) non-employee members of the Centennial Board of Directors. The Advisory Board shall serve in an adjunct capacity to the Board of Directors of PFGI to advise PFGI on issues which may arise concerning the business of Centennial and the transition of the Centennial organization and business to Provident Bank. Those individuals who agree to serve as members of the Advisory Board shall serve in such capacity for a period of two (2) years following the Closing Date and each shall be compensated on a monthly basis at the rate of Nine Hundred Dollars ($900.00) per month. Each member of the Advisory Board shall agree to enter into a written agreement providing in substance that, during his or her tenure as a member of the Advisory Board, such individual shall not solicit the services of any of the employees and shall not, for the sale of any products or services, solicit any customers of Fidelity, either directly or indirectly, as an officer, director, employee or more than Five Percent (5%) shareholder in the banking, investment or financial products business.

         SECTION 5.6 DIRECTOR AND OFFICER MATTERS. Effective as of the Effective Time, PFGI shall cause to be issued one or more policies of insurance, or provide for coverage under the existing policies of one or more of the parties to this Agreement, for all of the current directors and officers of Fidelity and its Subsidiaries, for the acts and omissions of such directors and officers occurring in their respective capacities as such prior to the Effective Time, and for a period of three (3) years from the Effective Time, providing liability insurance coverage on substantially the same terms and conditions as presently provided for the benefit of the directors and officers of Fidelity and its Subsidiaries under their respective existing directors' and officers' liability insurance policies, but only to the extent that such insurance may be purchased or kept in force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. The cost of such insurance shall be considered commercially reasonable so long as it does not exceed 200% of the costs currently paid for such coverage by Fidelity. Proof of such insurance shall be furnished to any of the former directors and officers of Fidelity and its Subsidiaries upon request. PFGI and Provident Bank agree that all rights to indemnification that the directors and officers of Fidelity and its Subsidiaries and PFGI have pursuant to the Articles of Incorporation, Code of Regulations or similar charter documents of Fidelity and its Subsidiaries and PFGI, or under applicable law, shall survive the Mergers and shall continue in full force and effect. In the case of any former officer or director of Fidelity or any of its Subsidiaries or any of their constituent predecessor corporations who is not an officer or director as of the date hereof, and who is entitled to and is currently receiving the benefits of any existing contractual arrangement with Fidelity or any of its Subsidiaries providing benefits similar to those set forth in this Section, PFGI shall be obligated to honor the terms and conditions of any such prior contractual arrangement.

         SECTION 5.7 ACCESS TO INFORMATION. PFGI shall permit Fidelity reasonable access in a manner which shall avoid undue disruption or interference with PFGI' s normal operations to its properties and shall disclose and make available to Fidelity all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in furtherance of the transactions contemplated by this

Agreement. Fidelity shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         SECTION 5.8 EMPLOYMENT AGREEMENTS. The executive officers of Fidelity and Centennial and certain other employees are parties to employment or severance agreements, all of which are listed in Section 2.13 of the Disclosure Schedule, pursuant to which each of them shall be entitled, under certain circumstances, to payments in connection with a termination of employment resulting from a "change in control" transaction. PFGI and Provident Bank expressly acknowledge the validity and enforceability of these employment agreements and agree to honor the terms thereof following the Effective Time. PFGI expressly agrees to honor the terms of the Glenway Loan and Deposit Bank Incentive Plan in which Robert Sudbrook is the sole participant (with the references to Fidelity and to options in Fidelity Common Shares being appropriately changed to PFGI and PFGI Common Shares in the manner described in
Section 1.6 hereof). PFGI also agrees to enter into a new consulting agreement with Robert Sudbrook, on mutually acceptable terms, including the continuation of his same level of salary for a period of eighteen (18) months. As a part of such consulting agreement, PFGI also agrees to grant Robert Sudbrook options to acquire 10,000 PFGI Common Shares at an exercise price equal to the closing price of PFGI Common Shares on the Closing Date.


                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         SECTION 6.1 CONDITIONS TO OBLIGATIONS OF PFGI AND PROVIDENT BANK. The obligations of PFGI and Provident Bank to effect the Mergers shall be subject to the satisfaction (or waiver by PFGI and Provident Bank) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by Fidelity and its Subsidiaries in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) Fidelity and its Subsidiaries shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement, including, but not limited to, obtaining the approvals of Fidelity's officers and directors as provided in Section 4.3 hereof;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of each party hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of PFGI reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to PFGI and its shareholders as to render inadvisable the consummation of the Mergers (any such condition, requirement or restriction, a "BURDENSOME CONDITION");

         (e) PFGI and Provident Bank shall have received all documents required by this Agreement to be received, on or prior to the Closing Date, all in form and substance reasonably satisfactory to PFGI;

         (f) The Mergers shall qualify as a "pooling of interests" for accounting purposes if closed and consummated in accordance with this Agreement and PFGI and Provident Bank shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, LLP, its independent public accountants, to such effect;

         (g) As soon as practicable after the execution of this Agreement, PFGI and Provident Bank shall have received an executed Pooling Affiliate Letter in the form of Exhibit 6.1(g) from Fidelity's executive officers and directors (or so many of them as PFGI may require to ensure that the Mergers shall qualify as a "pooling of interests" for accounting purposes);

         (h) PFGI and Provident Bank shall have received an opinion of its counsel, Keating, Muething & Klekamp, P.L.L., to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement (i) the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of Outstanding Fidelity Shares upon receipt of PFGI Common Shares as a part of the Merger Consideration, (iii) the basis of PFGI Common Shares received by the shareholders of Fidelity shall be the same as the basis of Fidelity Common Shares exchanged therefor, and (iv) the holding period of the PFGI Common Shares received by such shareholders shall include the holding period of the Fidelity Common Shares exchanged therefor, provided such shares were held as capital assets as of the Effective Time;

         (i) PFGI shall have received the unaudited consolidated balance sheets of Fidelity and Subsidiaries as of September 30, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the quarter ended September 30, 1999, together with the consolidating statements and notes thereto, and the unaudited consolidated balance sheets of Fidelity and Subsidiaries and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for each month prior to the Effective Time, and, to the extent that the Closing occurs after the completion of Fidelity's financial statements for the year ended December 31, 1999, either (i) the audited (if available or practicable to complete) or
(ii) the unaudited consolidated balance sheets of Fidelity and its Subsidiaries as of December 31, 1999, and related consolidated income, changes in stockholders' equity and cash flows for the year ended December 31, 1999, together with the consolidating statements and notes thereto (all such financial statements being collectively referred to as the "PRE-CLOSING FINANCIAL STATEMENTS"), in each instance prepared on a basis consistent with prior periods and in accordance with generally accepted accounting principles;

         (j) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall reflect stockholders' equity, as of the Closing Date, of not less than Ninety-Seven Million Six Hundred Five Thousand Dollars ($97,605,000) (disregarding, however, fees and expenses of legal counsel to Fidelity and its Subsidiaries related to the Mergers, investment banking fees paid to Sandler O'Neill & Partners, L.P., proxy preparation and printing expenses, change in control payments to executive officers, expenses incurred in fulfilling Fidelity's obligations under Section 8.19 hereof, and other expenses incurred in connection with the transactions contemplated by this Agreement or similar impact to equity as a result of the application of FASB 115);

         (k) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall reflect sufficient total capital of Centennial in order to continue to meet the regulatory standards and requirements established by the Ohio Division of Financial Institutions for minimum reserve and net worth;

         (l) PFGI shall have entered into and received originally-executed agreements, in form and substance satisfactory to PFGI, with John R. Reusing, Robert R. Sudbrook and Joseph D. Hughes, providing in substance that each such individual shall not, either directly or indirectly, in any capacity, including but not limited to, as an officer, director, employee, or more than Five Percent (5%) shareholder of any business that provides banking, investment or financial services:

                  (i) for a period of two (2) years from the later of (A) the Closing Date or (B) if such individual becomes employed by PFGI or Provident Bank following the Mergers, the date of termination of such individual's employment, solicit any customers of Fidelity or Centennial for the purpose of selling any banking, investment or financial services or products; and

                  (ii) for a period of six (6) months from the later of (A) the Closing Date or (B) if such individual becomes employed by PFGI or Provident Bank following the Mergers, the date of termination of such individual's employment, hire or attempt to hire any of the employees of Fidelity or Centennial.

         (m) PFGI shall have received written confirmation in form and substance satisfactory to it from all of the landlords of Fidelity and its Subsidiaries that, after the Closing and the consummation of the Mergers, the terms of the agreements between Fidelity and its Subsidiaries and their landlords, will permit continuation of activities on such leased premises as presently conducted and the operation of branches and ATMs of Provident Bank on all leased premises at which a Centennial branch is currently operated, except where (A) the failure to obtain such confirmation is not reasonably expected to have a material adverse effect and (B) an opinion of counsel or other reasonable assurance is furnished to PFGI to the effect that the activities on such leased premises may continue after the Effective Time without PFGI or its Subsidiaries being in breach of the subject lease; and

         (n) PFGI shall have had an opportunity to have experts designated by PFGI review the computer systems, software and other operations of Fidelity and its Subsidiaries, and PFGI shall have received confirmation from such experts, not later than October 1, 1999 and reasonably satisfactory to PFGI, that all of the hardware, software and other systems owned or used by Fidelity and its Subsidiaries and material to their business are Year 2000 Compliant.

         (o) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall report that the deposit accounts of Centennial (which for purposes of this Section are adjusted to exclude non-retail deposits, that is, brokered deposits, commercial accounts, custodial accounts, public funds and internal operating accounts) as of such date are at least the lesser of: (1) Ninety-Five Percent (95%) of the amount of such deposit accounts, as so adjusted, on August 31, 1999, or (2) if the deposit accounts at Provident Bank as of the end of the month prior to the Closing Date and computed in the same manner as stated above are less than such deposit accounts at Provident Bank, as so adjusted, on August 31, 1999, the percentage reduction of such deposit accounts at Centennial does not exceed the percentage reduction of such deposit accounts at Provident Bank; provided, however, that Centennial shall pay rates on deposit accounts comparable to rates for similar types, amounts and maturities of deposit accounts paid by its competitors in Centennial's deposit market as reported in the Ratewatch Premium Report for the Cincinnati Region or other similar publication.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF FIDELITY AND ITS SUBSIDIARIES. The obligations of Fidelity and its Subsidiaries to effect the Mergers shall be subject to the satisfaction (or waiver by Fidelity and its Subsidiaries) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by PFGI and Provident Bank in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

         (b) PFGI and Provident Bank shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

         (c) No Injunction preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal;

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Mergers by the shareholders of the parties hereto, required by law or any Regulatory Agency for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired;

         (e) PFGI shall have registered its shares of Common Stock to be issued to the Fidelity shareholders with the SEC pursuant to the Securities Act and with all applicable state securities authorities; the Registration Statement shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued; and the Provident Common Shares shall have been authorized for trading on the National Market System of NASDAQ upon official notice of issuance;

         (f) Fidelity and its Subsidiaries shall have received all documents required to be received from PFGI or Provident Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to Fidelity and its Subsidiaries;

         (g) Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of PFGI, Provident Bank and their Subsidiaries that would have a material adverse effect on PFGI, Provident Bank or their Subsidiaries, taken as a whole;

         (h) Fidelity shall have received the opinion of PFGI's counsel, addressed to Fidelity, contemplated by Section 6.1(h) hereof; and

         (i) Fidelity shall have received an opinion of Sandler O'Neill & Partners, L.P. to the effect that the consideration receivable upon consummation of the Mergers is fair from a financial point of view to the holders of Fidelity Common Shares, which opinion is expected by Fidelity to be received reasonably contemporaneously with the mailing of the proxy statement to the Fidelity shareholders.


                                    ARTICLE 7

                           TERMINATION OR ABANDONMENT

         SECTION 7.1 MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of PFGI and Fidelity at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of Fidelity and PFGI shall have been previously obtained.

         SECTION 7.2 BREACH OF AGREEMENTS. In the event that there is any breach in any of the representations and warranties or a breach of any of the agreements of any party hereto, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         SECTION 7.3 FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.2 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of Fidelity has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

         SECTION 7.4 REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.1(a) hereof should be finally denied or disapproved by the respective Regulatory Agency, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by PFGI, as a condition for approval, shall not be deemed to be a denial or disapproval so long as PFGI diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of PFGI (hereinafter referred to as the "appeal") then the application shall be deemed denied unless PFGI prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. PFGI may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and PFGI shall deliver written notice of such determination to Fidelity not later than thirty (30) days after receipt by PFGI of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by PFGI, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by PFGI or the denial of such appeal by the appropriate Regulatory Agency).

         SECTION 7.5 SHAREHOLDER APPROVAL DENIAL; WITHDRAWAL/MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Holding Company Merger, are not approved by the requisite vote of the shareholders of Fidelity at the Shareholders Meeting, then either party may terminate this Agreement. PFGI may terminate this Agreement (without prejudice to any recourse it may have against Fidelity) if Fidelity's Board of Directors shall have withdrawn or modified in any manner adverse to PFGI its approval or recommendation of this Agreement or the Holding Company Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

         SECTION 7.6 REGULATORY ENFORCEMENT MATTERS. If, prior to the Effective Time, Fidelity or any of its Subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which might have a Material Adverse Effect on Fidelity, then PFGI may terminate this Agreement. If, prior to the Effective Time, PFGI or any of its Subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on PFGI, then Fidelity may terminate this Agreement.

         SECTION 7.7 OUTSIDE CLOSING DATE. If the Closing Date does not occur on or prior to June 30, 2000, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

         SECTION 7.8 TERMINATION FOR MATERIALLY IMPROVED OFFER. Fidelity may terminate this Agreement by written notice to PFGI and Provident Bank in accordance with this Section if the following conditions are satisfied:

         (a) An unsolicited offer to consummate a Competing Transaction is received by the Board of Directors of Fidelity at a price per share (or equivalent) higher than $21.00;

         (b) the Board of Directors of Fidelity determines in good faith, after taking into all other factors relevant to the Fidelity shareholders and based upon the written advice of its legal counsel and financial advisors that (i) the Competing Offer is materially better for the Fidelity shareholders than the benefits accorded the Fidelity shareholders under this Agreement, (ii) the failure to withdraw, modify or change its recommendation to approve this Agreement and the Mergers would cause the Board of Directors of Fidelity to breach its fiduciary duties to Fidelity's shareholders under applicable law, and (iii) the Board of Directors should accept and recommend the Competing Transaction to the shareholders of Fidelity;

         (c) Fidelity proceeds to close the Competing Transaction on the terms of the unsolicited offer; and

         (d) contemporaneously with the closing of the Competing Transaction, Fidelity tenders with its written notice of termination to PFGI payment in full, in immediately available funds, of the cash-out option as provided for in the Stock Option Agreement between PFGI and Fidelity referred to in Section 8.20 hereof.

         SECTION 7.9 UPSET PROVISION. Within three (3) business days after the Common Exchange Value is determined, Fidelity shall have the right, upon delivery of written notice to PFGI, to terminate this Agreement effective on the thirtieth (30th) day following such notice (the "EFFECTIVE TERMINATION DATE") if the Final PFGI Value is less than Eighty-Five Percent (85%) of the Initial Exchange Value, unless the ratio of the Final PFGI Value to the Initial Exchange Value (the "PFGI RATIO") is greater than or equal to the number obtained by subtracting 0.15 from the ratio of the Final Index Price to the Initial Index Price (the "INDEX RATIO"), subject, however, to the following provisions.

         If Fidelity elects to exercise its termination right pursuant to this Section, it shall give prompt written notice thereof to PFGI; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five (5) day period commencing with its receipt of such notice, PFGI shall have the option to increase the consideration to be received by the holders of Fidelity Common Shares hereunder by adjusting the Per Share Consideration to the lesser of (i) a number which is equal to the Per Share Consideration times a fraction, the numerator of which is Eighty-Five Percent (85%) times the Initial PFGI Value and the denominator of which is the Final PFGI Value, and (ii) a number which is equal to the Per Share Consideration times a fraction, the numerator of which is the Index Ratio minus
0.15 and the denominator of which is the PFGI Ratio (the intent of which is to permit PFGI to increase the Per Share Consideration to such amount as would be sufficient to prevent Fidelity from becoming entitled to exercise its rights under the first sentence of this Section to terminate this Agreement). If PFGI so elects, it shall give, within such five (5) day period, written notice to Fidelity of such election and the revised Per Share Consideration, whereupon no termination shall be deemed to have occurred pursuant to this Section 7.9 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Per Share Consideration shall have been so modified).

         If the number of shares of common stock of any Index Company is materially changed as a result of a recapitalization, reclassification, subdivision, spinoff, splitup, exchange of shares or readjustment, or stock dividend taking effect after the Initial Index Price is determined and prior to the last trading day during which the Final Index Price is determined, then the closing prices for such common stock for purposes of determining the Initial Index Price and the Final Index Price shall be equitably adjusted (in the same manner as would apply to a Share Adjustment) so as to be comparable as of the dates on which such Initial Index Price and Final Index Price are determined.

         SECTION 7.10 EFFECT OF TERMINATION. A termination of this Agreement effected by written notice shall be without prejudice to the terminating party's rights to damages or to seek other recourse against one or more of the other parties hereto for any breach of this Agreement. If, however, this Agreement is terminated mutually by the parties, or if the transactions are not approved by all of the requisite Regulatory Agencies, or if a party is unable to satisfy a condition precedent to the consummation of the transactions through no fault of any party hereto, or if this Agreement is terminated as result of the application of Sections 7.7, 7.8 or 7.9, then this Agreement shall be of no further force or effect and the parties shall have no further obligations to each other except for such executory obligations (such as the return of information) as expressly survive the termination of this Agreement by the terms hereof. The agreements set forth in Section 8.2, 8.3, 8.4, 8.6 and 8.17 hereof shall survive the earlier termination of this Agreement.


                                    ARTICLE 8

                                     GENERAL

         SECTION 8.1 DISCLOSURE SCHEDULE.

         (a) Fidelity and its Subsidiaries have delivered to PFGI and Provident Bank a disclosure schedule (the "DISCLOSURE SCHEDULE"), certified by Fidelity and its Subsidiaries and delivered prior to the execution of this Agreement, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 2 hereof.

         (b) Fidelity and its Subsidiaries shall update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article 2 hereof which shall have arisen between the date hereof and the Closing Date, but any exceptions or other information subsequently disclosed shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.1(a) hereof shall have been satisfied.

         SECTION 8.2 CONFIDENTIAL INFORMATION. The parties acknowledge the general confidential and proprietary nature of the information which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Confidential information does not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the information shall be used solely for the purposes contemplated by this Agreement and that such information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

         SECTION 8.3 PUBLICITY. PFGI and Fidelity shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Mergers and shall not issue any news release or make any other public disclosure prior to the Effective Time without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure. Subsequent to the Effective Time, PFGI shall have the exclusive right to issue news releases and other public disclosures concerning this Agreement and the Mergers.

         SECTION 8.4 RETURN OF DOCUMENTS. Upon termination of this Agreement without the Mergers becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and shall not retain any copies, extracts or other reproductions in whole or in part of such Information.

         SECTION 8.5 NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

         (a)      if to PFGI:

                  Provident Financial Group, Inc.
                  One East Fourth St.
                  Cincinnati, Ohio  45202
                  Attention:  Mark E. Magee, Vice President, General Counsel
                  Facsimile: (513) 763-8069
with a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio  45202
                  Attention:  Timothy B. Matthews, Esq.
                  Facsimile:  (513) 579-6457

and

         (b)      if to Fidelity:

                  Fidelity Financial of Ohio, Inc.
                  5535 Glenway Avenue
                  Cincinnati, Ohio 45238
                  Attention: Robert R. Sudbrook, President and Chief Executive Officer
                  Facsimile:  (513) 922-3024

with a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  Suite 2100, Atrium Two
                  221 East Fourth Street
                  Cincinnati, Ohio 45202
                  Attention:  Terri R. Abare or Kate M. Molinsky
                  Facsimile:  513-723-4056

or to such other address as any party may from time to time designate by notice to the others.

         SECTION 8.6 LIABILITIES AND EXPENSES.

         (a) If this Agreement is terminated pursuant to the provisions of
Article 7 hereof (except by reason of a breach of this Agreement as permitted by Section 7.2 or the failure of one party to satisfy a condition to Closing as a result of such party's actions or failure to act, as permitted by Section 7.3), no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise. If, however, this Agreement is terminated by a party pursuant to Section 7.2 by reason of a breach in any of the representations, warranties or covenants contained in this Agreement or pursuant to Section 7.3 by reason of the other party's failure to satisfy a condition to closing as a result of such party's actions or failure to act, then the non-breaching party shall be entitled to recover damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation.

         (b) In the event that the Board of Directors of Fidelity fails to recommend to the shareholders of Fidelity approval of this Agreement and this Agreement is rejected by the shareholders of Fidelity at the Shareholders' Meeting, or in the event that no meeting of the shareholders of Fidelity is held on or before March 31, 2000, other than for reasons beyond the control of Fidelity, then, in either of such events, Fidelity shall pay to PFGI Five Million Dollars ($5,000,000) in immediately available federal funds (i) in the case of the disapproval by the shareholders of Fidelity of this Agreement where the Board of Directors of Fidelity has failed to recommend approval, such payment to be made within five days after the date of the Shareholders' Meeting, and (ii) if no Shareholders' Meeting is held by March 31, 2000, other than for reasons beyond the control of Fidelity, such payment to be made within five days after March 31, 2000.

         (c) In the event of any breach of this Agreement by Fidelity, Fidelity Acquisition or Centennial which (i) has given rise to a right of termination by PFGI pursuant to Section 7.2 of this Agreement, after the expiration of the applicable cure period provided in such Section, (ii) is volitional in nature (and thus within the control of Fidelity, Fidelity Acquisition or Centennial) and (iii) is materially adverse to the ability of the parties to consummate the transactions contemplated by this Agreement or has a Material Adverse Effect on any of the parties hereto, Fidelity shall pay to PFGI Five Million Dollars ($5,000,000) in immediately available federal funds, such payment to be made within five days after the date of written demand by PFGI.

         SECTION 8.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall expire at the Effective Time, provided, however, that no such representation or warranty shall be deemed to be terminated or extinguished so as to deprive PFGI or Fidelity (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PFGI or Fidelity, the aforesaid representations and warranties being material inducements to the consummation by PFGI and Fidelity of the transactions contemplated herein.

         SECTION 8.8 ENTIRE AGREEMENT. This Agreement constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

         SECTION 8.9 HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         SECTION 8.10 WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Fidelity and, provided, further, that after shareholder approval of this Agreement, if any such amendment or modification does not alter the amount or change the form of the Merger Consideration, no further action or approval by the shareholders of Fidelity shall be required. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         SECTION 8.11 RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its Subsidiaries.

         SECTION 8.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.12.

         SECTION 8.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity not a party to this Agreement (other than the shareholders of Fidelity, to the extent they are entitled to payment of the Merger Consideration) shall be deemed to be a third party beneficiary of this Agreement.

         SECTION 8.14 SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

         SECTION 8.15 GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Ohio and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto; provided, however, that the merger or consolidation of PFGI shall not be deemed an assignment hereunder if PFGI is the surviving corporation in such merger or consolidation and the PFGI Common Shares shall thereafter continue to be publicly traded and issuable to the Fidelity shareholders pursuant to the terms of this Agreement.

         SECTION 8.16 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, an aggrieved party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

         SECTION 8.17 OBJECTIONS UNDER ANTITRUST LAWS. Each of the parties hereto shall use its diligent efforts to resolve any objections to the Mergers which may be asserted by the Department of Justice or any private party or other governmental entity under any antitrust laws or regulations.

         SECTION 8.18 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of the parties will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications that the foregoing may be contemplated), (iii) the institution or the threat of material litigation involving such party, and each agrees to keep the other promptly informed of the status of such events.

         SECTION 8.19 INTEGRATION OF OPERATIONS. Subject to applicable laws, regulations and the requirements of Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of Fidelity and its Subsidiaries and their operations into and with PFGI's Subsidiaries and operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of branch operations, management information systems, financial and accounting operations, employee compensation and benefit matters, employee training and similar matters. Nothing in this Section shall be construed, however, to obligate the Board of Directors of Fidelity to take any action which would constitute a breach of its fiduciary duties to its shareholders.

         SECTION 8.20 OPTION AGREEMENT. Within one (1) day of the execution of this Agreement, Fidelity and PFGI shall enter into a Stock Option Agreement in the form attached as Exhibit 8.20 providing for the grant of an option to PFGI to acquire 1,815,955 Fidelity Common Shares (which Fidelity represents shall constitute approximately 19.9% of the number of Outstanding Fidelity Shares), at a price equal to Fifteen and 75/100 Dollars ($15.75) per share.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                 FIDELITY FINANCIAL OF OHIO, INC.


                                 By: /s/ Robert R. Sudbrook
                                     -------------------------------------------
                                        Robert R. Sudbrook
                                        President and Chief Executive Officer


                                 FIDELITY ACQUISITION CORPORATION


                                 By: /s/ Robert R. Sudbrook
                                     -------------------------------------------
                                        Robert R. Sudbrook



                                 CENTENNIAL BANK


                                 By: /s/ Robert R. Sudbrook
                                     -------------------------------------------
                                        Robert R. Sudbrook
                                        President and Chief Executive Officer

                               PROVIDENT FINANCIAL GROUP, INC.


                               By: /s/ Robert L. Hoverson
                                   ---------------------------------------------
                                      Robert L. Hoverson
                                      President and Chief Executive Officer

                               THE PROVIDENT BANK


                               By: /s/ Robert L. Hoverson
                                   ---------------------------------------------
                                      Robert L. Hoverson
                                      President and Chief Executive Officer

                                                                     Exhibit 7.9

                            LIST OF INDEX COMPANIES



------------------------------------------------------------------------------------
                                   13-Aug-99
------------------------------------------------------------------------------------
COMPANY                            SYMBOL    MARKET CAPITALIZATION         WEIGHTING
------------------------------------------------------------------------------------
Associated Banc-Corp                ASBC       $  2,356,720,625              2.17%
------------------------------------------------------------------------------------
Pacific Centy Finl Corp              BOH       $  1,501,241,625              1.38%
------------------------------------------------------------------------------------
Commerce Bancshares, Inc.           CBSH       $  2,424,565,688              2.23%
------------------------------------------------------------------------------------
CCB Finl Corp                        CCB       $  1,998,950,000              1.84%
------------------------------------------------------------------------------------
Colonial Bancgroup Inc.              CNB       $  1,457,761,938              1.34%
------------------------------------------------------------------------------------
Charter One Financial, Inc.         COFI       $  4,263,180,000              3.92%
------------------------------------------------------------------------------------
City Natl Corp                       CYN       $  1,521,365,000              1.40%
------------------------------------------------------------------------------------
First Amer Corp Tenn                 FAM       $  4,684,593,750              4.31%
------------------------------------------------------------------------------------
Fifth Third Bancorp                 FITB       $ 17,791,733,403             16.37%
------------------------------------------------------------------------------------
FirstMerit Corporation              FMER       $  2,481,957,250              2.28%
------------------------------------------------------------------------------------
First VA Banks Inc                   FYB       $  2,337,078,125              2.15%
------------------------------------------------------------------------------------
Huntington Bancshares Inc.          HBAN       $  7,074,839,750              6.51%
------------------------------------------------------------------------------------
Hibernia Corp                        HIB       $  2,241,554,000              2.06%
------------------------------------------------------------------------------------
Keycorp                              KEY       $ 13,939,455,750             12.82%
------------------------------------------------------------------------------------
National Commerce Bancorporation    NCBC       $  2,221,012,500              2.04%
------------------------------------------------------------------------------------
National City Corp                   NCC       $ 18,590,141,625             17.10%
------------------------------------------------------------------------------------
North Fork Bancorporation            NFB       $  2,865,133,125              2.64%
------------------------------------------------------------------------------------
Old Kent Finl Corp                    OK       $  4,102,580,625              3.77%
------------------------------------------------------------------------------------
Old National Bancorp                OLDB       $  1,380,118,750              1.27%
------------------------------------------------------------------------------------
One Valley Bancorp Inc                OV       $  1,270,808,438              1.17%
------------------------------------------------------------------------------------
Provident Financial Group, Inc.     PFGI       $  1,815,484,000              1.67%
------------------------------------------------------------------------------------
Sky Financial Group, Inc.           SKYF       $  1,158,132,000              1.07%
------------------------------------------------------------------------------------
Synovus Finl Corp                    SNV       $  5,200,944,563              4.78%
------------------------------------------------------------------------------------
TCF Finl Corp                        TCB       $  2,353,316,000              2.16%
------------------------------------------------------------------------------------
Trustmark Corporation               TRMK       $  1,670,743,000              1.54%
------------------------------------------------------------------------------------
                                               $108,703,411,530            100.00%
                                             ---------------------------------------

                                                                         ANNEX C


                             STOCK OPTION AGREEMENT
                             ----------------------


         THIS STOCK OPTION AGREEMENT (the "STOCK OPTION AGREEMENT") dated as of August 17, 1999, is made between PROVIDENT FINANCIAL GROUP, INC., an Ohio corporation ("PFGI"), and FIDELITY FINANCIAL OF OHIO, INC., an Ohio corporation ("FIDELITY").

                                R E C I T A L S:
                                ----------------

         PFGI, The Provident Bank, an Ohio banking corporation ("PROVIDENT") and wholly-owned subsidiary of PFGI, are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with Fidelity, Fidelity Acquisition Corporation ("FIDELITY ACQUISITION") and Centennial Bank, an Ohio savings bank ("CENTENNIAL"), providing for the merger of Fidelity with and into PFGI and the merger of Centennial with and into Provident.

         NOW, THEREFORE, to induce PFGI to enter into the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in the Merger Agreement, PFGI and Fidelity, intending to be legally bound, do hereby agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Fidelity hereby grants to PFGI the irrevocable, continuing option (the "OPTION") to purchase a maximum of up to One Million Eight Hundred Fifteen Thousand Nine Hundred Fifty Five (1,815,955) shares (the "OPTIONED SHARES") of Fidelity common stock, $.10 par value per share ("FIDELITY COMMON SHARES") (subject to adjustment as provided in Section 10 hereof and as provided in the last sentence of this Section). Fidelity represents and warrants to PFGI that the aforementioned number of Optioned Shares is equal to approximately Nineteen and Nine-Tenths Percent (19.9%) of the number of issued and outstanding Fidelity Shares on a fully-diluted basis without giving effect to the exercise of the Option. The Optioned Shares may be purchased in the manner set forth below at a price per Fidelity Common Share, payable in cash in accordance with Section 4 of this Agreement, of Fifteen and 75/00 Dollars ($15.75) (subject to adjustment as provided in Section 10 hereof) (the "EXERCISE PRICE"). The number of Fidelity Shares for which this Option is exercisable shall at all times equal 19.9% of the number of issued and outstanding Fidelity Shares at the time of exercise without giving effect to any Fidelity Shares subject to or issued pursuant to the Option, and shall automatically be adjusted upwards or downwards without any action required on the part of PFGI or Fidelity.

         2. EXERCISE OF OPTION.

                  (a) The Option may be exercised by PFGI, in whole or in part, at any time after the occurrence of a Competing Transaction (as defined in the Merger Agreement) and shall cease to be exercisable eighteen (18) months thereafter.

                  (b) (i) Fidelity shall notify PFGI promptly in writing of the termination of the Merger Agreement, it being understood that the giving of such notice by Fidelity shall not be a condition to the right of PFGI to exercise the Option and that Fidelity's failure to give such notice shall have no effect on PFGI's rights hereunder.

                      (ii) As, if and when PFGI desires to exercise the Option, PFGI shall deliver to Fidelity written notice thereof, which notice shall specify the number of Fidelity Common Shares to be acquired in connection with that Option exercise (the "EXERCISE NOTICE").

                      (iii) Upon the giving by PFGI to Fidelity of an Exercise Notice and the tender of the Exercise Price for Fidelity Common Shares to be acquired, PFGI, provided that the conditions to Fidelity's obligation to issue Fidelity Common Shares to PFGI hereunder set forth in Section 3 have been satisfied or waived, shall be deemed (subject to the receipt of any applicable regulatory approvals) to be the holder of record of Fidelity Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of Fidelity shall then be closed or that certificates representing Fidelity Common Shares shall not then have been actually delivered to PFGI.

                      (iv) The closing of the purchase of Fidelity Common Shares (the "CLOSING") shall occur at a place, on a date, and at a time designated by PFGI in the Exercise Notice delivered at least two (2) business days prior to the date of the Closing.

                  (c) This Option shall terminate upon the termination of the Merger Agreement pursuant to its terms, except a termination by reason of a Competing Transaction pursuant to Section 7.8.

                  (d) Fidelity agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Fidelity Common Shares so that the Option may be exercised without additional authorization of Fidelity Common Shares after giving effect to all other options, warrants, convertible securities and other rights to purchase Fidelity Common Shares; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Fidelity; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder (the "HSR ACT") and (y) any federal or state banking law, prior approval of or notice to the Federal Reserve Board, Office of Thrift Supervision, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with PFGI in preparing such applications or notices and providing such information to the federal or such state regulatory authority as they may require) in order to permit PFGI to exercise the Option and Fidelity duly and effectively to issue shares of Fidelity Common Shares pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of PFGI against dilution.

                  (e) Notwithstanding any other provision of this Stock Option Agreement to the contrary, in no event shall PFGI purchase under the terms of this Agreement that number of Optioned Shares which have a "SPREAD VALUE" in excess of the Spread Cap. The term "SPREAD CAP" shall mean Fifteen Million and 00/100 Dollars ($15,000,000.00). The term "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Optioned Shares PFGI (x) intends to purchase at the Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of Fidelity Common Shares as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing, and (ii) the product of (1) the total number of Optioned Shares PFGI (x) intends to purchase at the Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Exercise Price of such Optioned Shares. In the event the Spread Value exceeds the Spread Cap, the number of Option Shares which PFGI is entitled to purchase at the Closing shall be reduced to that number of shares necessary such that the Spread Value equals the Spread Cap.

         3. CONDITIONS TO CLOSING. The obligation of Fidelity to issue Fidelity Common Shares to PFGI hereunder is subject to the conditions that:

                  (a) the waiting periods, if any, applicable to the issuance of Fidelity Common Shares under the HSR Act shall have expired or been terminated and all other required consents relating to this Stock Option Agreement and required to be obtained prior to issuance of Fidelity Common Shares shall have been obtained, except where the failure to obtain such other required consents would not have a material adverse effect on Fidelity or PFGI, as the case may be; and

                  (b) no preliminary or permanent injunction or other order by any court, governmental entity or regulatory agency of competent jurisdiction prohibiting or preventing such issuance shall have been issued and remain in effect.

         4. CLOSING. At the Closing,

                  (a) Fidelity shall deliver to PFGI a single certificate in definitive form representing Fidelity Common Shares to be acquired, such certificate to be registered in the name of PFGI and to bear the legend set forth in Section 12 and, if the Option should be exercised in part only, a new Option evidencing the rights of PFGI to purchase the balance of the Optioned Shares, and PFGI shall deliver to Fidelity a copy of this Agreement and a letter agreeing that PFGI will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement;

                  (b) PFGI shall deliver to Fidelity the aggregate Exercise Price for Fidelity Common Shares to be acquired by wire transfer of immediately available funds to an account to be designated in writing by Fidelity; and

                  (c) Fidelity shall pay all expenses that may be payable in respect of the preparation, issuance and delivery of stock certificates under this Section 4.

         5. REPRESENTATIONS AND WARRANTIES OF FIDELITY. Fidelity represents and warrants to PFGI that:

                  (a) Fidelity has taken all necessary corporate action to authorize and reserve for issuance and (subject to the satisfaction of the conditions set forth in Section 3) to permit it to issue, upon exercise of the Option, and, at all times from the date hereof through the expiration of the Option will have reserved, authorized and unissued shares of Fidelity common stock sufficient for the exercise of the Option and Fidelity Common Shares, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable; and

                  (b) upon delivery of Fidelity Common Shares to PFGI upon the exercise of the Option, PFGI will acquire Fidelity Common Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

         6. REPRESENTATIONS AND WARRANTIES OF PFGI. PFGI represents and warrants to Fidelity that:

                  (a) any Fidelity Common Shares acquired by PFGI upon exercise of the Option will be acquired for PFGI's own account, for investment purposes only and will not be, and the Option is not being, acquired by PFGI with a view to the public distribution of Fidelity Common Shares, in violation of any applicable provision of the Securities Act of 1933 ("SECURITIES ACT"); and

                  (b) any Fidelity Common Shares acquired by PFGI upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act and otherwise in accordance with this Stock Option Agreement.

         7. CERTAIN REPURCHASES.

                  (a) If PFGI so elects, then, at the request of PFGI by written notice (the "CASH-OUT NOTICE") given to Fidelity at any time during which the Option is exercisable pursuant to Section 2, Fidelity (or any successor entity thereto) shall, to the extent permitted by applicable law and subject to the receipt by it of any consent or waiver required by it under the terms of any law, regulation, indenture, loan document or other contract, either (i) pay to PFGI, in consideration of the redelivery and cancellation without exercise of the Option (in whole and not in part), an amount in cash (the "CASH-OUT AMOUNT") equal to the difference between the "MARKET/OFFER PRICE" (as defined below) for shares of Fidelity Common Shares as of the date PFGI delivers the Cash-Out Notice and the Exercise Price, multiplied by the total number of Fidelity Common Shares, or (ii) pay to PFGI, in consideration of Fidelity's repurchase of the Optioned Shares obtained by PFGI as a result of the exercise of the Option, an amount in cash (the "REDEMPTION AMOUNT") equal to the Market/Offer Price. For purposes of this Section 7, the "MARKET/OFFER PRICE" shall mean, as of any date, the higher of: (x) Fair Market Value (as defined below) per share as of such date, (y) Twenty One and 00/100 Dollars ($21.00) per share (or such higher price per share, if applicable, offered by PFGI with respect to Fidelity and not terminated or withdrawn as of such date ); or (z) the highest price per share offered by any third party as of such date pursuant to any tender or exchange offer or other public offer for Fidelity Common Shares and not terminated or withdrawn as of such date (the "OFFER PRICE"). As used herein, "FAIR MARKET VALUE" shall be the average of the daily closing sales price for a share of Fidelity Common Shares on the Nasdaq National Market during the ten (10) trading days prior to the fifth (5th) trading day immediately preceding the date such Fair Market Value is to be determined. If any consideration offered by PFGI or a third party includes any consideration other than cash, such consideration shall be valued as follows for purposes of calculating the Offer Price or Market/Offer
Price: (i) any securities that are either listed on a national securities exchange (as defined under the Securities Act) or on any designated offshore securities market (as defined in Regulation S under the Securities Act) or included in a national securities quotation system (as defined in the Securities
Act) (collectively, "LISTED SECURITIES") shall be valued based on the average of the daily closing sale price of such Listed Securities for the ten (10) trading days on such national securities exchange, designated offshore securities market or national securities quotation system prior to the fifth (5th) trading day immediately preceding the date of delivery of the Cash-Out Notice; and (ii) any consideration other than cash or Listed Securities shall be valued based on the written opinion of an investment banking firm of nationally recognized reputation selected by PFGI, which firm is reasonably acceptable to Fidelity. The costs and fees of such investment banking firm in connection with such valuation shall be borne equally by PFGI and Fidelity.

                  (b) If PFGI exercises its right under this Section 7, Fidelity shall, within ten (10) business days thereafter, pay the required amount (the Cash-Out Amount or the Redemption Amount) to PFGI in immediately available funds and PFGI shall surrender to Fidelity the Option or the Optioned Shares, as the case may be. If, pursuant to the Merger Agreement, Fidelity shall tender payment of the Cash-Out Amount to PFGI contemporaneously with the termination of the Merger Agreement, PFGI shall not be obligated to exercise its cash-out or redemption options pursuant to Section 7(a) above, PFGI shall be obligated either to accept and retain the Cash-Out Amount within ten (10) days after receipt of such tender and promptly surrender to Fidelity the Option, or return the amount tendered to Fidelity, without prejudice to PFGI's right to exercise the Option, the cash-out option or the redemption option at a later date to the extent otherwise permissible under this Agreement.

                  (c) Notwithstanding any other provision of this Section 7 to the contrary, in no event shall the Cash-Out Amount exceed the Spread Cap or the Redemption Amount exceed the Spread Cap plus the aggregate Exercise Price actually paid by PFGI to acquire Optioned Shares.

         8. RESTRICTIONS ON TRANSFER.

                  (a) Fidelity Common Shares shall not be directly or indirectly, by operation of law or otherwise, sold, assigned, pledged, or otherwise disposed of or transferred, other than in accordance with Section 8(b) or Section 9.

                  (b) PFGI shall be permitted to sell, assign, transfer or dispose of any Fidelity Common Shares beneficially owned by it if such sale is made: (i) pursuant to a transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of Fidelity, by a majority of the members of the Board of Directors of Fidelity, which majority shall include a majority of directors who were directors prior to the announcement of such transaction; or (ii) to any purchaser or transferee who would not, to PFGI's knowledge after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than five percent (5%) of Fidelity Common Shares on a fully diluted basis.

         9. REGISTRATION RIGHTS.

                  (a) On or prior to the second anniversary of the exercise of the Option, PFGI may by written notice (the "REGISTRATION NOTICE") to Fidelity request Fidelity to register under the Securities Act all or any part of Fidelity Common Shares beneficially owned by PFGI (the ("REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering, in which PFGI and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group (as used in Rule 13d-5 under the Securities Exchange Act of 1934 (the "EXCHANGE ACT")) and its affiliates from purchasing through such offering Fidelity Common Shares representing more than five percent (5%) of the outstanding shares of Fidelity common stock on a fully diluted basis (excluding any Fidelity Common Shares held by a subsidiary of Fidelity) (a "PERMITTED OFFERING").

                  (b) The Registration Notice shall include a certificate executed by PFGI and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that

                           (i) they have a good faith intention promptly to
commence a Permitted Offering, and

                           (ii) the Manager in good faith believes that, based
on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

                  (c) Fidelity (and/or any person designated by Fidelity) shall thereupon have the option exercisable by written notice delivered to the PFGI within ten (10) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of: (i) the number of Registrable Securities to be so purchased by Fidelity; and (ii) the then Fair Market Value of such shares.

                  (d) Any purchase of Registrable Securities by Fidelity (or its designee) under Section 9(c) shall take place at a closing to be held at the principal executive offices of Fidelity or at the offices of its counsel at any reasonable date and time designated by Fidelity and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

                  (e) If Fidelity does not elect to exercise its option pursuant to this Section 9 with respect to all Registrable Securities, it shall use its reasonable efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

                           (i) PFGI shall not be entitled to more than an
aggregate of two (2) effective registration statements hereunder, and

                           (ii) Fidelity will not be required to file any such
registration statement during any period of time (not to exceed one hundred eighty (180) days after such request) when:

                                    (A) Fidelity is in possession of material
non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Fidelity, such information would have to be disclosed if a registration statement were filed at that time;

                                    (B) Fidelity is required under the
Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                                    (C) Fidelity determines, in its reasonable
judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Fidelity or any of its affiliates.

                  (f) Fidelity shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as PFGI may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, however, that Fidelity shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (g) The registration rights set forth in this Section 9 are subject to the condition that PFGI shall provide Fidelity with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Fidelity, is necessary to enable Fidelity to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                  (h) A registration effected under this Section 9 shall be effected at Fidelity's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to PFGI, and Fidelity shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

                  (i) In connection with any registration effected under this
Section 9, the parties agree

                           (i) to indemnify each other and the underwriters in
the customary manner,

                           (ii) to enter into an underwriting agreement in form
and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

                           (iii) to take further reasonable actions which are
necessary to effect such registration and sale.

                  (j) Fidelity shall be entitled to include (at its expense) additional shares of Fidelity common stock in a registration effected pursuant to this Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

         10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on Fidelity contained in this Stock Option Agreement or in the Merger Agreement, in the event of any change in Fidelity common stock by reason of stock dividends, splitups, mergers (other than the mergers contemplated by the Merger Agreement), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately and proper provision will be made in the agreements governing such transaction, so that PFGI will receive upon exercise of the Option the number and class of shares or other securities or property that PFGI would have received in respect of Fidelity Common Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         11. RESTRICTIVE LEGENDS. Each certificate representing Fidelity Common Shares issued to the PFGI hereunder shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF AUGUST 17, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

         It is understood and agreed that:

                           (i) the reference to the resale restrictions of the
Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if Fidelity shall have delivered to PFGI a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to PFGI, to the effect that such legend is not required for purposes of the Securities Act or such laws;

                           (ii) the reference to the provisions to this Stock
Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and

                           (iii) the legend shall be removed in its entirety if
the conditions in the preceding clauses (i) and (ii) are both satisfied.

                  In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 11.

         12. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

                  (a) This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.

                  (b) Nothing contained in this Stock Option Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective assigns any rights or remedies hereunder.

                  (c) Any Fidelity Common Shares sold by PFGI in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Stock Option Agreement.

         13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable harm would occur if any of the provisions of this Stock Option Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Stock Option Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         14. VALIDITY.

                  (a) The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of the other provisions of this Stock Option Agreement, which shall remain in full force and effect.

                  (b) If any court or other competent authority holds any provision of this Stock Option Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Stock Option Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

                  (c) The validity of this Stock Option Agreement shall not be affected by the invalidity of the Merger Agreement, or any provision thereof, nor shall the invalidity of this Stock Option Agreement, or any provision hereof, affect the validity of the Merger Agreement. Nothing contained in this Stock Option Agreement shall be deemed to authorize either Fidelity or PFGI to breach any provision of the Merger Agreement.

         15. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

         (i)      if to PFGI:

                  Provident Financial Group, Inc.
                  One East Fourth St.
                  Cincinnati, Ohio  45202
                  Attention:  Mark E. Magee, Senior Vice President, General
                              Counsel
                  Facsimile: (513) 763-8069

with a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio  45202
                  Attention:  Timothy B. Matthews, Esq.
                  Facsimile:  (513) 579-6457

and

         (b)      if to Fidelity:

                  Fidelity Financial of Ohio, Inc.
                  5535 Glenway Avenue
                  Cincinnati, Ohio 45238
                  Attention:   Robert S. Sudbrook, President and CEO
                  Facsimile: (513) 922-3024
with a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  Suite 2100, Atrium Two
                  221 East Fourth Street
                  Cincinnati, Ohio 45202
                  Attention:  Roger A. Yurchuck, Esq.
                  Facsimile:  513-723-4056

or to such other address as any party may from time to time designate by notice to the others.

         16. GOVERNING LAW. This Stock Option Agreement shall be governed in all respects, including validity, interpretation and effect by and construed in accordance with the laws of the State of Ohio without giving effect to the provisions thereof relating to conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each party hereby irrevocably consents to the jurisdiction of the federal district court for the Southern District of Ohio over any suit, action or other proceeding initiated to enforce or to interpret this Stock Option Agreement. Neither party shall object to the venue of any such suit, action or other proceeding in such court on forum non conveniens or any other ground.

         17. INTERPRETATION.

                  (a) When reference is made in this Stock Option Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit of this Stock Option Agreement, as the case may be, unless otherwise indicated.

                  (b) The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Stock Option Agreement.

                  (c) Whenever the words "include," "includes," or "including" are used in this Stock Option Agreement and are not followed by the words "without limitation," they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Stock Option Agreement shall refer to this Stock Option Agreement as a whole and not to any particular provision of this Stock Option Agreement.

         18. COUNTERPARTS; EFFECT. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other party.

         19. AMENDMENTS; WAIVER. This Stock Option Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived but, in the case of an amendment, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         20. LOSS OR MUTILATION. Upon receipt by Fidelity of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Fidelity will execute and deliver a new Stock Option Agreement of like tenor and date.

     [Remainder of page intentionally left blank. Signature page to follow.]

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                   FIDELITY FINANCIAL OF OHIO, INC.



                                   By:     /s/ Robert R. Sudbrook
                                          --------------------------------------
                                          Robert R. Sudbrook
                                          President and Chief Executive Officer


                                   PROVIDENT FINANCIAL GROUP, INC.



                                   By:     /s/ Robert L. Hoverson
                                          --------------------------------------
                                          Robert L. Hoverson
                                          President and Chief Executive Officer

                                                                         ANNEX D



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SANDLER O'NEILL & PARTNERS, L.P.          Telephone: 212-466-7700
INVESTMENT BANKING GROUP                             800-635-6855
Two World Trade Center, 104th Floor       Facsimile: 212-466-7711
New York, New York 10048


                                                            SANDLER O'NEILL LOGO


November 2, 1999



Board of Directors
Fidelity Financial of Ohio, Inc.
4555 Montgomery Road
Cincinnati, OH 45212


Ladies and Gentlemen:

     Fidelity Financial of Ohio, Inc. ("FFOH") and Provident Financial Group, Inc. ("Provident") and certain of their respective subsidiaries have entered into an Agreement and Plan of Merger, dated as of August 16, 1999 (the "Agreement"), pursuant to which FFOH will be merged with and into Provident (the "Merger"). Upon consummation of the Merger, each share of FFOH common stock, par value $.10 per share, issued and outstanding immediately prior to the Merger (the "FFOH Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive a number of shares of Provident common stock, no par value, determined by dividing $21.00 by the average of the closing sales prices of Provident common stock for the ten trading days ending on the date which the last regulatory approval required to consummate the Merger is obtained (the "Exchange Ratio"); provided however, that the Exchange Ratio shall not be less than 0.4719 nor more than 0.5250, subject to increase under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of FFOH Shares.

     Sandler O'Neil & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated August 16, 1999, by and between FFOH and Provident; (iii) certain publicly available financial statements of FFOH and other historical financial information provided by FFOH that we deemed relevant; (iv) certain publicly available financial statements of Provident and other historical financial information provided by Provident that we deemed relevant; (v)certain internal financial analyses and forecasts of FFOH prepared by and reviewed with management of FFOH and the views of senior management of FFOH, based on certain limited discussions with certain members of senior management, regarding FFOH's past and current business, financial condition, results of operations and future prospects; (vi) certain internal financial analyses and forecasts of Provident prepared by and reviewed with management of Provident and the views of senior management of Provident


SANDLER O'NEILL & PARTNERS L.P., IS A LIMITED PARTNERSHIP, THE SOLE GENERAL PARTNER OF WHICH IS SANDLER O'NEILL & PARTNERS CORP., A NEW YORK CORPORATION.

Board of Directors
Fidelity Financial of Ohio, Inc.
November 2, 1999
Page 2                                                      SANDLER O'NEILL LOGO


based on certain limited discussions with certain members of senior management, regarding Provident's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger;
(viii) the publicly reported historical price and trading activity for FFOH's and Provident's common stock, including a comparison of certain financial and stock market information for FFOH and Provident with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi)such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties other than one third party specifically identified to us by FFOH's Board of Directors.

     In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us , and we do not assume any responsibility or liability for independently verifying the accuracy and completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FFOH or Provident or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FFOH or Provident nor have we reviewed any individual credit files relating to FFOH or Provident and, with your permission, we have assumed that the respective allowances for loan losses for both FFOH and Provident are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of FFOH and Provident and that such performance will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FFOH's or Provident's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FFOH and Provident will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

Board of Directors
Fidelity Financial of Ohio, Inc.
November 2, 1999
Page 3                                                      SANDLER O'NEILL LOGO



     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion as to what the value of Provident common stock will be when issued to FFOH's shareholders pursuant to the Agreement or the prices at which FFOH's or Provident's common stock will trade at any time.

     We have acted as FFOH's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain other investment banking services for FFOH and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FFOH and Provident. We may also actively trade the debt and equity securities of FFOH and Provident for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of FFOH in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of FFOH as to how such a shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement prospectus, proxy statement, or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to FFOH's and Provident's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of FFOH Shares.


                                            Very truly yours,

                                            /s/ Sandler O'Neill & Partners, L.P.